                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-12417

                                  RADIUS INC.

                            ----------------------

        SHARES OF COMMON STOCK HAVING AN AGGREGATE MARKET PRICE OF $600,000

                            ----------------------

             750,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                    800,000 WARRANTS TO PURCHASE COMMON STOCK
                     54,293,591 SHARES OF COMMON STOCK
                            ----------------------

     RADIUS INC., (THE "COMPANY" OR "RADIUS") IS OFFERING A NUMBER OF SHARES OF COMMON STOCK HAVING A FAIR MARKET VALUE OF $600,000 FOR THE PAYMENT OF DIVIDENDS IN SHARES OF COMMON STOCK ON THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK. THESE SHARES OF COMMON STOCK ARE BEING OFFERED IN THE EVENT THAT THE COMPANY ELECTS TO PAY ALL OF ITS DIVIDEND OBLIGATIONS ON THE SERIES A CONVERTIBLE PREFERRED STOCK FOR THE NEXT TWO YEARS IN SHARES OF ITS COMMON STOCK INSTEAD OF CASH. SEE "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK -- SERIES A CONVERTIBLE PREFERRED STOCK" AND "PLAN OF DISTRIBUTION." SUCH SHARES OF COMMON STOCK ARE BEING OFFERED ON A CONTINUOUS BASIS PURSUANT TO RULE 415 ("RULE 415") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") DURING A PERIOD WHICH WILL BE TWO YEARS IN LENGTH. SEE "PLAN OF DISTRIBUTION."

     THE REMAINING 54,293,591 SHARES OF COMMON STOCK, 750,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND 800,000 WARRANTS TO PURCHASE COMMON STOCK (THE "WARRANTS") ARE BEING OFFERED BY THE SELLING SECURITYHOLDERS. OF THE SHARES OF COMMON STOCK BEING OFFERED BY THE SELLING SECURITYHOLDERS, UP TO 6,075,333 SHARES ARE BEING OFFERED UPON CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK, 800,000 SHARES ARE BEING OFFERED UPON EXERCISE OF THE WARRANTS AND 11,046,060 SHARES ARE BEING OFFERED UPON ISSUANCE PURSUANT TO THE TERMS OF CERTAIN RIGHTS ("RIGHTS") PREVIOUSLY ISSUED TO THE COMPANY'S UNSECURED CREDITORS. SUCH SHARES ARE ALSO BEING OFFERED ON A CONTINUOUS BASIS PURSUANT TO RULE 415, DURING A PERIOD WHICH WILL ALSO BE TWO YEARS IN LENGTH. SEE "PRINCIPAL AND SELLING SECURITYHOLDERS" AND "PLAN OF DISTRIBUTION."

     DIVIDENDS ON THE SERIES A CONVERTIBLE PREFERRED STOCK ARE CUMULATIVE FROM THE DATE OF ISSUANCE AT A RATE OF 10% PER ANNUM AND ARE PAYABLE ON A QUARTERLY BASIS AND ARE PAYABLE IN CASH OR IN SHARES OF THE COMPANY'S COMMON STOCK AT THE COMPANY'S DISCRETION. THE SERIES A CONVERTIBLE PREFERRED STOCK WILL BE CONVERTIBLE INTO AN AGGREGATE OF 5,523,030 SHARES OF COMMON STOCK OF THE COMPANY, OR, IN CERTAIN CIRCUMSTANCES, 6,075,333 SHARES OF COMMON STOCK. THE SERIES A CONVERTIBLE PREFERRED STOCK WILL BE REDEEMABLE AT THE OPTION OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AT AN AGGREGATE REDEMPTION PRICE OF $3.0 MILLION PLUS ACCRUED BUT UNPAID DIVIDENDS (THE "LIQUIDATION PRICE") UPON THE OCCURRENCE OF CERTAIN EVENTS. THE SERIES A CONVERTIBLE PREFERRED STOCK WILL BE REDEEMABLE AT THE OPTION OF RADIUS AT A PREMIUM UPON THE OCCURRENCE OF CERTAIN EVENTS. IN ADDITION, THE SERIES A CONVERTIBLE PREFERRED STOCK WILL BE AUTOMATICALLY CONVERTIBLE INTO SHARES OF COMMON STOCK UPON THE OCCURRENCE OF CERTAIN EVENTS. SEE "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK -- SERIES A CONVERTIBLE PREFERRED STOCK."

     EACH WARRANT ENTITLES THE HOLDER TO PURCHASE ONE SHARE OF COMMON STOCK OF THE COMPANY, AT AN EXERCISE PRICE EQUAL TO $1.00, SUBJECT TO ADJUSTMENT IN CERTAIN CIRCUMSTANCES, AT ANY TIME. EACH WARRANT IS EXERCISABLE FOR A PERIOD OF FOUR YEARS. SEE "DESCRIPTION OF CAPITAL STOCK -- WARRANTS."

     NO UNDERWRITING DISCOUNTS OR COMMISSIONS OR EXPENSES ARE PAYABLE OR APPLICABLE IN CONNECTION WITH THE SALE OF SUCH SECURITIES.



     THE COMMON STOCK OF THE COMPANY IS QUOTED ON THE NASDAQ SMALLCAP MARKET (THE "NASDAQ SMALLCAP MARKET") UNDER THE SYMBOL "RDUS." THE SHARES OF COMMON STOCK OFFERED HEREBY BY THE SELLING SECURITYHOLDERS WILL BE SOLD FROM TIME TO TIME AT THEN PREVAILING MARKET PRICES, AT PRICES RELATING TO PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THERE IS CURRENTLY NO PUBLIC MARKET FOR THE SERIES A CONVERTIBLE PREFERRED STOCK OR THE WARRANTS AND THERE CAN BE NO ASSURANCE THAT A PUBLIC MARKET FOR SUCH SECURITIES WILL EVER DEVELOP. THE COMPANY DOES NOT INTEND TO APPLY TO HAVE SUCH SECURITIES LISTED ON ANY NATIONAL SECURITIES EXCHANGE, THE NASDAQ NATIONAL MARKET SYSTEM OR THE NASDAQ
SMALLCAP MARKET.   SEE "RISK FACTORS -- LACK OF PUBLIC MARKET FOR SERIES A
CONVERTIBLE PREFERRED STOCK AND WARRANTS." ON JANUARY 10, 1997, THE CLOSING PRICE OF THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET WAS $0.50.



SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH A PURCHASE OF THE SECURITIES OFFERED HEREBY.
                            ----------------------



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

     THE CALIFORNIA DEPARTMENT OF CORPORATIONS REQUIRES THAT ANY CALIFORNIA RESIDENT WHO PURCHASES THESE SECURITIES MEET CERTAIN MINIMUM FINANCIAL STANDARDS (THE "INVESTOR SUITABILITY REQUIREMENTS"): NAMELY, THE PURCHASER MUST (i) HAVE AN ANNUAL GROSS INCOME OF $65,000 AND A NET WORTH OF $250,000, OR A NET WORTH OF $500,000 (IN EACH CASE EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES), (ii) BE A BANK, SAVINGS AND LOAN ASSOCIATION, TRUST COMPANY, INSURANCE COMPANY, INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUST, OR CORPORATION OR OTHER ENTITY WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES HAS A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO ITS MOST RECENTLY PREPARED FINANCIAL STATEMENTS (WHICH HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14.0 MILLION, AND SUBSIDIARIES OF THE FOREGOING (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING SUCH SECURITIES), OR (iii) BE AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF REGULATION D UNDER THE ACT.



     NO CALIFORNIA RESIDENT WILL BE ALLOWED TO PURCHASE THE SECURITIES OFFERED HEREBY UNLESS IT MEETS THESE INVESTOR SUITABILITY REQUIREMENTS. UPON RECEIPT OF THIS PROSPECTUS AND THE ATTACHED SUPPLEMENT, SUCH PURCHASER MUST REPRESENT THAT IT MEETS THESE SUITABILITY STANDARDS BY SIGNING AND RETURNING A COPY OF THE SUPPLEMENT ACCOMPANYING THIS PROSPECTUS TO THE SELLING SECURITYHOLDER OR, IF APPLICABLE, THE COMPANY.


                            ----------------------



                                                                                                                  PROCEEDS TO
                                                    PRICE TO THE        UNDERWRITING         PROCEEDS TO            SELLING
                                                       PUBLIC             DISCOUNT          COMPANY(1)(2)     SECURITYHOLDERS(2)(3)
                                                    ------------        ------------        -------------     ---------------------
PER SHARE OF COMMON STOCK OFFERED BY
  THE SELLING SECURITYHOLDERS                        SEE TEXT ABOVE         NONE            SEE TEXT ABOVE      SEE TEXT ABOVE
PER SHARE OF COMMON STOCK OFFERED BY THE COMPANY     SEE TEXT ABOVE         NONE            SEE TEXT ABOVE      SEE TEXT ABOVE
PER SHARE OF SERIES A CONVERTIBLE PREFERRED
  STOCK OFFERED BY THE SELLING SECURITYHOLDERS       SEE TEXT ABOVE         NONE            SEE TEXT ABOVE      SEE TEXT ABOVE
PER WARRANT OFFERED BY THE SELLING SECURITYHOLDERS   SEE TEXT ABOVE         NONE            SEE TEXT ABOVE      SEE TEXT ABOVE

TOTAL

--------------

(1) THE COMPANY WILL NOT RECEIVE ANY CASH PROCEEDS FROM THE ISSUANCE OF THE SECURITIES OFFERED BY THE COMPANY HEREBY. RATHER, THE COMMON STOCK OFFERED BY THE COMPANY HEREBY MAY BE ISSUED AS PAYMENT OF CERTAIN DIVIDEND OBLIGATIONS ON THE SERIES A CONVERTIBLE PREFERRED STOCK. SEE "PLAN OF DISTRIBUTION."

(2)   THE COMPANY WILL PAY AGGREGATE EXPENSES OF REGISTRATION ESTIMATED AT
      $250,000.

(3) THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SECURITIES OFFERED HEREBY BY THE SELLING SECURITYHOLDERS.


                    THE DATE OF THIS PROSPECTUS IS JANUARY 16, 1997.

                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq SmallCap Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

--------------------------------------------------------------------------------
                                PROSPECTUS SUMMARY
                                   THE OFFERING

Securities Offered by the Company...................  Shares of Common Stock, having an aggregate market value of $600,000 which may be issued in lieu of the Company's obligation to pay an aggregate of $600,000 in cash dividends payable on the Series A Convertible Preferred
                                                      Stock for the next two years.
Securities Offered by the Selling Securityholders...  54,293,591 shares of Common Stock
                                                      750,000 shares of Series A Convertible Preferred Stock
                                                      800,000 Warrants to purchase Common Stock.
Common Stock outstanding after the Offering.........  73,619,189 shares (1)
Use of Proceeds.....................................  The Company may issue shares of Common Stock with an aggregate market value of $600,000 in lieu of its obligation to pay $600,000 in cash dividends on the Series A Convertible Preferred Stock.  The Company will not receive any of the proceeds from the sale of securities by the Selling
                                                      Securityholders. The Company will bear estimated expenses of registration of approximately $250,000.  See "Plan of Distribution."
Nasdaq SmallCap Market symbol.......................  RDUS



                       SUMMARY FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     YEARS ENDED SEPTEMBER 30 (2),
                                                ----------------------------------------------------------------------------------
                                                    1996             1995            1994(3)            1993(3)            1992(3)
                                                    ----             ----            -------            -------            -------
STATEMENT OF OPERATIONS DATA:
  Net sales..............................           90,290          $ 308,133       $ 324,805           $337,373           $284,598
  Income (loss) from operations..........          (20,456)          (104,182)        (80,830)           (34,583)            20,483
  Net income (loss)......................             (975)          (131,742)        (77,475)           (20,139)            13,032
  Net income (loss) per share............            (0.05)             (8.75)          (5.70)             (1.56)              1.04
  Shares used to compute income
    (loss) per share.....................           21,251             15,049          13,598             12,905             12,485

                                                                                   September 30, 1996 (2)
                                                                               -------------------------------
BALANCE SHEET DATA:
  Working capital (working capital deficiency)...............                               $8,476
  Total assets...............................................                               45,526
  Long-term liabilities......................................                               22,213
  Convertible preferred stock................................                                3,000
  Shareholders' equity.......................................                                3,960



------------


(1) Based on actual shares outstanding as of December 31, 1996 of 54,497,796 shares plus (i) 1,200,000 shares (the "Dividend Shares") issuable by the Company as stock dividends on the Series A Convertible Preferred Stock payable in shares of Common Stock (assuming a price per share of $0.50, the closing price on the Nasdaq SmallCap Market as of January 10, 1997),
     (ii) 6,075,333 shares issuable to the holders of the Series A Convertible Preferred Stock if such stock is converted into Common Stock under certain circumstances, (iii) 800,000 shares issuable upon the exercise of Warrants and (iv) 11,046,060 shares issuable pursuant to Rights, which would be triggered by the conversion of the Series A Convertible Preferred Stock. If the Series A Convertible Preferred Stock is not converted into Common Stock, this sum would be reduced to 56,497,796, which number is based on shares outstanding as of December 31, 1996 plus the Dividend Shares. Excludes 7,890,043 shares reserved for issuance or to be reserved (if IBM Credit Corporation elects to convert its Series A Convertible Preferred Stock into Common Stock) under the Company's stock option and employee stock purchase plans and 173,126 shares issuable upon the exercise of options under the Company's non-employee directors plans. Moreover, other securities or Warrants may be issued and additional stock options may be approved by the Board of Directors or the Company's shareholders. See "Description of Capital Stock --Preferred Stock -- Series A Convertible Preferred Stock" and "-- Warrants" and "Risk Factors -- Shares Eligible for Future Sale."


(2) The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods are reported as ending on a calendar month end.

(3) These periods have been restated to reflect the Merger of Radius and SuperMac Technology, Inc. ("SuperMac") in fiscal 1994 which has been accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

--------------------------------------------------------------------------------

                                    THE COMPANY


     Radius Inc. (the "Company" or "Radius") designs, develops, assembles, markets and supports color publishing and digital video computer products for leading edge computer users in the publishing, video and education markets. The Company's current product line includes: accelerated color graphics products that facilitate the creation and manipulation of graphical images; video systems and software that can acquire and manipulate video and audio information; and high resolution color reference displays that allow users to view text, graphics, images and video.


     The primary target markets for the Company's products are color publishing and multimedia. These markets encompass creative professionals involved in such areas as color prepress, graphic arts, video editing, video and multimedia production and playback, and corporate training.

     To date substantially all of the Company's products have been designed for and sold to users of Macintosh computer products (the "Macintosh") manufactured by Apple Computer, Inc. ("Apple") as Apple products have been the preferred platform in the Company's target markets.



     As shown in the accompanying consolidated financial statements, the Company has incurred substantial operating and net losses, and until recently, had a deficiency in assets and working capital. During fiscal 1996, management implemented a number of actions to address its cash flow and operating issues, including: restructuring its outstanding indebtedness to trade creditors and its secured creditors; refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting a number of businesses and product lines; significantly reducing expenses and headcount; subleasing all or a portion of its current facility lease given its reduced occupancy requirements. See "Risk Factors -- Continuing Operating Losses, Going Concern Considerations."



     Immediately prior to the consummation of the debt for equity exchange described under "Recent Developments--Debt for Equity Exchange," the Company had approximately 18,147,099 shares of Common Stock outstanding. As a result of the consummation of the Plan described below, an additional 36,294,198 shares of Common Stock were issued to creditors of the Company, as well as Warrants to purchase 800,000 shares of Common Stock and 750,000 shares of Series A Convertible Preferred Stock convertible into up to an aggregate of 6,075,333 shares of Common Stock. In the event that the Series A Convertible Preferred Stock is converted into Common Stock, up to an additional 11,046,060 shares of Common Stock will be issued pursuant to the Rights and an additional 1,841,010 shares of Common Stock will be reserved for issuance pursuant to the Company's Stock Option Plans. Upon the effectiveness of the Registration Statement of which this Prospectus forms a part on November 12, 1996, such shares of Common Stock generally became freely tradeable. The Company believes that such issuances and tradability of these shares have had a materially adverse impact on the trading price of the Common Stock. See "Risk Factors--Volatility for Stock Price" and "--Shares Eligible for Future Sale."


     The Company's executive offices are located at 215 Moffett Park Drive, Sunnyvale, CA 94089, and its telephone number is (408) 541-6100.

                                RECENT DEVELOPMENTS

DEBT FOR EQUITY EXCHANGE

     As of June 30, 1996, the Company had total assets of approximately $43.9 million and total current liabilities of approximately $91.4 million. The Company was also delinquent in its accounts payable as payments to certain vendors were not being made in accordance with vendor terms. As of June 30, 1996, the Company had outstanding accounts payable, short-term borrowings and current portions of obligations under capital leases of approximately $62.2 million, of which approximately $38.0 million was outstanding under accounts payable, approximately $22.9 million represented short-term borrowings and approximately $1.3 million represented current portions of obligations under capital leases. Several vendors had initiated legal action to collect allegedly delinquent accounts and at least two vendors had orally threatened the Company with initiation of insolvency or bankruptcy proceedings.

     As a result, the Company established an unofficial unsecured creditors committee (the "Unofficial Creditors Committee") consisting of eight of its larger unsecured creditors (the "Committee Members") in an effort to resolve the delinquent accounts payable, capital deficiency and creditor litigation issues outside of insolvency or bankruptcy proceedings.

The Company sought to resolve these claims outside of bankruptcy or insolvency proceedings in order to avoid the significant costs and uncertainties that would arise in such proceedings, including the likely demoralization of employees, customers and distributors.

     The Company, the Unofficial Creditors Committee and the Company's secured creditor, IBM Credit Corporation ("IBM Credit"), agreed to a plan (the "Plan") pursuant to which creditors received equity in the Company in satisfaction of all or a portion of their claims. Pursuant to the Plan, IBM Credit, the Company's secured creditor, received Series A Convertible Preferred Stock in satisfaction of $3.0 million of the Company's approximately $26.4 million secured indebtedness to IBM Credit and in consideration of restructuring its loan with the Company, including extension by IBM Credit of an additional advance of approximately $470,000 for making Discount Payments (defined below). The Company's unsecured creditors with claims of approximately $47.8 million (including a $1.0 million reserve for unknown or unresolved claims) received either shares of Common Stock or, in the case of certain creditors most of which had claims of less than $50,000 ("Convenience Class Creditors"), a discounted cash payment (approximately $470,000 in the aggregate) in satisfaction of claims of approximately $1.9 million. The Company also issued Warrants to purchase 600,000 shares of Common Stock to IBM Credit and Warrants to purchase 200,000 shares of Common Stock to Mitsubishi Electronics America, Inc. ("Mitsubishi Electronics"). While the issuance of the Series A Convertible Preferred Stock, the Common Stock and the Warrants did not require the approval of the Company's shareholders, an increase in the authorized number of shares of Common Stock, which was necessary to implement this Plan, required shareholder approval, which approval was obtained at a special meeting of shareholders on August 27, 1996.


     Pursuant to the Plan, unsecured creditors received 36,294,198 shares of Common Stock, or 60% of the outstanding Common Stock of the Company after consummation of the Plan (including 791,280 shares issued to the Radius Creditors Trust for the purpose of satisfying a portion of any unknown or unresolved claims). The Company's secured creditor, IBM Credit, received 750,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is convertible into an aggregate of 5,523,030 shares of Common Stock of the Company (or 6,075,333 shares in certain circumstances, see "Description of Capital Stock -- Preferred Stock -- Series A Convertible Preferred Stock"). The unsecured creditors also received Rights ("Rights") to receive an aggregate of 11,046,060 additional shares of the Company's Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock so that the number of shares of Common Stock received by such unsecured creditors continues to represent 60% of the Company's outstanding Common Stock. In addition, the Company has amended its 1995 Stock Option Plan to reserve for issuance thereunder and under its other existing Stock Option and Stock Purchase Plans, approximately 10% of the outstanding shares of the Company's Common Stock. Upon conversion of the Series A Convertible Preferred Stock, the Company intends to either adopt a new stock option plan or further amend its 1995 Stock Option Plan to reserve for issuance thereunder (together with the Company's other Stock Option and Stock Purchase Plans) approximately 10% of the outstanding shares of the Company's Common Stock. Therefore, shareholders holding shares of Common Stock immediately prior to the closing under the Plan ("Existing Shareholders") represent approximately 30% of outstanding shares of Common Stock immediately after the Plan was consummated. Because the Series A Convertible Preferred Stock will vote on an as-converted basis, Existing Shareholders represent approximately 28% of the voting power of the Company, assuming all options are exercised. If and when the Series A Convertible Preferred Stock is converted into Common Stock, Existing Shareholders will then represent 23% of the outstanding shares of Common Stock assuming no other issuances of the Company's securities and exercise of all options available for issuance.


     Unsecured creditors accepting equity in satisfaction of their claims generally had claims in excess of $50,000 ("Major Creditors") and represented accounts payable or other claims in the aggregate of approximately $45.9 million (including a $1.0 million reserve for unknown or unresolved claims) of which approximately $29.3 million represented claims of the Committee Members. The Committee Members included SCI Technology, Inc., Mitsubishi Electronics, Hamilton Hallmark/Avnet Co., Manufacturers Services Limited, Avex Electronics, Inc., TechData Corporation, Quantum and Mitsubishi International Corporation, which were generally the Company's largest unsecured creditors, with claims of approximately $12.3 million, $5.1 million, $4.0 million, $2.2 million, $2.1 million, $1.6 million, $1.6 million and $380,000, respectively.


     The remaining unpaid indebtedness of approximately $1.9 million owed to its Convenience Class Creditors was repaid at an average discount of approximately 75% of the amount of the applicable claim (the amounts paid to the Convenience Class Creditors are referred to as the "Discount Payment"). The Company repaid these creditors from the proceeds of an additional advance of approximately $470,000 from IBM Credit which was made for the purpose of making Discount Payments. The Company was unable to conclude settlements with 10 unsecured creditors with aggregate claims of approximately $200,000. The Company has issued 791,280 shares of Common Stock and an additional 240,824 Rights to the Radius Creditors Trust, for the purposes of satisfying any unknown claims or claims not settled. Since September 13, 1996, the Radius Creditors Trust has transferred 347,027 shares of Common Stock and 105,617 Rights to four additional creditors, leaving a balance of 444,253 shares of Common Stock and 135,207 Rights in the Trust. The Company intends to repay any additional remaining unsatisfied or unknown claims in excess of the Trust reserve out of cash generated from operations, however, there can be no assurance that these creditors will not seek to enforce their claims or that the Company will have sufficient available funds to repay such creditors on a timely basis. Approximately 50 persons whom the Company believed to be creditors claimed that no balance was owed to such creditors. There can be no assurance that such persons will not, in the future, assert claims against the Company.



   The Company has no other plans to meet its future working capital needs other than through cash generated from operations. For fiscal 1996, the Company had an operating loss of approximately $20.5 million. If the Company is unable to increase net sales and/or reduce operating expenses, it may need to divest assets or businesses or seek additional financing to meet its working capital needs. There can be no assurance that the Company will be able to divest its assets, on favorable terms, if at all or that such financing will be available to the Company. Furthermore, substantially all of the Company's assets are subject to a security interest in favor of IBM Credit and any proceeds would first have to be applied towards the repayment of amounts owed to IBM Credit and towards redemption of the Series A Convertible Preferred Stock prior to being available for the Company's working capital needs. See "Risk Factors -- Need for Additional Financing -- Loan Restrictions."



     There can also be no assurance that the Company will achieve profitability.


NASDAQ NATIONAL MARKET DELISTING


     Until late June 1996, the Company's Common Stock was listed on the Nasdaq National Market System (the "Nasdaq National Market"). As a requirement to the continued listing of the Company's Common Stock on the Nasdaq National Market, the National Association of Securities Dealers, Inc. (the "NASD") required the Company to obtain the approval of the Plan by a majority of the total votes cast at a shareholders' meeting. The NASD had required that the Company file preliminary proxy materials with the Commission with respect to the foregoing by April 10, 1996 and that the Plan be approved by the Company's shareholders by June 30, 1996 as a condition to the Company's continued listing on the Nasdaq National Market. Inasmuch as the Company failed to reach an agreement in principle with IBM Credit and the Unofficial Creditors Committee until late June 1996, the Company was not able to meet these conditions. Accordingly, the NASD has delisted the Company's Common Stock from the Nasdaq National Market for failure to satisfy the minimum net worth requirement. The Company's Common Stock is now listed on the Nasdaq SmallCap Market (the "Nasdaq SmallCap Market") and the Company will be required to meet the continued listing requirements of the Nasdaq SmallCap Market. The Company will be required to maintain capital and surplus of $1.0 million. As a result of the Company's substantial losses incurred for the 1996 fiscal year, if the Company experiences a significant loss in a subsequent quarterly or annual period, the Company would have insufficient capital and surplus to satisfy the continued listing requirements of the Nasdaq SmallCap Market. In addition, the closing price of the Common Stock has been below $1.00 per share for the entire month of December. The Nasdaq SmallCap rules require a capital and surplus of $2.0 million, instead of $1.0 million if a security fails to maintain a minimum bid price of $1.00 per share If the Company fails to maintain this minimum bid price requirement, it will have 90 days to comply with such minimum bid requirement and maintain $1.0 million in capital or surplus or, in the event it cannot maintain the minimum bid requirement, it will have to maintain $2.0 million capital and surplus. The failure to maintain the minimum bid requirement and/or $1.0 million or $2.0 million capital and surplus would subject the Common Stock to delisting. As described under "Risk Factors -- Volatility of Stock Price," the substantial increase in tradable shares of Common Stock could materially and adversely affect the market price of the Common Stock and if the Company has insufficient capital and surplus, the Common Stock would be subject to delisting. Furthermore, the NASD has recently proposed to institute more stringent initial and continued listing requirements, which, among other things, would subject any security to delisting if it did not maintain a minimum bid price of $1.00 per share, regardless of the financial condition of the issuer. In the event these proposed requirements are adopted, the Company's Common Stock would not, absent a significant increase in its trading price, satisfy these proposed new continued listing requirements. See "Risk Factors -- Possible Delisting of Common Stock from the Nasdaq SmallCap Market."






NONCOMPLIANCE WITH FINANCIAL COVENANTS OF IBM CREDIT LOAN AGREEMENT



     As of September 30, 1996, the Company was not in compliance with all of the financial covenants under the restructured loan agreement (specifically, revenues to working capital ratio, net profits to revenues ratio and working capital) however, IBM Credit has waived such defaults. See Note 2 to Consolidated Financial Statements. Based on preliminary results for the three months ended December 31, 1996, the Company believes that it will be in breach of these covenants as of such date. Based on the value of certain assets which secure the restructured loan, among other considerations, IBM Credit will grant a waiver of these defaults, although there can be no assurance that IBM Credit will continue to do so in the future. See "Risk Factors -- Need For Additional Financing; Loan."

                                   RISK FACTORS


     INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.



CONTINUING OPERATING LOSSES



     The Company experienced operating losses in each of the fiscal years ended September 30, 1993, 1994, 1995 and 1996. In the future, the Company's ability to sustain profitable operations will depend upon a number of factors, including the Company's ability to control costs; the Company's ability to service its outstanding indebtedness to IBM Credit; the Company's ability to realize appreciation in minority interests in Splash Technology Holdings, Inc. and other investments; the Company's ability to generate sufficient cash from operations or obtain additional funds to fund its operating expenses; the Company's ability to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the continued commercial acceptance of Apple computers and the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company has faced and expects to continue to face increased competition in graphic cards as a result of Apple's transition of its product line to the PCI Bus. For these and other reasons, there can be no assurance that the Company will be able to achieve or maintain profitability in the near term, if at all.


FLUCTUATIONS IN OPERATING RESULTS


     The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Since the end of the Company's 1995 fiscal year, shortages of available cash have restricted the Company's ability to purchase inventory and have delayed the Company's receipt of products from suppliers and increased shipping and other costs. Furthermore, because of its financial condition, the Company believes that many suppliers are hesitant to continue their relationship with or extend credit terms to the Company and potential new suppliers are reluctant to provide goods to the Company. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated uncollectable amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results. As a strategic response to a changing competitive environment, the Company has elected, and, in the future, may elect from time to time, to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the Company completed a variety of business divestitutes during fiscal 1996, restructured the terms of its indebtedness to IBM Credit and issued a substantial amount of equity in the Company to its creditors in satisfaction of approximately $45.9 million in claims and indebtedness during the fourth quarter of fiscal 1996. As a result, the Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be likely to be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


NEED FOR ADDITIONAL FINANCING; LOAN RESTRICTIONS


     The Company intends to finance its working capital needs through cash generated by operations, sales of liquid assets and borrowings under a restructured working line of credit with IBM Credit. Because the Company has experienced operating losses in each of its prior four fiscal years, the Company must significantly reduce operating expenses and/or significantly increase net sales in order to finance its working capital needs with cash generated by operations. Furthermore, pursuant to the restructured loan with IBM Credit, the Company is required to deposit its revenues in accounts subject to control by IBM Credit. At any time, regardless of whether the Company is in default of its obligations to IBM Credit, IBM Credit is permitted to apply these amounts towards the repayment of any of the Company's obligations to IBM Credit. This loan is also subject to mandatory prepayment as follows: (i) upon the disposition of any assets of the Company outside of the ordinary course of business, all net proceeds to the Company must be applied towards the Company's obligations under the loan; (ii) upon the closing of any financing, 10% of the proceeds must be applied towards the Company's obligations under the loan; (iii) upon the thirtieth day following the end of each fiscal quarter, an amount of no less than 50% of operating cash flow for such prior fiscal quarter must be applied towards the Company's obligations under the loan; and (iv) upon the receipt of any other amounts other than sales of inventory or used or obsolete equipment in the ordinary course of business, and not otherwise described in the preceding clause (i) -
(iii), all of such amounts must be applied towards the Company's obligations under the loan. If the Company's obligations under the term loan, as well as finance charges and amounts outstanding in excess of the "borrowing base" (described below) under the working line of credit described below, are repaid, IBM Credit can require such proceeds to be applied towards a redemption of the Series A Convertible Preferred Stock. IBM Credit's control over the Company's financial resources as well as these prepayment provisions will place a further strain on the ability of the Company to fund its working capital needs internally. Accordingly, there can be no assurance that the Company will be able to successfully fund its working capital needs internally.


     The restructured loan also provides for a working line of credit of up to $5.0 million. However, the Company will only be able to borrow amounts up to the "borrowing base" which is defined as the sum of (i) the lesser of 10% of the gross value of eligible inventory or $500,000; plus (ii) 80% of the value of eligible domestic accounts receivable; plus (iii) the lesser of 50% of the gross value of certain Japanese and European accounts receivable or $500,000. Upon the closing of the restructured loan, approximately $1.5 million, or an amount equal to the current borrowing base was deemed to be outstanding under this line of credit. Therefore, in order to draw on this working line of credit, the Company will need to increase the amount of the borrowing base by increasing the amount of certain of its accounts receivable or repay amounts outstanding under this line of credit. Because most of the Company's cash flow must be applied towards prepayment of the term loan and, towards the redemption of the Series A Convertible Preferred Stock, prior to reducing any amounts outstanding under the working line of credit, there can be no assurance that the Company will be able to significantly reduce this working line of credit. Accordingly, there can be no assurance that this working line of credit will provide a significant source of working capital.

     The Company's ability to sell assets in order to satisfy its working capital needs will also be restricted by the terms of the Series A Convertible Preferred Stock and the terms of the restructured loan. The Series A Convertible Preferred Stock will be redeemable at the option of IBM Credit upon certain dispositions and, as described above, the Company is required to apply the proceeds of any disposition towards repayment of the term loan component of the restructured loan.


     The restructured loan also imposes certain operating and financial restrictions on the Company and requires the Company to maintain certain financial covenants such as minimum cash flow levels, restricts the ability of the Company to incur additional indebtedness, pay dividends, create liens, sell assets or engage in mergers or acquisitions, or make certain capital expenditures. The failure to comply with these covenants would constitute a default under the loan, which is secured by substantially all of the Company's assets. In the event of such a default, IBM Credit could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest proceeding and to apply all amounts on deposit in the Company's bank accounts, which could result in the Company becoming a debtor in a bankruptcy. The loan restrictions could limit the ability of the Company to effect future financings or otherwise restrict corporate activities. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company.



     As of September 30, 1996, the Company was not in compliance with all of the financial covenants under the restructured loan agreement (specifically, revenues to working capital ratio, net profits to revenues ratio, and working capital), however IBM Credit has waived such defaults. See Note 2 to Consolidated Financial Statements. Based on preliminary results for the three months ended December 31, 1996, the Company believes that it will be in breach of these covenants as of such date. Based on the value of certain assets which secure the restructured loan, among other considerations, IBM Credit will grant a waiver of these defaults, although there can be no assurance that IBM Credit will continue to do so.


     The restructured loan may also limit the Company's ability to respond to changing business and economic conditions, insofar as such conditions may affect the financial condition and financing requirements of the Company. If the Company is unable to generate sufficient cash flows from operations in the future, it may be required to refinance all or a portion of its existing indebtedness to IBM Credit (which indebtedness can be repaid without prepayment penalties) or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

VOLATILITY OF STOCK PRICE


     Immediately prior to the consummation of the Plan, the Company had outstanding approximately 18,147,099 shares of Common Stock, most of which were freely tradeable. Upon the effectiveness of the Registration Statement of which this Prospectus is a part on November 12, 1996, the number of freely tradeable shares increased by almost 200% and, upon the conversion of the Series A Convertible Preferred Stock, up to an additional 17,921,393 shares may be eligible for public resale, an increase of almost 300% from the number of outstanding shares of Common Stock prior to the consummation of the Plan. Furthermore, none of the creditors who received shares of Common Stock pursuant to the Plan have entered into any agreements restricting their ability to resell the shares of Common Stock which they received. As a result of this substantially larger public float, it is likely that a substantial number of creditors may seek to resell their shares at times when there is an insufficient demand for shares of Common Stock. In such an event, the trading price of the Common Stock will be materially and adversely affected. The Company believes that sales by former creditors have played a significant role in the decline of the trading price of the Common Stock since November 1996.



     The price of the Company's Common Stock has fluctuated widely in the past. Management believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general and of Apple Computer in particular, and changes in the Company's results of operations and financial condition. Stock markets, and stocks of technology companies in particular, have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Due to the factors referred to herein, the dynamic nature of the Company's industry, general economic conditions, the substantially larger number of freely tradeable shares of Common Stock held by former creditors and other factors, the Company's future operating results and stock prices may be subject to significant volatility in the future.


     Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Litigation Settlement."

DEPENDENCE ON AND COMPETITION WITH APPLE

     Historically, substantially all of the Company's products have been designed for and sold to users of Apple personal computers, and it is expected that sales of products for such computers will continue to represent substantially all of the sales of the Company for the foreseeable future.
The Company's operating results would be adversely affected if Apple should lose market share, if Macintosh sales were to decline or if other developments were to adversely affect Apple's business. Furthermore, any difficulty that may be experienced by Apple in the development, manufacturing, marketing or sale of its computers, or other disruptions to, or uncertainty in the market regarding, Apple's business, resulting from these or other factors could result in reduced demand for Apple computers, which in turn could materially and adversely affect sales of the Company's products. Recently, Apple has announced large losses, management changes, headcount reductions, and other significant events which have led or could lead to uncertainty in the market regarding Apple's business and products.
In addition, news reports indicating that Apple may be or may have been the target of merger, acquisition, or takeover negotiations, have led or could lead to uncertainty in the market regarding Apple's business and products.

     As software applications for the color publishing and multimedia markets become more available on platforms other than Macintosh, it is likely that these other platforms will continue to gain acceptance in these markets. For example, recently introduced versions of the Windows operating environment support high performance graphics and video applications similar to those offered on the Macintosh. There is a risk that this trend will reduce the support given to Macintosh products by third party developers and could substantially reduce demand for Macintosh products and peripherals over the long term.

     A number of the Company's products compete with products marketed by Apple. As a competitor of the Company, Apple could in the future take steps to hinder the Company's development of compatible products and slow sales of the Company's products. The Company's business is based in part on supplying products that meet the needs of high-end customers that are not fully met by Apple's products. As Apple improves its products or bundles additional hardware or software into its computers, it reduces the market for Radius products that provide those capabilities. For example, the Company believes that the on-board performance capabilities included in Macintosh Power PC products have reduced and continue to reduce overall sales for the Company's graphics cards. In the past, the Company has developed new products as Apple's progress has rendered existing Company products obsolete. However, in light of the Company's current financial condition there can be no assurance that the Company will continue to develop new products on a timely basis or that any such products will be successful. In order to develop products for the Macintosh on a timely basis, the Company depends upon access to advance information concerning new Macintosh products. A decision by Apple to cease sharing advance product information with the Company would adversely affect the Company's business.

     New products anticipated from and introduced by Apple could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as presenting additional direct competition for the Company. For example, the Company believes that Apple's transition during 1994 to Power PC products caused delays and uncertainties in the marketplace and had the effect of reducing demand for the Company's products. In addition, sales of the Company's products have been adversely affected by Apple's revamping of its entire product line from Nubus-based to PCI Bus-based computers. In the past, transitions in Apple's products have been accompanied by shortages in those products and in key components for them, leading to a slowdown in sales of those products and in the development and sale by the Company of compatible products. In addition, it is possible that the introduction of new Apple products with improved performance capabilities may create uncertainties in the market concerning the need for the performance enhancements provided by the Company's products and could reduce demand for such products.

COMPETITION

     The markets for the Company's products are highly competitive, and the Company expects competition to intensify. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company believes that its ability to compete will depend on a number of factors, including the amount of financial resources available to the Company, whether the Company can reach an accommodation with its creditors, success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, the introduction of lower priced competitive products could result in price reductions that would adversely
affect the Company's results of operations.   See "Business -- Competition."

DEPENDENCE ON LIMITED NUMBER OF MANUFACTURERS AND SUPPLIERS

     The Company outsources the manufacturing and assembly of its products to third party manufacturers. Although the Company uses a number of manufacturer/assemblers, each of its products is manufactured and assembled by a single manufacturer. The failure of a manufacturer to ship the quantities of a product ordered by the Company could cause a material disruption in the Company's sales of that product. In the past, the Company has at times experienced substantial delays in its ability to fill customer orders for displays and other products, due to the inability of certain manufacturers to meet their volume and schedule requirements and, more recently, due to the Company's shortages in available cash. Such shortages have caused some manufacturers to put the Company on a cash or prepay basis and/or to require the Company to provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that manufacturers will discontinue their relationship with the Company. In the past, the Company has been vulnerable to delays in shipments from manufacturers because the Company has sought to manage its use of working capital by, among other things, limiting the backlog of inventory it purchases. More recently, this vulnerability has been exacerbated by the Company's shortages in cash reserves. Delays in shipments from manufacturers can cause fluctuations in the Company's short term results and contribute to order cancellations. The Company currently has arranged payment terms for certain of its major manufacturers such that certain of the Company's major customers pay these manufacturers directly for products ordered and shipped. In the event these customers do not pay these manufacturers, there can be no assurance that such manufacturers will not cease supplying the Company. In addition, as a condition to continuing its manufacturing arrangement with the Company, the Company granted Mitsubishi Electronics, the manufacturer of the Company's PressView products, a security interest in all of the Company's technology and intellectual property rights related to and incorporated into the Company's PressView products. There can be no assurance that other manufacturers will not require special terms in order to continue their relationship with the Company.

     The Company is also dependent on sole or limited source suppliers for certain key components used in its products, including certain digital to analog converters, digital video chips, color-calibrated monitors and other products. Certain other semiconductor components and molded plastic parts are also purchased from sole or limited source suppliers. The Company purchases these sole or limited source components primarily pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with sole or limited source suppliers. Therefore, these suppliers are not obligated to supply products to the Company for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. Although the Company expects that these suppliers will continue to meet its requirements for the components, there can be no assurance that they will do so. The Company's reliance on a limited number of suppliers involves a number of risks, including the absence of adequate capacity, the unavailability or interruption in the supply of key components and reduced control over delivery schedules and costs. The Company expects to continue to rely on a limited number of suppliers for the foreseeable future. If these suppliers became unwilling or unable to continue to provide these components the Company would have to develop alternative sources for these components which could result in delays or reductions in product shipments which could have a material adverse effect on the Company's business, operating results and
financial condition.   Certain suppliers, due to the Company's shortages in
available cash, have put the Company on a cash or prepay basis and/or required the Company to provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with the Company.

     The introduction of new products presents additional difficulties in obtaining timely shipments from suppliers. Additional time may be needed to identify and qualify suppliers of the new products. Also, the Company has experienced delays in achieving volume production of new products due to the time required for suppliers to build their manufacturing capacity. An extended interruption in the supply of any of the components for the Company's products, regardless of the cause, could have an adverse impact on the Company's results of operations. The Company's products also incorporate components, such as VRAMs, DRAMs and ASICs that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Since a substantial portion of the total material cost of the Company's products is represented by these components, significant fluctuations in their price and availability could affect its results of operations.


     As a result of the consummation of the Plan, certain suppliers and manufacturers agreed to settle amounts owed by the Company for an amount substantially less than the amount of the balance owed. Accordingly, certain suppliers and manufacturers may be reluctant to continue to do business with the Company in the future.


TECHNOLOGICAL CHANGE; CONTINUING NEED TO DEVELOP NEW PRODUCTS


     The personal computer industry in general, and color publishing and video applications within the industry, are characterized by rapidly changing technology, often resulting in short product life cycles and rapid price declines. The Company believes that its success will be highly dependent on its ability to develop innovative and cost-competitive new products and to bring them to the marketplace in a timely manner. Should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. Technological innovation is particularly important for the Company, since its business is based on its ability to provide functionality and features not included in Apple's products. As Apple (or Mac clone manufacturers) introduce new products with increased functionality and features, the Company's business will be adversely affected unless it develops new products that provide advantages over Apple's (or Mac clone manufacturers') latest offerings. As a result of the Company's financial condition, it has had to significantly reduce its research and development expenditures. For the 1996 fiscal year, the Company spent approximately $7.5 million on research and development as compared with approximately $19.3 million for the prior fiscal year. Furthermore, as described in "-- Need for Additional Financing; Loan Restrictions," the terms of the restructured loan with IBM Credit will restrict the Company's ability to fund its working capital needs and, as a result, the ability of the Company to increase research and development expenditures. Continued reduction in the available cash resources of the Company could result in the interruption or cancellation of research and product development efforts which would have a material adverse effect on the business, operating results and financial condition of the Company.


     The Company anticipates that the video editing industry will follow the pattern of the professional publishing industry in which desktop publishing products, including those produced by Radius, replaced more expensive, proprietary products, and the Company also anticipates that this evolution will lead to an increase in the purchase and use of video editing products. As a result, the Company has devoted significant resources to this product line. There can be no assurance that this evolution will occur in the video editing industry as expected by the Company, or that even if it does occur that it will not occur at a slower pace than anticipated. There can also be no assurance that any video editing products developed by the Company will achieve consumer acceptance or broad commercial success.
For example, the Company initially began its MacOS compatible systems business in the third quarter of fiscal 1995 and devoted substantial financial resources, including raising approximately $21.4 million in a private placement of its Common Stock and borrowing an additional $20.0 million from IBM Credit, and incurring significant research and development and sales and marketing expenses. This business was never profitable and the Company sold this line of business in February 1996. In the event that the increased use of such video editing products does not occur or in the event that the Company is unable to successfully develop and market such products, the Company's business, operating results and financial condition would be materially adversely affected.


     The introduction of new products is inherently subject to risks of delay. Should the Company fail to introduce new products on a timely basis, the operating results of the Company could be adversely affected. The introduction of new products and the phasing out of older products will require the Company to carefully manage its inventory to avoid inventory obsolescence and may require increases in inventory write-down reserves. The long lead times -- as much as three to five months -- associated with the procurement of certain components (principally displays and ASICs) exposes the Company to greater risk in forecasting the demand for new products.
There can be no assurance that the Company's forecasts regarding new product demand and its estimates of appropriate inventory levels will be accurate. Moreover, no assurance can be given that the Company will be able to cause all of its new products to be manufactured at acceptable manufacturing yields, that the Company will obtain market acceptance for these products or that potential manufacturers will not be hesitant to manufacture such new products as a result of the Company's financial condition.


DEPENDENCE ON INDIRECT DISTRIBUTION CHANNELS

     The Company's primary means of distribution is through a limited number of third-party distributors and master resellers that are not under the direct control of the Company. Furthermore, the Company relies on one exclusive distributor for its sales in each of Japan and Europe. The Company does not maintain a direct sales force. As a result, the Company's business and financial results are highly dependent on the amount of the Company's products that is ordered by these distributors and resellers. Such orders are in turn dependent upon the continued viability and financial condition of these distributors and resellers as well as on their ability to resell such products and maintain appropriate inventory levels. Furthermore, many of these distributors and resellers generally carry the product lines of a number of companies, are not subject to minimum order requirements and can
discontinue marketing the Company's products at any time.   Accordingly, the
Company must compete for the focus and sales efforts of these third parties. Because certain of the Company's major suppliers have arrangements with the Company pursuant to which certain of the Company's major customers are responsible for payment of goods sent to the Company, the Company is dependent on certain resellers to make payments to its suppliers. In addition, due in part to the historical volatility of the personal computer industry, certain of the Company's resellers have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its indirect distribution channels, including its reseller channels. If its resellers or other distributors were to experience financial difficulties, the Company's results of operations could be adversely affected.

INTERNATIONAL SALES


     Prior to the second fiscal quarter of 1996, the Company's international sales were primarily made through distributors and the Company's subsidiary in Japan. Effective April 1, and July 1, 1996 the Company appointed an exclusive distributor for Japan and Europe, respectively. The Company expects that international sales, particularly sales to Japan, will represent a significant portion of its business activity and that it will be subject to the normal risks of international sales such as currency fluctuations, longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. In addition, demand for the Company's products in Japan could be affected by the transition of its Japanese sales and marketing efforts from Radius' subsidiary to a distributor. Furthermore, a reduction in sales efforts or financial viability of this distributor could adversely affect the Company's net sales and its ability to provide service and support to Japanese customers. Additionally, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business, operating results and financial condition could be materially adversely affected. Net sales could also be adversely affected in the future as a result of the exclusive distributor relationships for Japan and Europe because the Company will only recognize as net sales a portion of the sales price of any product sold through such distributor arrangements.
Accordingly, even if sales of units for such regions increase or remain similar to historic levels, the Company would recognize a lesser amount of net sales for such regions as compared to historic levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON KEY PERSONNEL


     The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the Company's ability to retain and continue to attract highly skilled personnel. The Company does not carry any key person life insurance with respect to any of its personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees.
Many members of the Company's management have departed within the past year, including its former Chief Financial Officer and three other Vice Presidents, and the Company has also had substantial layoffs and other employee departures. In addition, the Company's current Chief Financial Officer has announced her intention to resign in the near future. Because of the Company's financial difficulties, it has become increasingly difficult for it to hire new employees and retain key management and current employees. Moreover, because voting control of the Company rests in the hands of the Company's creditors as a group, such creditors could, if acting together, effectuate changes in Board composition or management.


DEPENDENCE ON PROPRIETARY RIGHTS

     The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.

     The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms. See "Business -- Patents and Licenses."

CONTROL BY CREDITORS


     Upon consummation of the Plan, the Company's unsecured creditors and IBM Credit owned in the aggregate approximately 69.7% of the voting power of the Company (assuming exercise of all available options, such creditors would own approximately 67% of the voting power of the Company), with IBM Credit owning approximately 9.2% of the Company's voting power and the Committee Members owning approximately 38.6% of the voting power of the Company. As of September 13, 1996, the date the Plan was consummated, the Company's four largest unsecured creditors, SCI Technology, Inc., Mitsubishi Electronics America Corp., Hamilton Hallmark/Avnet Co. and Manufacturers Services Limited, Inc. owned approximately 16.2%, 6.7%, 5.3% and 2.9%, respectively, of the voting power of the Company. All of the Company's creditors acting together would have voting control of the management and direction of the Company and could also impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. The Committee Members have acted cooperatively with respect to the negotiation of the Plan, and the Company expects such creditors to continue to act cooperatively with respect to their ownership of the Company's securities.



     One Committee Member, Carl Carlson of Mitsubishi Electronics America, Inc. joined the Board of Directors in September 1996.

     The Company also intends to continue to do business with many of its unsecured creditors, including Mitsubishi Electronics America Corp. and SCI Technology, Inc., each of whom beneficially own more than 5% of the Company's Common Stock. As a result, such creditors may be able to influence the terms of any business relationship between the Company and such creditor. See "Certain Transactions."

LACK OF PUBLIC MARKET FOR SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANTS

     There has been no public market for the Series A Convertible Preferred Stock or the Warrants and the Company does not intend to list such securities on any national securities exchange, the Nasdaq National Market System or the Nasdaq SmallCap Market. Accordingly, it is unlikely that an active public market for such securities will ever develop. Trading, if any, of such securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, purchasers may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, these securities. Consequently, this lack of a public market may affect the ability of purchasers in this offering to sell such securities in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Company's Common Stock. As of December 31, 1996, there were approximately 54,497,796 shares of Common Stock outstanding, substantially all of which were available for sale without restriction under the Securities Act of 1933, as amended (the "Act") (as compared with approximately 18,147,099 shares of Common Stock outstanding as of August 31, 1996) except for those shares which are held by affiliates of the Company. If the Series A Convertible Preferred Stock is converted and if the Warrants are exercised, up to an additional 17,921,393 shares (including 11,046,060 shares issuable pursuant to the Rights) will be available for sale in the public market. The tradability of such shares of Common Stock could materially and adversely affect the market price of the Common Stock. See "-- Volatility of Stock Price."



     In addition, the Company is required to pay (on a quarterly basis) an annual dividend of $300,000 (or $0.40 per share) on the Series A Convertible Preferred Stock. This dividend may be paid in cash or Common Stock of the Company. Depending upon its financial position on any dividend payment date, such dividends may be paid in the form of shares of Common Stock instead of cash. In the event such dividend is fully paid in shares of Common Stock, a number of shares having a market value of up to $75,000, the amount of such quarterly dividend, will be issued each quarter. Based on the closing price of $0.50 per share on January 10, 1997, each quarter, an additional 150,000 shares of Common Stock could be issuable as a dividend on the Series A Convertible Preferred Stock. The Company is offering Common Stock having a market value of $600,000 (representing the first eight quarterly dividend payments) in the event that such dividend is paid in Common Stock and are included in the Registration Statement of which this Prospectus is a part and will be freely tradable. Subsequent dividends in the form of shares of Common Stock will be subject to the provisions of Rule 144, including the holding period requirements.



     As of September 30, 1996, there were 1,135,351 shares of Common Stock reserved for issuance upon exercise outstanding options by employees and consultants. As of such date there were an additional 1,692,782 shares of Common Stock available for issuance under options to be granted to employees and consultants and 146,824 shares reserved for issuances for purchases under the Company's Employee Stock Purchase Plan. Additionally, 173,126 shares of Common Stock were reserved for issuance under the Company's stock option plans for non-employee directors, 32,182 of which were subject to outstanding options. The Company has amended its 1995 Stock Option Plan (the "1995 Plan") to increase the number of shares available for issuance thereunder by 2,716,620 shares, subject to shareholder approval at its Annual Meeting of Shareholders in February 1997. In accordance with the terms of the debt-to-equity exchange consummated in September 1996, the 1995 Plan will be further amended or a new plan adopted in the event that the Series A Convertible Preferred Stock is converted into Common Stock so that an aggregate of 7,890,043 shares of Common Stock are covered by the 1995 Plan as amended and/or any other similar Company plans. The Company may also seek to obtain Board and/or shareholder approval for grants of options in excess of the amounts described above. All of the shares of Common Stock to be issued upon exercise of options granted or to be granted or upon stock purchases will be available for sale in the public market, subject to the Rule 144 volume limitations applicable to affiliates. Such availability will further increase the number of freely tradeable shares of Common Stock outstanding which could exert downward pressure on the trading price of the Common Stock.

     In the event that the Series A Convertible Preferred Stock is not converted or the Warrants are not exercised during the term of this offering, the holders of such securities have demand registration rights with respect to the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock or upon exercise of the Warrants which were not converted or exercised during such period. IBM Credit also has demand registration rights with respect to any shares of Common Stock which are paid in lieu of cash dividends on the Series A Convertible Preferred Stock after such two-year period. These demand registration rights will permit such holders to cause the Company, on up to two occasions, to register such unsold shares of underlying Common Stock commencing two years after the effectiveness of the Registration Statement of which this Prospectus forms a part. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company. These registration rights will expire once all the securities covered thereby may be sold pursuant to Rule 144 in a three month period without registration. Such expiration date will be no earlier than September 1998. See "Description of Capital Stock -- Registration Rights."

POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SMALLCAP MARKET


     The Company's Common Stock is listed on the Nasdaq SmallCap Market pursuant to an agreement with the NASD which requires that the Company comply with the continued listing requirements for the Nasdaq SmallCap Market. Failure to meet the continued listing requirements in the future would subject the Common Stock to delisting. As described under "Recent Developments -- Nasdaq National Market Delisting," the Common Stock could be delisted from the Nasdaq SmallCap Market if the Company fails to maintain capital and surplus of $1.0 million or, if the trading price of the Common Stock remains below $1.00 per share, the Company will be required to maintain capital and surplus of $2.0 million. Because of the substantial losses experienced by the Company for the 1996 fiscal year, any significant loss experienced in a subsequent quarter could cause the Company to have insufficient capital and surplus for continued listing on the Nasdaq SmallCap Market. Because of the substantial increase in the number of tradable shares of Common Stock, there could be continued downward pressure on the trading price of the Common Stock (which has traded over $1.00 per share for the entire month of December), which makes it less likely that the Company will meet the minimum bid price requirement for the Nasdaq SmallCap Market and, as a result, the Company would need to maintain capital and surplus of $2.0 million. Furthermore, under the proposed new continued listing requirements of the Nasdaq National Market and the Nasdaq SmallCap Market, any securities with a trading price of less than $1.00 per share would become subject to delisting, regardless of capital and surplus. If the Company's Common Stock is delisted, there can be no assurance that the Company will meet the requirements for initial inclusion in the future, particularly the $3.00 minimum per share bid requirement. Trading, if any, in the listed securities after delisting would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, investors may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities. See "--Volatility of Stock Price" and "Recent Developments -- Nasdaq National Market Delisting."


                               USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the shares of Common Stock offered by it hereby. The Company may issue such shares of Common Stock in lieu of its obligation to pay cash dividends of $600,000 for the next two years on the Series A Convertible Preferred Stock.

     The Company will not receive any proceeds from the sale of securities by the Selling Securityholders. The Company will bear estimated expenses of approximately $250,000.

                            PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been quoted on the Nasdaq National Market from August 21, 1991 until July 1, 1996. The Company's Common stock is now quoted on the Nasdaq SmallCap Market under the symbol "RDUS." The high and low sales prices for the Common Stock are indicated below.

Year Ended September 30, 1995                    Low                  High
-----------------------------                    ---                  ----


First Quarter                                  $ 7 5/8              $ 10 1/4
Second Quarter                                       9                14 1/2
Third Quarter                                    9 1/2                13 1/4
Fourth Quarter                                 6 15/16                12 1/2


Year Ending September 30, 1996
------------------------------

First Quarter                                  1 15/16                 7 1/8
Second Quarter                                   15/16                 2 1/2
Third Quarter                                   2 3/16                 4 5/8
Fourth Quarter                                   1 1/4               2 13/16

Year Ending September 30, 1997
------------------------------



First Quarter                                      1/2                 1 7/8
Second Quarter (through January 10, 1997)        15/32                 17/32






     As of January 10, 1997, the last sales price as reported on the Nasdaq SmallCap Market for the Common Stock was $0.50.



     On December 31, 1996, there were approximately 3,606 holders of record of the Company's Common Stock.



                                  DIVIDEND POLICY

      The Company has never declared or paid any cash dividends on its Common Stock. As explained under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" contained elsewhere in this Prospectus, funds will be required to support future losses and working capital needs for these reasons. The terms of the Company's restructured loan agreement with IBM Credit prohibits the payment of any cash dividends so long as the loans are outstanding. In addition, the 10% annual cumulative dividend on the Series A Convertible Preferred Stock must be paid before any dividends may be paid on the Common Stock. The Company currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere herein. The consolidated statements of operations data set forth below with respect to the years ended September 30, 1996, 1995 and 1994 and the consolidated balance sheet data at September 30, 1996 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere herein and should be read in conjunction with those financial statements and the notes thereto. The consolidated statements of operations data for the years ended September 30, 1993 and 1992 and the consolidated balance sheet data as of September 30, 1994, 1993 and 1992 are derived from audited consolidated financial statements not included herein.



                                                                   SEPTEMBER 30, (1)
                                     --------------------------------------------------------------------------------------------
                                         1996               1995               1994 (2)           1993 (2)           1992 (2)
                                         ----               ----               --------           --------           --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net sales                                $ 90,290           $ 308,133         $324,805          $ 337,373          $ 284,598
Cost of sales                              77,382             302,937          276,948            254,321            181,198
                                         --------           ---------         --------          ---------          ---------
  Gross profit                             12,908               5,196           47,857             83,052            103,400
Operating expenses:
  Research and development                  7,478              19,310           33,956             33,503             21,093
  Selling, general and administrative      25,886              90,068           94,731             84,132             61,824
                                         --------           ---------         --------          ---------          ---------
    Total operating expenses               33,364             109,378          128,687            117,635             82,917
                                         --------           ---------         --------          ---------          ---------
Income (loss) from operations             (20,456)           (104,182)         (80,830)           (34,583)            20,483
Other income (expense), net                24,032              (3,045)            (376)                70                878
Interest expense                           (3,736)             (3,023)            (869)                 -                  -
Litigation settlement                           -             (12,422)               -                  -                  -
                                         --------           ---------         --------          ---------          ---------
Income (loss) before income taxes and
  cumulative effect of a change in
  accounting principle                       (160)           (122,672)         (82,075)           (34,513)            21,361
Provision (benefit) for income taxes          815               9,070           (4,600)           (13,774)             8,329
                                         --------           ---------         --------          ---------          ---------

Income (loss) before cumulative effect of
  a change in accounting principle       $   (975)          $(131,742)        $(77,475)          $(20,739)           $13,032
Cumulative effect of a change in method of
  accounting for income taxes                   -                   -               -                 600                  -
                                         --------           ---------         --------          ---------          ---------

Net income (loss)                        $   (975)          $(131,742)       $(77,475)          $(20,139)           $13,032
                                         --------           ---------         --------          ---------          ---------
                                         --------           ---------         --------          ---------          ---------

Net income (loss) per share:
Income (loss) before cumulative effect of
  a change in accounting principle       $  (0.05)           $   (8.75)       $  (5.70)          $  (1.61)           $  1.04
Cumulative effect of a change in method
  of accounting for income taxes                -                    -               -               0.05                  -
                                         --------           ----------        --------          ---------          ---------

Net income (loss) per share              $  (0.05)           $   (8.75)       $  (5.70)          $  (1.56)           $  1.04
                                         --------           ----------        --------          ---------          ---------
                                         --------           ----------        --------          ---------          ---------

Common shares used in computing
  net income (loss) per share              21,251               15,049          13,598             12,905             12,485
                                         --------           ----------        --------          ---------          ---------
                                         --------           ----------        --------          ---------          ---------


                                                                             SEPTEMBER 30, (1)
                                                    ------------------------------------------------------------------------
                                                    1996          1995          1994 (2)          1993 (2)          1992 (2)
                                                    ----          ----          --------          --------          --------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA
Working capital (Working capital deficiency)      $ 8,476        $(59,334)       $ 29,856         $ 86,711          $ 84,303
Total assets                                       45,526          87,878         126,859          172,275           150,658
Long-term debt-noncurrent portion                  22,213           1,331           2,857            3,975             1,935
Convertible preferred stock                         3,000               -               -                -                 -
Shareholders' equity (Net capital deficiency)       3,960         (57,117)         35,691           98,155            96,631




(1) The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods are reported as ending on a calendar month end.

(2) These periods have been restated to reflect the Merger of Radius and SuperMac which has been accounted for as a pooling of interests. See
     Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF THE RISKS DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


     As shown in the accompanying consolidated financial statements, the Company has incurred substantial operating and net losses and, until recently, had a deficiency in assets and working capital. In addition, the Company has recently restructured its loan agreement with IBM Credit. The Company has granted a security interest in most of its assets to IBM Credit. Since the end of its last fiscal year, the Company's relatively limited cash resources have restricted the Company's ability to purchase inventory, which in turn has limited its ability to assemble and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources. In addition to the Plan described below, during 1996, management implemented a number of actions to address its cash flow and operating issues including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting a number of businesses and product lines; significantly reducing expenses and headcount; and subleasing all or a portion of its current facility lease given its reduced occupancy requirements.



     In September 1996, the Company, IBM Credit and its unsecured creditors consummated a debt-for-equity exchange (the "Plan"). Unsecured creditors forgave approximately $45.9 million of claims (including a $1.0 million reserve for unknown or unresolved claims) in consideration of the issuance of 36,294,198 shares of Common Stock and Rights to receive 11,046,060 additional shares of Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock (such numbers include 791,280 and 240,824 shares of Common Stock and Rights, respectively, issued to the Radius Creditors Trust for the purpose of satisfying a portion of any unknown or unresolved claims). Certain unsecured creditors, most of which had claims of less than $50,000 (representing an aggregate of approximately $1.9 million in claims), were paid cash at an average discount of approximately 75% of the amount of the claim in satisfaction of their claims. The Company's secured creditor, IBM Credit, received 750,000 shares of Series A Convertible
Preferred Stock and Warrants to purchase 600,000 shares of Common Stock in satisfaction of $3.0 million of indebtedness and restructuring the terms of the Company's remaining approximately $23.4 million indebtedness to IBM
Credit. In connection with the Plan, the Company also granted 200,000 Warrants to purchase shares of Common Stock to Mitsubishi Electronics America, Inc. in consideration of the extension of open credit terms to the Company.




     After the consummation of the Plan, to the Company's knowledge, there remained unsatisfied claims against the Company of approximately $200,000.
The Company has issued an aggregate of 791,280 shares of Common Stock and an additional 240,504 Rights to the Trust for the purpose of satisfying a portion of any such remaining or previously unknown claims. As of December 31, 1996 the Company believes that approximately 444,253 shares of Common Stock and 135,207 Rights remained in the Trust. The Company expects that all shares in the Trust will be distributed to claimants by September 30, 1997. There can be no assurance that this amount will be sufficient to satisfy any such claims. If the Company cannot settle or repay these remaining claims or any previously unknown claims, there can be no assurance that such claimants will not institute enforcement proceedings in order to collect their claims. Any such proceedings could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, of the approximately 300 persons the Company believed to be Convenience Class Creditors, approximately 50 persons claimed that no balance was owed to such creditors. There can be no assurance that such creditors will not, in the future, assert claims against the Company. See "Recent Developments -- Debt for Equity Exchange."



     The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to operational profitability, or generate additional cash from other sources. There can be no assurance that the Company will be able to do so. See "Risk Factors -- Continuing Operating Losses."

     The Company experienced net operating losses in each of the fiscal years ended September 30, 1996, 1995, 1994 and 1993. The Company's ability to continue operations will depend, initially, upon the Company's ability to repay creditors with whom accommodations cannot be reached (assuming such remaining creditors do not institute enforcement proceedings against the Company). In the future the Company's ability to achieve and sustain profitable operations will depend upon a number of other factors, including the Company's ability to control costs; the Company's ability to service and repay its restructured indebtedness to IBM Credit; the Company's ability to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the continual commercial acceptance of Apple Macintosh computers and operating system and the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company has faced and expects to continue to face increased competition in graphic cards as a result of Apple's transition of its product line to the PCI Bus. For these and other reasons, there can be no assurance that the Company will be able to achieve or maintain profitability in the near term, if at all. See "Risk Factors -- Continuing Operating Losses" and "-- Need for Additional Financing; Loan Restrictions."


     The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Since the end of its 1995 fiscal year, shortages of available cash have delayed the Company's receipt of products from suppliers and increased shipping and other costs. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated uncollectable amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate.
A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results. See "Risk Factors -- Fluctuations in Operating Results."

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain operational data as a percentage of net sales (may not add due to rounding).


                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                              1996       1995      1994
                                                              -----     ------     ----
  Net sales                                                    100.0%    100.0%   100.0%
  Cost of sales                                                 85.7      98.3     85.3
                                                               -----     -----    -----
   Operating expenses:                                          14.3       1.7     14.7
      Gross profit
   Research and development                                      8.3       6.3     10.5

   Selling, general, and administrative                         28.7      29.2     29.2
                                                               ------   -----      -----
     Total operating expenses                                   37.0      35.5     39.6
   Loss from operations                                        (22.7)    (33.8)   (24.9)
   Other income (expense), net                                  26.6      (1.0)    (0.3)
   Interest expense                                             (4.1)     (1.0)    (0.1)
   Litigation settlement                                           -      (4.0)      -
                                                                -----    ------   ------
   Loss before income taxes                                     (0.2)    (39.8)   (25.3)
   Provision (benefit) for income taxes                          0.9       2.9     (1.4)
                                                                -----    ------   ------
     Net loss                                                   (1.1)%   (42.8)%  (23.9)%
                                                                ------  -------   -------
                                                                ------  -------   -------



FISCAL 1996 TO FISCAL 1995



     NET SALES. Net sales for fiscal 1996 decreased 70.7% to $90.3 million from $308.1 million in fiscal 1995. This decline was primarily due to the Company's efforts to refocus its business which included exiting markets for high-volume low-margin displays, reduced sales of the Company's video and graphics products caused by Apple's shift from Nubus to PCI Bus computers, business divestitures and as a result of entering into exclusive distributor arrangements for Japan and Europe effective April 1,1996 and July 1,1996, respectively, which relationships provide for the Company to receive as net sales, a percentage of the sales price of each product sold by those distributors as compared to the entire sales price of the product prior to the appointment of the distributor. The Company is highly dependent on the success of Apple products as the Company's products are designed to provide additional functionality to Apple products as compared to the entire sales price of the product prior to the appointment of the distributors.



     As a result of the sale by the Company of its Color Server Group, the Company recorded no net sales of color server products after the second quarter of its 1996 fiscal year and recorded approximately $7.0 million of net sales for the first quarter of its 1996 fiscal year. The Company anticipates significantly lower overall net sales in the immediate future as a result of the Company's decision to focus its efforts on providing solutions for high end digital video and graphics customers, discontinue selling mass market displays and other low value added products, and the divestiture of certain businesses such as its color server group and MacOS compatible systems. The Company sold its Color Server Group in January 1996 and sold its MacOS business in February 1996. Net sales from the Color Server Group were approximately $7.0 million for fiscal 1996 and approximately $29.3 million for fiscal 1995 and net sales from the MacOS business were approximately ($1.5 million) for fiscal 1996 and $21.8 million for fiscal 1995. Had the net sales of these businesses not been included in the Company's net sales for fiscal 1996 or fiscal 1995, the Company's net sales for such periods would have been approximately $84.8 million and $257.0 million for fiscal 1996 and fiscal 1995, respectively.



     While net sales from the Company's digital video products increased slightly during the fiscal year, the Company anticipates lower revenue from this product line until the introduction of new products now under development. There can be no assurance that the Company will be able to successfully develop, introduce and market these new products or that these products will achieve commercial success.



     One customer accounted for 34.3% of the Company's net sales for fiscal 1996. For fiscal 1995, the same customer accounted for 34.0% of the Company's net sales.

     The Company's export sales for fiscal 1996 were 50.7% of net sales as compared to 40.4% of net sales for fiscal 1995. Net sales could be adversely affected in the future as a result of the exclusive distributor relationships for Japan and Europe because the Company will earn royalties and commissions on any sales to such regions and therefore will only recognize as net sales a portion of the sales price of any product sold through such distributor arrangements. Even if sales for such regions increase or remain similar to historic levels, the Company would recognize a lesser amount of net sales for such regions as compared to historic levels. Accordingly, the Company anticipates a decline in the percentage of net sales attributable to the Asia-Pacific and European sales regions in connection with the appointments of an exclusive Japanese and European distributor and, as described above, the Company could also experience a decline in the dollar amount of net sales attributable to such regions. Export sales are also subject to the normal risks associated with doing business in foreign countries such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, export controls and other government regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. The Company hedges substantially all of its trade receivables denominated in foreign currency through the use of foreign currency forward exchange contracts based on third party commitments. Gains and losses associated with currency rate changes on forward contracts are recognized in the Company's consolidated statements of operations upon contract settlement and were not material in fiscal 1996 or 1995.



     GROSS PROFIT. The Company's gross profit margin was 14.3% for fiscal 1996, as compared with 1.7% for fiscal 1995. Included in fiscal 1996 is a one time charge of $3.5 million resulting from the Company's financial restructuring completed in September 1996. Excluding this one time charge and the restructuring and other charges recorded in fiscal 1995, gross profit margin in fiscal 1996 was 18.2% compared to 16.9% in fiscal 1995.



     In addition, the Color Server Group had gross profit of approximately $2.2 million, for fiscal 1996 and the Color Server Group and MacOS business had gross profit (loss) of approximately $9.8 million and ($19.2 million), respectively, for fiscal 1995. Had those businesses not been included in the calculation of the Company's gross profit for fiscal 1996 and 1995, gross profit for such fiscal years would have been approximately $10.6 million and $14.6 million, respectively with a gross profit margin of approximately 12.6% and 5.7%, respectively.


     The Company anticipates continued price reductions and margin pressure within its industry. The Company is responding to these trends by focusing on higher margin products, taking further steps to reduce product costs and controlling expenses. There can be no assurance that the Company's gross margins will recover or remain at current levels.


     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased from $19.3 million or 6.3% of net sales for fiscal 1995 to $7.5 million or 8.3% of net sales for fiscal 1996. The Company decreased its research and development expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business and business divestitures. The increase in research and development expenses expressed as a percentage of net sales for fiscal 1996, was primarily attributed to the decrease in net sales and the Company's refocusing on higher-end products, rather than high-volume lower-margin products.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased from $90.1 million or 29.2 % of net sales for fiscal 1995 to $25.9 million or 28.7% of net sales for fiscal 1996. The Company decreased its selling, general and administrative expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business and business divestitures. Selling general and administrative expenses in fiscal 1995 reflected a reduction of approximately $2.1 million of merger-related restructuring reserves to reflect current requirements.


     During the second quarter of fiscal 1996, the building in which the Company leases its headquarters was sold. In connection with the sale, the Company terminated its existing lease and entered into a lease with the new owner of the building. In connection with the final terms of this new lease, expenses in the third quarter of fiscal 1996 included a reduction of approximately $913,000 of restructuring reserves to reflect current requirements. The Company anticipates that the change of rental terms will help reduce the Company's occupancy costs and long-term lease obligations.





     OTHER INCOME (EXPENSE), NET. Other income was $24.0 million for fiscal 1996, as compared to other expense of $3.0 million for fiscal 1995. The increase was due primarily to other income of approximately of $23.8 million resulting from the Company's divestitures of three business lines, including the Color Server Group.



     INTEREST EXPENSE. Interest expense was $3.7 million for fiscal 1996 as compared to $3.0 million for fiscal 1995. This increase was due to higher average interest rates on higher average borrowings.

     PROVISION FOR INCOME TAXES. The Company recorded a provision for income taxes of $815,000 for fiscal 1996 as compared to a provision for income taxes for fiscal 1995 of $9.1 million. The provision for fiscal 1996 differs from the provision computed utilizing the combined statutory rate in effect during the period primarily as a result of the impact of foreign taxes. The fiscal 1995 provision differs from the provision computed utilizing the combined statutory rate in effect during the period primarily as a result of the impact of not benefiting the 1995 operating losses and the reversal of existing deferred tax assets.



     FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in prior years and as a result of the material changes in operations, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.



     As a result of the issuance of Common Stock and Series A Convertible Preferred Stock in exchange for certain liabilities of the Company in September 1996, the Company experienced a "change in ownership" as defined under Section 382 of the Internal Revenue Code. Accordingly, utilization of substantial net operating losses and tax credit carryforwards will be subject to an approximately $2.0 million annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 (and similar state provisions), except under limited circumstances. This limitation will result in the expiration of all of the tax credit carryforwards and a substantial portion of the net operating loss carryforwards. See Note 5 of Notes to Consolidated Financial Statements.



     NET INCOME (LOSS). As a result of the above factors, the Company had a net loss of $975,000 for fiscal 1996, as compared to a net loss of $131.7 million for fiscal 1995. The Color Server Group had net income of approximately $0.9 million and $3.5 million for fiscal 1996 and 1995, respectively had this business not been included in the calculation of the Company's net loss for fiscal 1996 and 1995, the Company would have had a net loss of approximately $1.9 million and $135.2 million for fiscal 1996 and 1995, respectively.


FISCAL 1995 COMPARED TO FISCAL 1994

     NET SALES.  The Company's net sales decreased 5.1% to $308.1 million in
fiscal 1995 from $324.8 million in fiscal 1994.   Fiscal 1995 net sales were
reduced by approximately $11.4 million due to reserves taken by the Company in anticipation of future price reductions on a number of its graphics cards, MacOS compatible systems and other products that are designed for Apple's NuBus-based computers which have been largely replaced by Apple's recently introduced PCI Bus-based computers.

    During the 1995 fiscal year, net sales of graphics cards declined substantially due primarily to reduced demand resulting from Apple's incorporation of built-in graphics capabilities in its PowerPC based Macintosh systems. Net sales from displays, accelerator cards and printers also declined during the 1995 fiscal year. These declines were largely offset by sales of MacOS compatible systems which were first introduced in the 1995 fiscal year and by a substantial increase of approximately $13.5 million in net sales from the Company's color server products. In January 1996, the Company completed the sale of its color server business and in February, 1996, its MacOS business.

     While net sales from the Company's digital video products increased slightly during the fiscal year, the Company anticipates lower revenue from this product line until the introduction of new products now under development. There can be no assurance that the Company will be able to successfully develop, introduce and market these new products or that these products will achieve commercial success.


     Net sales attributable to the Company's Color Server Group and MacOS compatible systems were approximately $29.3 million and $21.8, respectively for fiscal 1995. Had the net sales of these businesses not been included in net sales for the 1995 fiscal year, the Company's net sales for such fiscal year would have been approximately $257 million.



     Export sales represented approximately 40.4% and 34.5% of net sales for fiscal 1995 and 1994, respectively. See Note 7 of Notes to Consolidated Financial Statements. Export sales are subject to the normal risks associated with doing business in foreign countries such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, export controls and other government regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States.


     GROSS PROFIT. The Company's gross profit margin including restructuring and other charges declined to 1.7% in fiscal 1995, compared to 14.7%, in fiscal 1994. The Company's gross profit margin excluding the restructuring and other charges declined to 16.9% in fiscal 1995, compared to 27.3% in fiscal 1994. Excluding restructuring and other charges, the Company's gross profit margin declined primarily due to lower sales of higher margin graphics cards, costs incurred to process higher than expected product returns resulting from the consolidation of the Radius and SuperMac product lines and slower than expected sell through of its Radius Telecast digital video product, significant price erosion on NuBus based MacOS compatible systems combined with high production costs for these systems, the sale of end of life products, and increased pricing pressures. The Company anticipates continued competitive pricing actions resulting in declining prices in its industry.

     In addition, the Color Server Group and MacOS businesses had gross profit (loss) of approximately $9.8 million and ($19.2 million), respectively for fiscal 1995. Had those businesses not been included in the calculation of the Company's gross profit for fiscal 1995, gross profit for such fiscal year would have been approximately $14.6 million, with a gross profit margin of approximately 5.7%.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $19.3 million, or 6.3% of net sales, in fiscal 1995 from $34.0 million, or 10.5% of net sales, in fiscal 1994. The Company's research and development expenses in fiscal 1994 included restructuring and other charges of $4.3 million. No restructuring and other charges were included in research and development expenses in fiscal 1995. The remainder of the decrease in research and development expenses during the fiscal year was primarily due to the reduction of expenses as a result of the Company's restructuring following the Merger. The merger-related restructuring resulted in reduced costs primarily related to headcount, depreciation, and facilities.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses including restructuring and other charges decreased to $90.1 million, or 29.2% of net sales, in fiscal 1995 from $94.7 million, or 29.2% of net sales, in fiscal 1994. Selling, general and administrative expenses excluding restructuring and other charges decreased to $79.2 million, or 25.7% of net sales, in fiscal 1995 from $84.0 million, or 25.9%
of net sales, in fiscal 1994.   The decrease in selling, general and
administrative expenses during the fiscal year was primarily due to the reduction of expenses as a result of the Company's restructuring following the Merger. The merger-related restructuring resulted in reduced costs primarily related to headcount, depreciation and facilities.

     PROVISION FOR INCOME TAXES. The Company's annual combined federal and state effective income tax rates were approximately (7.4%) (expense) in fiscal 1995 and 6% (benefit) in fiscal 1994. In fiscal 1995, the rate differs from the combined statutory rate in effect during the period primarily as a result of the impact of not benefiting the 1995 operating losses and the reversal of existing deferred tax assets. The fiscal 1994 rate differs from the combined statutory rate in effect during the period primarily as a result of non-deductible merger related costs, the one time write-off of purchased research and development which is not tax deductible and the impact of not benefiting a significant portion of the 1994 operating loss.

     FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.


     OTHER INCOME (EXPENSE), NET. Other expense increased to $3.0 million in fiscal 1995 from $376,000 in fiscal 1994. This increase was due primarily to increased cash discounts offered to customers for early payment and flooring charges relating to the Company's accounts receivable.



     INTEREST EXPENSE. Interest expense was $3.0 million for fiscal 1995 as compared to $869,000 for fiscal 1994. This increase was due primarily to higher average interest rates on higher average borrowings.

     NET INCOME (LOSS). As a result of the above factors net loss increased 69.9% to $131.7 million in fiscal 1995 from $77.5 million in fiscal 1994.





RESTRUCTURING, MERGER AND OTHER CHARGES


     During fiscal 1994 and 1995, three restructuring and other charges were recorded. SuperMac recorded a $16.6 million restructuring charge during December 1993 in connection with a program to realign its inventory and facility and personnel resources. Subsequently, the two companies merged and incurred a restructuring charge of $43.4 million. In September 1995, Radius recorded $57.9 million restructuring charge in connection with the Company's efforts to refocus and streamline its business. A discussion of each of these events follows.



     SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES: In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The remaining balance of $236,000 in its restructuring reserve which related to facility costs, was eliminated in fiscal 1996.






     RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES. In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac (the "Merger"). These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of September 30, 1996 are as follows (in thousands):



                                                             REPRESENTING
                                       -----------------------------------------------------

                                                                                 CASH OUTLAYS
                                                               ------------------------------


                                                                  Asset
                                                Provision   Write-Downs   Completed   Future
Adjust inventory levels                         $  22,296      $19,200      $3,096    $    -
Excess facilities                                   2,790          400       2,346        44
Revision of the operations business model           9,061        7,078       1,983         -
Employee severance                                  6,311            -       6,311         -
Merger related costs                                2,949            -       2,949         -
                                                 --------    ---------      -------    ------
Total charges                                     $43,407      $26,678     $16,685    $   44




    The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarters and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the merger. The provision for merger related costs is for the costs associated with the merger
transaction, such as legal, investment banking and accounting fees.   The
Company has spent $16.7 million of cash for restructuring through September 30, 1996. The Company has substantially completed this restructuring. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.



     RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES. In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to restructure its operations by refocusing its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, the charges included expenses related to the cancellation of open purchase orders, excess facilities and employee severance. The charges

(in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of September 30, 1996 are as follows (in thousands):



                                                         REPRESENTING
                                                  ----------------------------

                                                                           CASH OUTLAYS
                                                                  Asset    ------------
                                               Provision    Write-Downs  Completed  Future
Adjust inventory levels                          $ 33,138      $ 32,300   $   838   $    -
Excess facilities                                   2,004           404     1,600        -
Cancellation fees and asset write-offs             19,061         5,196    13,800       65
Employee severance                                  3,662             -     2,599    1,063
                                                ---------      --------   -------   ------
Total charges                                    $ 57,865      $ 37,900   $18,837   $1,128





     The adjustment of inventory levels reflects the discontinuance of several product lines. Revenues and gross profit (loss) for significant product lines discontinued were as follows: Mac-OS compatible systems were approximately $21.8 million and $(19.2) million, respectively; and low-margin displays were approximately $82.9 million and $19.6 million, respectively. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets. Employee severance costs are related to employees or temporary employees who have been or will be released due to the restructuring. As of September 30, 1996, approximately 230 positions of the 240 total planned had been eliminated in connection with the restructuring. The Company had satisfied approximately $18.8 million of the originally anticipated cash outlays for this restructuring during fiscal 1996, of which $5.0 million represented cash expenditures and $13.8 million represented cancellation of indebtedness or claims in consideration of the issuance of equity in the Company. During the quarter ended June 30, 1996, approximately $913,000 of restructuring charges were reversed and recorded as an expense reduction due to changes in estimated requirements. The restructuring is substantially completed and remaining cash outlays relate primarily to the restructuring of the Company's international operations.


LITIGATION SETTLEMENT

     In September 1992, the Company and certain of its officers and directors were named as defendants in a securities class action litigation brought in the United States District Court for the Northern District of California that sought unspecified damages, prejudgment and post judgment interest, attorneys' fees, expert witness fees and costs, and equitable relief. In July 1994, SuperMac Technology, Inc. ("SuperMac") and certain of its officers and directors, several venture capital firms and several of the underwriters of SuperMac's May 1992 initial public offering and its February 1993 secondary offering were named as defendants in a class action litigation brought in the same court that sought unspecified damages, prejudgment and post judgment interest, attorneys' fees, experts' fees and costs, and equitable relief (including the imposition of a constructive trust on the proceeds of defendants' trading activities).

     In June 1995, the Court approved the settlement of both litigations and entered a Final Judgment and Order of Dismissal. Under the settlement of the litigation brought in 1992 against the Company, the Company's insurance carrier paid $3.7 million in cash and the Company issued a total of 128,695 shares of its Common Stock to a class action settlement fund. In the settlement of the litigation brought in 1994 against SuperMac, the Company paid $250,000 in cash and is to issue into a class action settlement fund a total of 707,609 shares of its Common Stock. The number of shares to be issued by the Company increased by 100,000 because the price of the Company's Common Stock was below $12 per share during the 60-day period following the initial issuance of shares. In connection with these settlements, the financial statements for the first quarter of fiscal 1995 included a charge to other income of $12.4 million, reflecting settlement costs not covered by insurance as well as related legal fees, resulting in a reduction in net income from $1.4 million to a net loss of $11.0 million or $0.78 per share for the quarter.

     As of September 30, 1996, the Company had issued 836,674 shares of its Common Stock due to the settlements and 99,630 shares remained to be issued.

BUSINESS DIVESTITURES



     COLOR SERVER GROUP DIVESTITURE. In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. t(the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company received approximately $17.2 million in cash and 4,282 shares of the Parent"s 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). An additional $4.7 million was placed in escrow to secure certain post-closing and indemnification obligations. In April 1996, approximately $2.3 million was released from this escrow to the Company and the Company also received approximately $1.5 million as a result of post-closing adjustments. The shares of Series B Preferred Stock were converted into shares of Parent Common Stock in connection with the initial public offering of Parent. Such stock has been pledged to IBM Credit in order to secure the Company's obligations to IBM Credit under the restructured loan agreement with IBM Credit. In connection with the restructuring of the terms of its loan agreement with IBM Credit, the Company granted IBM Credit an option to purchase 428 shares of Series B Preferred Stock at $0.01 per share, which now represents the right to purchase shares of Parent Common Stock. IBM Credit has not exercised this option. In addition, under the terms of the new loan agreement with IBM Credit, IBM Credit has the right to require Radius to sell up to 50% of the shares of Parent Common Stock with in one year of the initial public offering of Parent, which occurred on October 9, 1996, and up to 25% of the shares of Parent Common Stock during each of the second and third year following such initial public offering. If the balance due under the term loan with IBM Credit exceeds 90% of the market value of such shares of Parent Common Stock after the initial public offering of Parent, IBM Credit can require Radius to sell such securities to repay such term loan. The Company has certain indemnification obligations in connection with the patent lawsuit brought by Electronics for Imaging, Inc. The net proceeds of the CSG transaction were paid to Silicon Valley Bank ("SVB"), in order to repay the Company's indebtedness to SVB, and to IBM Credit, in order to reduce the Company's outstanding indebtedness to IBM Credit.



     PORTRAIT DISPLAY LABS. In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. The Company did not receive any material amount of payments under such license agreement. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. The cash proceeds were paid to IBM Credit.



     UMAX DATA SYSTEMS, INC. In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief, and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of Common Stock. The cash proceeds were paid to IBM Credit and the shares of UCC Common Stock were pledged to IBM Credit.



     DISPLAY TECHNOLOGIES ELECTROHOME INC. In December 1995, the Company completed the sale of its monochrome display monitor business to Display Technologies Electrohome Inc. ("DTE"). DTE purchased Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius canceled outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.


LIQUIDITY AND CAPITAL RESOURCES


     The Company's cash and cash equivalents decreased approximately $1.8 million during fiscal 1996 to approximately $3.0 million at September 30, 1996, as compared with the fiscal 1995 ending balance of cash and cash equivalents of $4.8 million. Approximately $0.6 million of the $3.0 million of cash and cash equivalents available at September 30, 1996 was restricted under various letters of credit. The decrease in the Company's cash and cash equivalents during fiscal 1996 was primarily attributable to funding of operating losses of the Company.






     The Company also holds securities in Splash Technology Holdings, Inc. ("Splash"), Portrait Display Labs and UMAX Computer Corporation ("UMAX"), which have been pledged to IBM Credit. Splash became a public company on October 9, 1996, however, these securities are "restricted securities" under Rule 144 promulgated under the Securities Act and will become available for sale in January 1998, subject to certain volume, manner of sale, notice and availability of public information requirements of such rule. However, the Company also has certain registration rights with respect to those securities commencing in April 1997. Because PDL and UMAX are private companies, there is no market for such securities and there can be no assurance that one will develop in the future. In addition, as described under "-- Business Divestitures -- Color Server Group Divestiture," the Company will be required to sell its securities in Splash Technology Holdings, Inc. over no longer than a three year period ending October 9, 1999 after such Company's initial public offering if amounts are outstanding under the loan with IBM Credit.


     The Company has granted to IBM Credit a security interest in substantially all of its assets to secure the Company's various obligations to IBM Credit. The Company has also granted to Mitsubishi Electronics a security interest (securing an amount up to $4.4 million) in all of the Company's technology and intellectual property rights related to and incorporated into the Company's PressView products.


     The Company's principal source(s) of liquidity currently are cash generated by operations, if any, and an up to $5.0 million working line of credit provided by IBM Credit pursuant to the terms of the restructured loan with IBM Credit. This working line of credit is not expected to provide the Company with a significant source of liquidity for the foreseeable future. Accordingly, for the immediate future, the Company intends to finance its working capital needs through cash generated from operations, if any. As described above, the Company has minority ownership interests in Splash, UMAX and PDL. The Company has certain registration rights with respect to the shares of Common Stock of Splash owned by it and, as a result, the shares of Common Stock of Splash could provide the Company with an additional source of liquidity in the future provided that the restructured loan from IBM Credit is first repaid with any proceeds from the sale of the Splash securities and that the Series A Convertible Preferred Stock has either been redeemed or converted into Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect the Company's Future Results of Operations -- Need for Additional Financing; Loan Restrictions."



     In connection with the Plan, IBM Credit received 750,000 shares of the Company's Series A Convertible Preferred Stock and warrants to purchase 600,000 shares of Common Stock in consideration of the cancellation of $3.0 million of indebtedness to IBM Credit and for an additional advance of $470,000. In addition, IBM Credit has restructured the terms of the remaining approximately $23.4 million indebtedness into a working line of credit and a term loan. The Company has an up to $5.0 million working line of credit and IBM Credit will extend advances under this line of credit in an amount not to exceed the borrowing base (which is defined as (i) the lesser of 10% of the gross value of eligible inventory or $500,000; plus (ii) 80% of the Company's eligible domestic accounts receivable; plus (iii) the lesser of 50% of the gross value of certain eligible Japanese and European accounts receivable or $500,000). The $470,000 advanced by IBM Credit pursuant to the Plan is included in this working line of credit but will not be included in the calculation of the borrowing base. The initial amount of indebtedness outstanding under this line of credit at September 30, 1996 was $1.5 million.
 The remaining $21.9 million balance of the Company's indebtedness to IBM Credit has been converted to a four-year term loan. Principal on such term loan will be repaid on a mandatory prepayment schedule. The restructured loan with IBM Credit is subject to mandatory prepayment as follows: (i) upon the disposition of any assets of the Company outside of the ordinary course of business, all net proceeds to the Company must be applied towards the Company's obligations under the loan; (ii) upon the closing of any financing, 10% of the proceeds must be applied towards the Company's obligations under the loan; (iii) upon the thirtieth day following the end of each fiscal quarter, an amount of no less than 50% of operating cash flow for such prior fiscal quarter must be applied towards the Company's obligations under the loan; and (iv) upon the receipt of any other amounts other than sales of inventory or used or obsolete equipment in the ordinary course of business, and not otherwise described in the preceding clause (i) - (iii), all of such amounts must be applied towards the Company's obligations under the loan. If the Company's obligations under the term loan, as well as finance charges and amounts outstanding in excess of the "borrowing base" (described above) under the working line of credit, are repaid, IBM Credit can require such proceeds to be applied towards a redemption of the Series A Convertible Preferred Stock. In addition, the Company is required to deposit its revenues in accounts controlled by IBM Credit. At any time, regardless of whether the Company is in default of its obligations to IBM Credit, IBM Credit is permitted to apply these amounts towards the repayment of any of the Company's obligations to IBM Credit. As a result of IBM Credit's control over the Company's cash flow and these prepayment and redemption provisions, together with the other terms and covenants of the restructured loan agreement, the Company's ability to generate working capital or to undertake a variety of other merger, disposition or financing activities will be substantially restricted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect the Company's Future Results of Operations -- Need for Additional Financing; Loan Restrictions."

     As a result of IBM's control over the Company's cash flow and these restrictions on the Company's excess cash flow, the Company anticipates that it will not have significant cash available for expenditures other than for its ordinary course of business operating expenses. In the event the Company were unable to generate sufficient net sales or if the Company incurs unforeseen operating expenses, it may not be able to meet its operating expenses without additional financing or a restructuring of its loan agreements with IBM Credit. In the event that the Company desired to acquire any strategic technologies or businesses, it would probably be unable to do so without obtaining additional financing or the consent of IBM Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect the Company's Future Results of Operations -- Need for Additional Financing; Loan Restrictions."



     Because of the Company's loss for the fourth quarter of fiscal 1996, the Company failed to comply with several financial covenants of its restructured loan agreement with IBM Credit (specifically, revenues to working capital ratio, net profits to revenues ratio and working capital). The Company obtained a waiver from IBM Credit of this noncompliance. See Note 2 to Consolidated Financial Statements. Based on preliminary results for the three months ended December 31, 1996, the Company believes that it will be in breach of these covenants as of such date. Based on the value of certain assets which secure the restructured loan, among other considerations, IBM Credit will grant a waiver of these defaults, although there can be no assurance IBM Credit will continue to do so in the future.



     Previously, the Company funded its operations through the public and private sale of equity securities, bank loans and cash flow from operations. The Company completed a private placement during the third quarter of the 1995 fiscal year, the proceeds of which were utilized to build inventory of MacOS-compatible systems components and reduce other vendor payables. This business never generated a positive gross margin and the Company subsequently sold its MacOs business in February 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect the Company's Future Results of Operations -- Need for Additional Financing; Loan Restrictions."


     In this private placement, the Company sold 2,509,319 shares of its Common Stock resulting in net proceeds to the Company of approximately $21.4 million. Other than the loan from IBM Credit, the Company currently has no other bank loans.


     Capital expenditures were approximately $0.2 million during fiscal 1996 and were $1.9 million in fiscal 1995 and $3.5 million in fiscal 1994 and were primarily for leasehold improvements and upgrading the Company's management information systems. The Company has no present plans for any significant amount of capital expenditures in the future.



     At September 30, 1996, the Company's principal commitments consisted of obligations under its restructured loan agreement with IBM Credit and its obligations under building and capital leases. See Notes 2 and 3 to Consolidated Financial Statements. The Company is also a party to various litigation proceedings, the costs of defending which or the outcome of which could adversely affect the Company's liquidity. See "Business -- Legal Proceedings."



     Recently, the Company's limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to procure and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources. There can be no assurance that the Company will be able to do so.



     The Company believes it has sufficient funds to finance its operations for the next 12 months. However, the level of operations which it believes will be able to sustain for the next 12 months will be significantly lower than historical periods, particularly in the research and development, sales and marketing and general administrative areas. Additional funds will be needed to finance the Company's operations, product development plans and for other purposes if the Company's operating expenses are higher than anticipated. During fiscal 1997, additional financing will also be required if the Company desires to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. While the Company plans to generate cash by divesting certain liquid assets and is investigating possible financing opportunities, there can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

                                     BUSINESS
OVERVIEW


     The Company designs, develops, assembles, markets and supports color publishing and digital video computer products for creative professionals. The Company's current product line includes: accelerated color graphics products that facilitate the creation and manipulation of graphical images; video systems and software that can acquire and manipulate video and audio information; and high resolution color reference displays that allow users to view text, graphics, images and video.


     The primary target markets for the Company's products are color publishing and multimedia. These markets encompass creative professionals involved in such areas as color prepress, graphic arts, video editing, video and multimedia production and playback, and corporate training.

     To date substantially all of the Company's products have been designed for and sold to users of Macintosh computer products (the "Macintosh") manufactured by Apple Computer, Inc. ("Apple") as Apple products have been the preferred platform in the Company's target markets.


     As shown in the accompanying consolidated financial statements, the Company has incurred substantial operating and net losses and, until recently, had a deficiency in assets and working capital. During fiscal 1996, management implemented a number of actions to address its cash flow and operating issues, including: restructuring its outstanding indebtedness to trade creditors and its secured creditors; refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting a number of businesses and product lines; significantly reducing expenses and headcount; and subleasing all or a portion of its current facility lease given its reduced occupancy requirements.



     The Company, IBM Credit and its unsecured creditors recently consummated the Plan pursuant to which the Company's creditors received equity in satisfaction of their claims. The Company issued 36,294,198 shares of Common Stock in satisfaction of approximately $45.9 million in unsecured claims (including a $1.0 million reserve for unknown or unresolved claims) and repaid approximately $1.9 million of unsecured claims, most of which were less than $50,000, at an average discount of approximately 75% of the amount of the claim. Of these shares of Common Stock issued pursuant to the Plan, 791,280 were issued to the Radius Creditors Trust for the purpose of satisfying unresolved or unknown claims. The Company also issued 750,000 shares of its Series A Convertible Preferred Stock and Warrants to purchase 600,000 shares of Common Stock in satisfaction of $3.0 million indebtedness to IBM Credit and in consideration of restructuring its remaining approximately $23.4 million indebtedness to IBM Credit. The Company also issued Rights to receive an additional 11,046,060 shares of Common Stock to its unsecured creditors who received Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock (including 240,824 Rights issued to the Radius Creditors Trust). In connection with the Plan, the Company also issued 200,000 Warrants to Mitsubishi Electronics in consideration of the extension of open credit terms to the Company. See "Recent Developments -- Debt for Equity Exchange."


     The Company's executive offices are located at 215 Moffett Park Drive, Sunnyvale, CA 94089, and its telephone number is (408) 541-6100.

PRODUCTS AND APPLICATIONS


   A summary of some of the Company's principal products and their typical applications is set forth below:



PRODUCT CATEGORY        PRODUCT                  MARKET/APPLICATION                    SUGGESTED RETAIL PRICE
---------------         -------                  ------------------                     -------------------
Accelerated Color       ThunderPower 30/1920     Color publishing, prepress, graphics    $1,399
Graphics Products       ThunderPower 30/1600     design and professional color imaging      999
(PCI-based)             ThunderColor 30/1600                                              2,499
                        Thunder Color 30/1152*                                            1,999
                        Thunder 30/1600                                                     799
                        Thunder 30/1152*                                                    799
                        Precision Color 8/1600*                                             399
                        Precision Color 24/1600                                             499
                        Color Engine                                                        999
                        Thunder 3D                                                        3,399


PRODUCT CATEGORY        PRODUCT                MARKET/APPLICATION            SUGGESTED RETAIL PRICE
----------------        -------                ------------------            ----------------------

(NuBus-based)        PrecisionColor 8XJ                                               $   599

Color Reference      Press View 21SR           Color publishing, prepress               3,999
Displays             Press View 17SR           and graphics design                      2,499
                     Precision View 21                                                  2,749

Color Management     ProSense Display          Color publishing and prepress              799
Products             Calibrator
                     Color Composer

Digital Video        Telecast Upgrade For VVS  Color publishing, prepress,              4,299
Products             Video Vision PCI          graphics design and                      3,999
(PCI-based)                                    professional color imaging,
                                               broadcasting and advertising

(NuBus-based)        Telecast                                                           6,399
                     Video Vision Studio 2.0*                                           2,999

(Software)           Radius Edit                                                          199

------------------
*   Denotes that product is no longer being manufactured.


ACCELERATED COLOR GRAPHICS PRODUCTS

   The Radius graphics product families offer a wide range of user choices to enhance the graphics performance of Apple Macintosh computers based on both the NuBus and PCI bus architectures. The choices range from an entry level accelerated 8-bit color graphics card (256 colors with up to 1 million pixels of color display information) to a variety of accelerated 24-bit color graphics cards (up to 16.7 million colors). All of the Company's graphics card products offer a range of high speed QuickDraw acceleration features and support numerous Radius, Apple and other third-party displays ranging from 13-inches to 21-inches in size. The Company's graphics card products also allow the user to switch resolutions "on-the-fly" without having to reboot the computer.

   The Thunder (PCI), ThunderPower (PCI), ThunderColor (PCI) and Thunder IV (NuBus) class graphics cards offer enhanced resolutions, as well as a number of other acceleration capabilities for Adobe Photoshop, a popular application
for working with computer images.   These graphics cards also feature
hardware pan and zoom capability, enabling users to quickly change the size and the amount of the information on their color display. The Company believes these capabilities allow users working with large amounts of detailed information to be more productive because they can quickly accomplish a variety of tasks using these hardware-based acceleration features.

   The ThunderColor (PCI), Thunder 30 (PCI), and Thunder IV (NuBus) graphics cards include multiple 66 MHz AT&T digital signal processors ("DSPs") that accelerate Adobe Photoshop. Having parallel processing DSPs rather than the base Macintosh's CPU perform the millions of computations required to manipulate Photoshop images means that customers can produce finished results more quickly and are more productive in their creative and production process. These cards include chip technology that enables users to use Photoshop's CMYK color mode faster than the native Macintosh. This is attractive to imaging professionals who use Photoshop to work with and edit images comprised of 'ink' data which is ready for printing. The Company believes this special "CMYK acceleration" technology makes working with ink images on a computer display more interactive.

DIGITAL VIDEO SYSTEMS AND SOFTWARE

     Radius offers a number of products for the non-linear digital video editing and production market. Non-linear digital editing enables video editors to manipulate pictures and sound in a faster, easier and more cost effective manner than traditional analog tape-based systems. Editors can randomly access and digitally "cut and paste" images, videos and sound clips avoiding the tedious process of winding and rewinding of linear tape and the subsequent physical cutting and splicing of film segments.

     VideoVision Studio and VideoVision PCI, Radius' leading desktop video product, was the first fully QuickTime compatible video editing and production system that supported full-screen (640 x 480 pixels), full-motion video at 60-fields per-second. VideoVision Studio offers JPEG video compression/decompression capabilities, 16-bit C.D. stereo audio, and allows users to output their finished product directly and easily to videotape. VideoVision Studio is compatible with QuickTime based software applications for editing, effects, titling, graphics, animation and audio.

     Radius Telecast (NuBus) offers broadcast quality digital video for short form projects. Radius Telecast features include: high-quality, Betacam SP component, S-video and composite digitizing and play back; QuickTime-compliant video system software; 16-bit analog audio; and a 19" rack-mountable design. Radius Telecast is designed to provide full QuickTime support, a high degree of studio integration and professional video and audio support.

     Radius also offers a QuickTime compliant digital video non linear editing, compositing and animation software applications that facilitate the creation and editing of digital video content. Radius Edit 2.0 is a non-linear professional digital video editing solution that features an intuitive user interface, FX templates, built-in titling, multiple key frames, batch digitizing and picture-in-picture capabilities. Radius Edit
2.0 also offers a variety of high-quality special effects for digital video editing including pan-zoom-rotating, chroma keying and compositing.

DISPLAYS


      The Company currently offers a variety of large color reference displays designed for desktop color publishers and graphic artists. The PressView SR series (PressView 21SR and PressView 17SR) is designed to offer the color accuracy, resolution and clarity needed for high quality color prepress, media authoring, photography, medical imaging and scientific image processing. These color reference displays offer consistent and accurate color preproofing at resolutions of up to 1600 by 1200 pixels. The PrecisionView 21 also offers resolutions of up to 1600 by 1200 pixels but at a lower price point. The PressView SR series supports Kodak PrecisionColor, Agfa FotoFlow, Apple ColorSync 2.0 and EFI Color management systems to ensure color accuracy.



     In the past, the Company has also offered a variety of monochrome displays. As part of its strategy to refocus its business, the Company entered into a definitive agreement on December 21, 1995 to sell its monochrome display business to Display Technologies Electrohome Inc. For a more complete discussion see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Divestitures."


COLOR MANAGEMENT PRODUCTS

     Color peripherals tend to vary over time from their original specifications, thus causing significant color variances. Display calibrators control the way peripherals produce color, making the color more
consistent and predictable.   The Company's Prosense Display Calibrator works
with sensing technology and Macintosh software to measure the actual color performance of a display and then adjust information in the Macintosh graphics card so that the colors will be accurate. This product also communicates with a number of third party color management systems to provide color information about the display so that color can be managed from one peripheral to another.

TECHNOLOGY AND PRODUCT DEVELOPMENT

     The Company's research and development efforts are focused on creating new products and technologies for customers who create, review, approve and utilize high resolution color images and moving video. Current research and development efforts include: (i) performance improvements and cost reductions of current products; (ii) development of 3D graphics subsystems;
(iii) development of application software to facilitate the creation and manipulation of video and high resolution still images; (iv) development of integrated software that improves ease of use and functionality of the Company's graphics cards, digital video cards, and color reference displays; and (v) development of next generation technology to enable new methods of displaying and creating information with greater flexibility, speed, and quality.


     The Company believes that the competitive nature of the computer industry, along with the rapid pace of technological evolution, requires that it continue to introduce innovative products on a timely basis to compete effectively. During fiscal 1996, 1995, 1994, the Company's expenditures for research and development totaled $7.5 million, $19.3 million, and $34.0 million, respectively. To date, all of the Company's research and development expenditures have been charged to operations as incurred.
Because of its financial condition, the Company does not anticipate having research and development expenditures equal to its historical levels, which could adversely affect the Company's ability to develop and introduce new products. See "Risk Factors -- Need for Additional Financing; Loan Restrictions."


     There can be no assurance that the Company's development efforts will result in commercially successful products, or that the Company's products will not be rendered obsolete by changing technology or new products introduced by others. Additionally, should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. In the past, the Company expended substantial resources towards its MacOS product line which did not achieve profitability and which was subsequently sold. See "Risk Factors -- Technological Change; Continuing Need to Develop New Products."

     The principles and features underlying the design of the Company's products are: identification and reduction of performance bottlenecks in graphics and video systems; providing consistency of color fidelity across products and applications; utilization of ASIC technology; and innovation within standard operating system environments.

IDENTIFICATION AND REDUCTION OF BOTTLENECKS IN GRAPHICS AND VIDEO SYSTEMS

     The Company analyzes the performance of applications and hardware products within the environment of the host CPU and operating system with the goal of determining which parts of the overall solution are most resource and time intensive so that products can be developed which outperform the existing solutions. The Company has developed considerable knowledge of system software such as Apple's QuickDraw and QuickTime and critical application software such as Adobe Photoshop. The Company believes that its ability to eliminate bottlenecks in a manner that is compatible with existing Apple and third party products is a significant advantage in the marketplace.

PROVIDING CONSISTENCY OF COLOR FIDELITY ACROSS PRODUCTS AND APPLICATIONS

     The Company strives to provide users with the most accurate and repeatable color available. The Company's high-end color reference displays provide tools to calibrate the display with both objective standards and visual perception, and to adjust the color range of the display to fit user needs.


UTILIZATION OF ASIC TECHNOLOGY


     On a selective basis, the Company uses its in-house integrated computer aided engineering capabilities to develop proprietary ASIC chips for use in its own products. The use of ASIC chips allows the Company to increase performance while reducing chip count and board size which thereby reduces cost. ASICs are used heavily throughout the Company's graphics card line. In some cases, however, commercially available devices offer better overall price/performance than proprietary ASICs (given the development cost involved), and the Company's strategy is to make the tradeoff on a product-by-product basis to provide the most cost-effective solution.

INNOVATION WITHIN STANDARD OPERATING SYSTEM ENVIRONMENTS

     In order to maintain compatibility with the broad existing base of installed hardware and software, the Company seeks to innovate in conjunction with existing standards. For example, the Company's graphics cards are compatible with third party graphics software (such as Adobe Photoshop and Quark Pagemaker) as well as NuBus and PCI-based computers. Similarly, the Company's digital video cards are tightly integrated into Apple's standard QuickTime environment.

MARKETING, SALES AND DISTRIBUTION

     The Company employs a two-tiered distribution model whereby it sells its products primarily through a limited number of distributors and master resellers that in turn distribute the Company's products to a variety of resellers including superstores, independent dealers, educational resellers, systems integrators, value added resellers and mail order resellers. The Company's distributors and master resellers purchase products at discounts from suggested retail prices based on purchase volumes.

     In the United States, the Company sells its products primarily through the following major distributors and master resellers: Ingram Micro, Inc.; and MicroAge. The Company's business and financial results are highly dependent on the success of these distributors and master resellers. To assist these domestic distributors and master resellers and to provide marketing, training and technical support, the Company maintains field sales facilities in a number of locations throughout the United States. See "Risk Factors -- Dependence on Indirect Distribution Channels."

     Radius provides market development funds that give distributors and master resellers incentives to increase sales, improve reporting and achieve a product mix favoring higher margin products.


     Internationally, sales are made through worldwide distributors, which market, sell and service the Company's products, and, until the second quarter of 1996, through the Company's wholly owned subsidiary located in Tokyo, Japan. The Company has entered into exclusive distributor arrangements for Japan and Europe. The Company maintains international sales offices in Surrey, England; Hamburg, Germany;
and Paris, France. For the fiscal years ended September 30, 1996, 1995 and 1994, the Company's export sales accounted for approximately 50.7%, 40.4%, and 34.5%, respectively, of the Company's net sales. See Note 7 of Notes to Consolidated Financial Statements. The Company's export sales are subject to certain risks common to international operations, such as currency fluctuations and governmental regulation. See "Risk Factor -- International Sales."



     For the fiscal years ended September 30, 1995, 1994 and 1993, Ingram Micro, Inc. accounted for approximately 34.3%, 34.0% and 13.5% of the Company's net sales, respectively.


     Many of the Company's distributors and master resellers have the right to return products purchased from the Company. While the Company provides for estimated product returns, if in the future the Company were to experience returns from customers significantly in excess of this estimate, such returns could have a material adverse effect on the Company's results of operations.

     The Company's marketing programs support worldwide sales and distribution of its products. The Company's principal marketing activities include frequent participation in industry trade shows and seminars, advertising in major trade publications worldwide, public relations activities with the trade and business press, publication of technical articles, distribution of sales literature and product specifications and communications with its installed base of end users. The Company's marketing programs are designed to generate sales leads for its distributors and master resellers as well as to enhance the Company's brand name recognition.

MANUFACTURING AND SUPPLIERS

     As a result of the Company's outsourcing of manufacturing, substantially all of the Company's assembly, quality control testing, packaging and other manufacturing operations are performed by the Company's suppliers, contract manufacturers, and other subcontractors. The Company has developed a quality assurance program with these third parties.


     The Company attempts to utilize standard parts and components available from multiple vendors. However, certain components used in the Company's products are available only from sole or limited suppliers, such as certain ASICs from LSI Logic and NEC and certain VideoVision parts from Toshiba. The Company's products also incorporate components, such as video random access memory, that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Although the Company has been able to obtain an adequate supply of such components in the past, there can be no assurance that it will be able to obtain an adequate supply in the future. See "Risk Factors -- Dependence on Limited Number of Manufacturers and Suppliers."


COMPETITION

     The color publishing and multimedia markets are, and are expected to remain, highly competitive. The Company's principal competitors in the color publishing market include Apple, ATI Technology and Diamond Multimedia
Systems.   The Company's principal competitors in the multimedia market include Truevision (formerly RasterOps Corporation), Data Translation, Inc., Matrox, Inc., Avid Technology, Inc., VideoLogic, Inc. and Fast Electronics GmbH. The market for the Company's products is evolving, and it is difficult to predict all future sources of competition.

     Although Apple is principally a supplier of general purpose computing platforms upon which third parties are encouraged to build more complete solutions, the Company also faces competition from Apple. Apple markets a number of products, including computer systems and color displays, that compete directly or indirectly with the Company. Apple also could introduce additional products, add functionality to their computer systems that is similar to that provided by certain of the Company's products, or alter its systems' architecture in a manner that could adversely affect the Company's ability to compete. For example, Apple's PowerPC based products which have on-board graphic functionality and faster processing speed, could be considered competitors of specific product lines of the Company's. See "Risk Factors -- Dependence on and Competition with Apple."

     The Company believes that the principal competitive factors for its product line are product performance, breadth of distribution, brand name recognition, price and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, many of the Company's current and prospective competitors have significantly greater technical, manufacturing and marketing resources
than the Company.   See "Risk Factors -- Competition."

PATENTS AND LICENSES

     The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.

     The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms. See "Risk Factors -- Dependence on Proprietary Rights."

EMPLOYEES


     As of December 31, 1996, the Company had approximately 100 full time employees.


     The Company's success will depend, in large measure, on its ability to attract and retain highly qualified technical, marketing, engineering and management personnel, who are in great demand. See "Risk Factors -- Dependence on Key Personnel."

     The Company's employees are not represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good.

PROPERTIES

     The Company's primary facility is located in Sunnyvale, California and consists of leased space of approximately 40,000 square feet. The Company believes that its current facilities are adequate for its needs. The lease on the primary facility will expire in March 1998.


     The Company has subleased to other companies approximately 194,000 square feet of facilities which the Company is currently not using.





LEGAL PROCEEDINGS

     (a) On November 16, 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which of the Company's products allegedly infringe the patent, subsequent pleading indicates that EFI alleges that the Company's Color Server products allegedly infringe. In January 1996, the Company completed the divestiture of the Color Server Group.

     The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. EFI's motion to dismiss or sever the Company's amended counterclaims was granted in part and the ruling permitted the Company to file an amended counterclaim for antitrust violations. The Company has filed an amended antitrust claim. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it has indemnification rights with respect to EFI's claims. A motion for summary judgment based on these indemnification rights disposing of EFI's claims was filed, and the court granted this motion finding the Company immune from suit under the patent after February 22, 1995. The Company expects to vigorously defend the remaining claims of EFI and to vigorously prosecute the claims it has asserted against EFI. In the opinion of management, based on the facts known at this time, although the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company, the costs of defense, regardless of outcome, may have a material adverse effect on the results of operations or financial position of the Company. In addition, in connection with the divestiture of its Color Server business, the Company has certain indemnification obligations for which approximately $2.3 million remains held in escrow to secure such obligations in the event that the purchaser suffers any losses resulting from such litigation.


     (b) The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertised that the viewing areas of their computer monitors are larger than in fact they are.



     The Company was served with the Shapiro complaint on August 22, 1995 and was served with the Maizes complaint on January 5, 1996. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. An amended consolidated complaint was filed on March 26, 1996. Discovery proceedings are scheduled to begin. The Company believes it has meritorious defenses to the plaintiffs' claims and is defending them vigorously. Extended settlement discussions began in connection with a successful demurrer in the California case. Such discussions have been complicated by the refusal of a small number of defendants to participate in the proposed settlement. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases may have a material adverse effect on the results of operations or financial position of the Company in the financial period in which they are resolved. In addition, whether or not the eventual outcomes of these cases have a material adverse effect on the results of operations or financial condition of the Company, the costs of defense, regardless of outcome, may have a material adverse effect on the results of operations and financial condition of the Company.



     (c) On April 17, 1996, the Company was served with a complaint filed by Colorox Corporation ("Colorox"), in the Circuit Court of the State of Oregon, County of Multnomah, case no. 9604-02481, which alleges that the Company breached an alleged oral contract to sell its dye sublimation printer business to Colorox for $200,000, and seeks both specific performance of the alleged contract and alleged damages of $2.5 million. The Company believes it has meritorious defenses to the plaintiff's claims and intends to defend them vigorously. Nevertheless, the costs of defense, regardless of outcome, could have an adverse effect on the results of operations and financial condition of the Company.



     (d) The Company is involved in a number of other judicial and administrative proceedings incidental to its business. The Company intends to defend such lawsuits vigorously and although adverse decisions (or settlements) may occur in one or more of such cases, the final resolution of these lawsuits, individually or in the aggregate, is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing of an unfavorable resolution of these lawsuits, it is possible that the Company's future results of operations or cash flows could be materially adversely affected in a particular period. In addition, the costs of defense -- regardless of the outcome -- could have a material adverse effect on the results of operations and financial condition of the Company.

                               MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:


     NAME                           AGE      POSITION
     Charles W. Berger               43     Chairman of the Board of Directors and
                                            Chief Executive Officer

     Mark Housley                    40     President and Chief Operating Officer

     Mary E. Godwin                  38     Senior Vice President, Operations

     Gregory M. Millar               41     Chief Technology Officer

     Cherrie L. Fosco                48     Chief Financial Officer

     Michael D. Boich(1)(2)          43     Director

     Carl A. Carlson(1)(2)           59     Director


     -------------------
     (1)   Member of the Audit Committee.
     (2)   Member of the Compensation Committee.



     Mr. Berger was appointed President, Chief Executive Officer and a director of the Company in March 1993 and Chairman of the Board of Directors in March 1994 and currently serves as the Company's Chief Executive Officer and Chairman of the Board of Directors. From April 1992 until he joined the Company, Mr. Berger was Senior Vice President, Worldwide Sales, Operations and Support for Claris Corporation ("Claris"), a subsidiary of Apple that develops and markets application software. From February 1991 to April 1992, he was President of Sun Microsystems Federal, Inc., a subsidiary of Sun Microsystems, Inc. ("Sun"), a manufacturer of computer work stations. From July 1989 to February 1991, he served as Vice President of Business Development for Sun, and from March 1989 to July 1989, he was Sun's Vice President of Product Marketing. From April 1982 to March 1989, Mr. Berger held numerous management positions involving sales, marketing, business development and finance for Apple.



Mr. Housley was appointed President and Chief Operating Officer of the Company in January 1997. From March 1995 until October 1996, Mr. Housley was Vice President of Marketing of Spectrum Wireless, Inc., a start-up manufacturer of wireless infrastructure products. From May 1992 until March 1995, Mr. Housley held various positions of responsibility for the Compnay and its predecessor, SuperMac Technologies, Inc., including Vice President and General Manager of the Company's Color Publishing Division. From October 1990 until May 1992, Mr. Housley was a Vice President for Siemens in Santa Clara, CA, a multinational manufacturer of electronic equipment, directing product marketing and planning.



     Ms. Godwin was appointed Vice President, Operations in August 1995 and was promoted to Senior Vice President in January 1997. Prior to assuming such positions she served as the Company's Director of Operations Engineering beginning when she joined the Company in July 1993. Prior to joining the Company, Ms. Godwin spent seven years with Apple as a supply base manager, and seven years with Xerox Corporation ("Xerox"), a diversified manufacturer of document copying and processing equipment, as a technical specialist.


     Mr. Millar was appointed Vice President, Engineering and Chief Technology Officer in October 1995 and prior to assuming that position served as the Company's Vice President, Research from October 1993 to October 1995, and as Vice President, Engineering from July 1991 to October 1993. From January 1989 to July 1991, he held various managerial positions in the Company including General Manager of the Advanced Development Group, General Manager of the Macintosh Business Unit and Director of Software Development. Prior to joining the Company, Mr. Millar was Vice President of Engineering and a founder of Infa Corporation, a pen-based computing company, from June 1987 to December 1988.


     Ms. Fosco was appointed Chief Financial Officer in November 1996 and prior to assuming that position served as the Company's Corporate Controller from March 1995 to November 1996 and as Director of Financial Planning and Analysis from February 1994 to March 1995. Prior to joining the Company, Ms. Fosco was Vice President, Controller and Treasurer of Gigatronics, Inc., a manufacturer of microwave and RF signal generators.


     Mr. Boich has been a director of the Company since its inception in May 1986 and was the Chairman of the Board of Directors from April 1991 until March 1994. Mr. Boich has been President and Chief Executive Officer of Rendition, Inc., a developer of graphics chips, since March 1994. Mr. Boich served as the Company's President and Chief Executive Officer from its inception until April 1991 and again assumed these positions from September 1992 through February 1993. From July 1985 to April 1986, Mr. Boich worked as an independent data communications consultant. From March 1982 to July 1985, Mr. Boich was employed by Apple, where he was part of the original Macintosh development team and was responsible for applications software acquisitions and promoting third-party software development for the Macintosh.

     Mr. Carlson had been a director of the Company since September 1996. Mr. Carlson has been Assistant Vice President -- Credit of Mitsubishi Electronics America, Inc., an Electronic Components company, since 1982.





     Mr. Carlson was active on the Creditors Committee on behalf of his employer Mitsubishi Electronics America. Election of Directors Directors are elected by the shareholders at each annual meeting of shareholders to serve until the next annual meeting of shareholders at which such directors are to be elected or until their successors are duly elected and qualified, or until their earlier resignation or removal. Officers are chosen by, and serve at the discretion of, the Board of Directors.



ELECTION OF DIRECTORS

     Directors are elected by the shareholders at each annual meeting of shareholders to serve until the next annual meeting of shareholders at which such directors are to be elected or until their successors are duly elected and qualified, or until their earlier resignation or removal. Officers are chosen by, and serve at the discretion of, the Board of Directors.


COMPENSATION OF DIRECTORS


     Board members are reimbursed for expenses incurred in attending meetings. A director who resigned in September 1996, Mr. David Pratt, received $1,500 for each Board Meeting attended.



     The 1994 Directors Stock Option Plan (the "1994 Directors Plan") was adopted by the Company's Board on December 14, 1994 and approved by the Company's shareholders on February 15, 1995. A total of 173,126 shares of the Company's Common Stock have been reserved for issuance under the 1994 Directors Plan (consisting of 100,000 shares allocated to the 1994 Directors Plan at the time of its adoption by the Board plus 73,126 shares that were authorized for issuance, but not issued or subject to outstanding options, under the Company's 1990 Directors' Stock Option Plan (the "Prior Directors Plan") as of February 15, 1995).






     The 1994 Directors Plan provides for the grant of 10,000 nonqualified stock options ("NQSOs") to non-employee members of the Board upon apppointment to the Board and annual grants of 2,500 NQSOs on each anniversary of a director's initial grant under either the Prior Directors Plan or the 1994 Directors Plan, provided the Director continues to serve on the Board at such time. In addition, each director who receives a grant to purchase 1,250 shares under the Prior Directors Plan after August 30, 1994 and before February 15, 1995 was eligible to receive a one time grant under the 1994 Directors Plan to purchase 1,250 shares of the Company's Common Stock. Although options granted prior to termination of the Prior Directors Plan remain outstanding in accordance with their terms, no further options may be granted under the Prior Directors Plan. As of September 30, 1996, options to purchase 5,938 shares of Common Stock were outstanding under the 1994 Directors Plan. Such options must be exercised within 10 years from the date of grant. During fiscal 1996, Mr. Boich received an option to purchase 2,500 shares of Common Stock under the 1994 Directors Plan at an exercise price of $10.18 per share.



     As of September 30, 1996, options to purchase 26,874 shares of Common Stock at prices ranging from $8.00 to $17.25 per share were outstanding under the Prior Directors Plan. Such options are NQSOs, must be exercised within five years from the date of grant, and were granted in accordance with a non-discretionary formula.



     All director stock options were granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant.

EXECUTIVE COMPENSATION


     The following table sets forth information concerning the compensation awarded to, earned by or paid for services rendered in all capacities to the Company during each of the fiscal years ended September 30, 1994, 1995 and 1996 (except as otherwise indicated) by (i) the Company's Chief Executive Officer, (ii) the Company's two other most highly compensated executive officers who were serving as executive officers as of September 30, 1996, and
(iii) two additional individuals for whom disclosure is otherwise required although such individuals were not serving as executive officers as of September 30, 1996 (collectively, the "Named Executive Officers"). No other officer who held office at September 30, 1996 met the definition of "most highly compensated executive officer" within the meaning of the SEC's executive compensation disclosure rules for this period.


                      SUMMARY COMPENSATION TABLE



                                               Annual Compensation
                                               -------------------
                                                                                               Long Term
                                                                                              Compensation
                                                                                              ------------
                                                                                               Securities
                                                                Annual             Other       Underlying           All Other
Name and Principal Position          Year      Salary($)       Bonus($)       Compensation($)   Options(#)    Compensation($)(1)
---------------------------          ----      ---------       --------       ---------------   ----------    ------------------

Charles W. Berger (2)                1996        275,000       350,000           77,459 (3)       50,000           34,333 (4)
President, CEO and                   1995        275,000        48,700           77,459 (3)       62,500           35,600 (4)
Chairman of the Board of Directors   1994        225,000       117,500           88,417 (3)           --           35,600 (4)

Gregory M. Millar                    1996        182,769        45,000               --           22,500            1,000
Vice President, Engineering          1995        180,000       167,700 (5)           --           40,250            1,000
and Chief Technology Officer         1994        150,000        38,900               --               --            1,000

Mary E. Godwin                       1996        140,000        47,000               --           22,500            1,000
Vice President, Operations           1995        129,540        18,374               --           13,500            1,000
                                     1994        115,884        29,025               --            7,500            1,000

Weldon Bloon (6)                     1996        183,103            --               --           22,500            1,000
Vice President,                      1995        175,103        10,396               --           37,500            1,000
North America Sales                  1994                                            --                             1,000

Kevin MacGillivray (7)               1996         52,000       100,000 (8)           --           22,500            1,000
Vice President, Publishing           1995        135,000        18,000               --           30,000            1,000
                                     1994                                            --            7,381            1,000


------------

(1) Includes the Company's $1,000 matching payment under the Company's 401(k) Plan.

(2)  Mr. Berger joined the Company in March 1993.


(3) Consists of a payment to Mr. Berger to pay for outstanding mortgage interest on his home.

(4)  Includes $34,600 for each of 1994 and 1995, and $33,333 for 1996, of principal and interest forgiven on a $100,000 loan to Mr. Berger. See "Certain Transactions."

(5) Includes a one-time special performance bonus of $155,000. See "Board of Directors and Compensation Committee Report on Executive Compensation."

(6)  Mr. Bloom resigned in May 1996.

(7)  Mr. MacGillivray resigned in February 1996.

(8)  Represents a special performance bonus.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR


     The following table sets forth further information regarding individual grants of stock options pursuant to the Company's 1995 Stock Option Plan during fiscal 1996 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.



                                               Individual Grants
                   -------------------------------------------------------------------------------
                                                                                                      Potential realizable value
                   Number of                                                                            at assumed annual rates
                  securities             % of total                                                          of stock price
                  underlying          options granted           Exercise                                appreciation for option
                    options           to employees in            or base             Expiration               terms ($)(1)
Name               granted (#)           fiscal year            price ($/sh)            date          --------------------------
------------------------------------------------------------------------------------------------------      5%            10%
                                                                                                      --------------------------
Charles W. Berger 50,000 (2)                5.01%                   2.38               12/13/05          74,681         189,257

Gregory M. Millar 22,500 (2)                2.26%                   2.38               12/13/05          33,607          85,166

Mary E. Godwin    22,500 (2)                2.26%                   2.38               12/13/05          33,607          85,166

Weldon Bloom           0                       0                     N/A                  N/A                 0               0

Kevin MacGillivray     0                       0                     N/A                  N/A                 0               0



----------------


(1) The potential realizable value is calculated based on the term of the option at its time of grant, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on option exercises are dependent on future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.


(2) These stock options were granted with an exercise price equal to the closing fair market value of the Company's Common Stock on the date of grant. These options become exercisable with respect to 25% of the options granted on both the first and second anniversaries of their grant, and with respect to 50% of the options on the third anniversary of their grant. These options lapse within 30 days after the termination of an employment or consultancy relationship with the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES



     None of the Named Executive Officers acquired shares of Common Stock upon the exercise of options during fiscal 1996. The following table shows the number of shares of Common Stock represented by outstanding stock options held by each Named Executive Officer as of September 30, 1996 and the value of such options based on the last sales price of the Company's Common Stock on September 27, 1996 (the last trading day prior to the end of fiscal 1996), which was $1 13/16.



                                            Number Of Securities Underlying                        Value of Unexercised
                                                Unexercised Options At                             In-The-Money Options
                                                    Fiscal Year-End                                 At Fiscal Year-End
                                                ----------------------                             --------------------
                                                     Exercisable/                                       Exercisable/
Name                                                Unexercisable                                      Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
Charles W. Berger                                   231,100/131,250                                               N/A

Gregory M. Millar                                    54,621/49,473                                                N/A

Mary E. Godwin                                       17,096/36,403                                                N/A

Weldon Bloom                                                   0/0                                                N/A

Kevin MacGillivray                                             0/0                                                N/A


EMPLOYMENT AND SERVICE AGREEMENTS


CHARLES W. BERGER



     The Company and Mr. Berger entered into an employment agreement dated February 26, 1993, as amended on September 17, 1993, that provides for his at will employment until such time as either the Company or Mr. Berger terminates the employment agreement with or without cause. Under the employment agreement, the Company paid Mr. Berger a sign-on bonus of $25,000 and an initial annual base salary of $225,000, which was increased to $275,000 per annum in 1995 and currently provides for an annual performance bonus per a plan adjusted from time to time by the Compensation Committee. Mr. Berger was also granted stock options to purchase 250,000 shares of the Company's Common Stock at fair market value on the date of grant and the Company loaned him $100,000. See "Certain Transactions."


     In the event of an acquisition following which Mr. Berger is not offered the position of President and Chief Executive Officer of the surviving company (i) the vesting of a portion of his option shares will accelerate,
(ii) all remaining principal and interest under his loan will be forgiven, and (iii) Mr. Berger will, subject to certain conditions, continue to receive his salary and benefits during a twelve month transition period. For purposes of the employment agreement, an "acquisition" is defined as the sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation, or the acquisition of more than fifty percent (50%) of the outstanding shares of the Company by a single person or a group of related persons.

     If Mr. Berger's employment is terminated by the Company for any reason other than cause or following an acquisition, Mr. Berger will continue to receive his salary, and vest under his stock options for six months.


MARK HOUSLEY



     The Company and Mark Housley, the Company's President and Chief Operating Officer, entered into an employment relationship by letter dated December 20, 1996 that provides for his at will employment until such time as either the Company or Mr. Housley terminates the relationship with or without cause. The letter provides for an initial annual base salary of $200,000 and a target annual performance bonus of up to $100,000. Mr. Housley was also granted a stock option to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $0.531 per share, the fair market value on the date of grant.



     If Mr. Housley's employment is terminated by the Company for any reason other than for cause, Mr. Housley will continue to receive salary and vest under his option for six months. If Mr. Housley does not have the opportunity to continue as COO and President after any acquisition of the Company, Mr. Housley will continue to receive salary and vest under his option for twelve months.


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     The provisions of Section 317 of the California Corporations Code,
Article V of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification to the fullest extent permitted by law for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director, officer or employee of the Registrant. This indemnification may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act. In addition, Article IV of the Registrant's Articles of Incorporation provides that the liability of the Registrant's directors shall be eliminated to the fullest extent permissible under the California Law.

     The Company has entered into Indemnity Agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Registrant's Articles of Incorporation and Bylaws.

     The Company currently carries a director and officer liability insurance policy with a per claim and annual aggregate coverage limit of $10 million.

                              CERTAIN TRANSACTIONS

     In September 1993, the Company loaned $100,000 to Charles W. Berger, the Company's President and Chief Executive Officer, as required under the terms of his Employment Agreement. The loan has a three-year term and accrues simple interest at the rate of 3.9% per annum. The loan is secured by shares of Common Stock subject to Mr. Berger's stock option, and fifty percent (50%) of the proceeds from the sale of any such shares is payable to the Company until such time as the loan is paid in full. One third of the principal amount, together with all accrued interest, was forgiven by the Company on each anniversary of the date that Mr. Berger commenced employment with the Company, which was March 22, 1993. As of June 30, 1996, no amounts remained outstanding under the loan.


     Pursuant to the terms of his employment agreement, Mr. Berger was also granted an option to purchase an additional 250,000 shares of Common Stock on such date at an exercise price of $7.75 per share.



     In December 1995, all stock options held by Mary Godwin, Cherrie Fosco and Greg Millar were repriced to $2.38, the fair market value on the date of the repricing.

     In October 1996, the Board of Directors authorized the repricing of all stock options, subject to regulatory approval, for all employees of the Company, including the Named Executive Officers and Ms. Fosco. The repricing has not yet occurred. At the same time, additional options to purchase 1,209,807, 604,903 and 604,903 shares were granted to Mr. Berger, Ms. Godwin and Ms. Fosco, respectively, subject to regulatory approval and shareholder approval of the amendments to the Company's 1995 Stock Option Plan at the Company's 1997 Annual Meeting of Shareholders, to be held February 25, 1997.


     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements the officer or director may be required to pay in actions or proceedings which the officer or director is or may be made a party by reason of the officer's or director's position with the Company, and otherwise to the full extent permitted under California law and the Company's By-laws.


     Three shareholders of the Company, SCI Technology, Inc. ("SCI"), Mitsubishi Electronics America Corp. ("Mitsubishi" or "Mitsubishi Electronics") and Hamilton Hallmark/Avnet Co. ("HH/Avnet"), have been significant suppliers of the Company. SCI provides graphics cards; Mitsubishi supplies monitors; and HH/Avnet supplied components for the Company's systems business (which was sold to UMAX in February 1996). Mr. Carlson, an executive with Mitsubishi Electronics, became a director of the Company in September 1996. The Company's purchases from SCI for the 1996, 1995 and 1994 fiscal years were approximately $25.2 million. $10.0 million and $0, respectively (SCI began doing business with the Company in fiscal
1995). Purchases from Mitsubishi for the 1996, 1995 and 1994 fiscal years were approximately $14.1 million, $30.0 million and $10.0 million, respectively. The Company no longer does business with HH/Avnet, although purchases from HH/Avnet for fiscal 1996 were approximately $6.5 million (the Company began doing business with HH/Avnet during fiscal 1996.)



     Each of SCI, Mitsubishi and HH/Avnet beneficially own 6,009,200, 3,999,901 and 3,188,966 shares of Common Stock respectively and 2,958,017, 1,217,361 and 970,555 Rights, respectively. All of the foregoing securities were acquired pursuant to the Plan, pursuant to which SCI, Mitsubishi and HH/Avnet accepted such securities in satisfaction claims of approximately $12.8 million, $5.1 million and $4.0 million, respectively.



     In connection with the Plan, the Company granted Mitsubishi Electronics a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $1.00 per share in consideration of the extension of open credit terms to the Company.

Currently, the Company's credit line is $500,000. If no higher amount of credit is extended and utilized then only 50,000 Warrants may be exercised. If $2,000,000 in credit is extended and utilized, then all 200,000 warrants will be exercisable. The warrants are exercisable for a four year period, unless Mitsubishi Electronics terminates the credit for reasons other than a default by the Company.


     Mitsubishi was granted a security interest of up to $4.4 million in the technology and intellectual property utilized in the Company's PressView products in order to secure the Company's payment obligations with respect to the manufacturing of the Company's PressView products.


     IBM Credit has been the Company's primary secured lender since February 1995. The Company has granted to IBM Credit a security interest in substantially all of its assets. For the current fiscal year and the 1995 fiscal year, interest payments to IBM Credit were approximately $1.4 million and $2.9 million respectively. Also, during the 1995 calendar year, IBM Credit's parent corporation, International Business Machines Corporation, manufactured systems products (specifically Mac clones) for the Company for which it was paid approximately $20 million through the IBM Credit Facility.



     In June 1996, the Company granted IBM Credit an option to purchase 10% of the shares of Series B Preferred Stock of Parent owned by the Company at a purchase price of $0.01 per share. This option now represents an option to purchase 10% of the shares of Parent Common Stock owned by the Company.


     As described under "Recent Developments--Debt for Equity Exchange" the Company issued 750,000 shares of Series A Convertible Preferred Stock and Warrants to purchase 600,000 shares of Common Stock in satisfaction of $3.0 million of indebtedness to IBM Credit, as well as in consideration of restructuring the terms of the Company's remaining $23.4 million indebtedness to IBM Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of the terms of the restructured IBM Credit loan.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                        PRINCIPAL AND SELLING SECURITYHOLDERS


     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 31, 1996 for (i) each shareholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) the Chief Executive Officer and each of the other Named Executive Officers; (iii) each of the Company's directors, (iv) all current directors and executive officers of the Company as a group and (v) the Selling Securityholders. This table assumes that the Selling Securityholders will sell all of the Company's securities held by them. The Company is unable to determine the exact number of shares that will actually be sold. Assignees of Selling Securityholder, if any, who acquire shares of Common Stock of the Company from the Selling Securityholder and satisfy certain conditions are entitled to the same registration rights as the Selling Securityholder. If any such assignee wishes to sell shares hereunder, this Prospectus will be amended or supplemented to name such assignee as a Selling Securityholder. Except as otherwise described below or under "Certain Transactions" or in Note 1 to the Notes to Consolidated Financial Statements, all Selling Securityholders were creditors of the Company to whom the Company had outstanding accounts payable, and such creditors agreed to receive Common Stock and Rights in satisfaction of their claims, and the Selling Securityholders have not had any other position, office or other material relationship with the Company within the past three years. Unless otherwise noted, all Selling Securityholders are offering shares of Common Stock.



                                                                                                             Shares Beneficially
                                                                                                                  Owned After
                                                                                                                  Offering (1)
                                      Shares Beneficially Owned                   Number of Shares         ------------------------
Name of Beneficial Owner                Prior to Offering (1)        Percent        Being Offered          Number           Percent
------------------------              -------------------------      -------      ----------------         ------           -------
Named Executive Officers, Directors
and 5% Shareholders
-------------------

Michael D. Boich (2)                            157,426                  *                --                157,426             *
Charles W. Berger (3)                           281,250                  *                --                281,250             *
Gregory M. Millar (4)                            65,671                  *                --                 65,671             *
Mary E. Godwin (5)                               29,179                  *                --                 29,179             *
Carl A. Carlson (6)                           3,199,001               7.3%            5,417,262                   0             *
Weldon Bloom (7)                                      0                  *                --                      0             *
Kevin MacGillivray (8)                                0                  *                --                      0             *
All current executive officers and
directors as a group (8 persons) (9)          4,547,666                8.3            5,417,262             547,765             *
IBM Credit Corporation (10)                   6,123,030               11.2                (11)                    0             *
Mitsubishi Electronics America, Inc. (12)     3,999,001                7.3            5,417,262                   0             *
SCI Technology, Inc. (13)                     6,009,200               11.0           12,677,217                   0             *
Hamilton Hallmark/Avnet Co. (14)              3,188,966                5.9            4,159,521                   0             *

Selling Securityholders
-----------------------
A&R Partners (15)                                60,577                  *               79,013                   0             *
All American, Inc.                                8,536                  *               11,134                   0             *
American Credit Indemnity                       117,723                  *              153,552                   0             *
AMP Incorporated                                 99,655                  *              129,985                   0             *
Apple Computer Inc.                             295,885                  *              385,937                   0             *
Avex Electronics, Inc.                        1,649,208                3.0            2,151,141                   0             *
Bell Microproducts, Inc.                        156,303                  *              203,874                   0             *

                                        47


                                                                                                             Shares Beneficially
                                                                                                                  Owned After
                                                                                                                  Offering (1)
                                      Shares Beneficially Owned                   Number of Shares         ------------------------
Name of Beneficial Owner                Prior to Offering (1)        Percent        Being Offered          Number           Percent
------------------------              -------------------------      -------      ----------------         ------           -------

Boise Cascade Office Products Corp.              19,625                  *               25,598               0                *
Broniec Associates                              124,781                  *              162,758               0                *
Cadence Design Systems Inc.                     161,562                  *              210,733               0                *
Capetronic, Inc.                                 69,527                  *               90,687               0                *
Capital Components                                2,806                  *                3,660               0                *
CB Commercial, Inc.                             146,387                  *              190,940               0                *
The Cerplex Group, Inc.                         237,262                  *              309,472               0                *
CKS Group, Inc.                                 159,496                  *              208,038               0                *
Clearbrook & Co. Ltd.                           966,153                1.8            1,260,199               0                *
Communication Arts                                6,659                  *                8,686               0                *
Continental Circuits Corp.                      666,177                1.2              868,927               0                *
Cooley Godward Castro Huddleson & Tatum LLP      63,436                  *               82,743               0                *
Mike Coryell                                    233,198                  *              304,171               0                *
Craftsman Printing Inc.                          99,633                  *              129,956               0                *
Crystal Semiconductor Inc.                       23,646                  *               30,842               0                *
DGR Technologies (15)                            39,579                  *               51,625               0                *
Digital Equipment Corporation                   929,474                1.7            1,212,357               0                *
Discopylabs                                      33,703                  *               43,960               0                *
Douglas Stewart Co.                             171,708                  *              223,967               0                *
Dynamic Circuits Inc.                            54,246                  *               70,756               0                *
Entex Information Services                      124,781                  *              162,758               0                *
Epson America Inc.                              165,457                  *              215,813               0                *
Eric Electronics, Inc.                           72,946                  *               95,147               0                *
Icon International, Inc. (15)                   472,207                  *              615,922               0                *
Inacom Corp.                                    146,072                  *              190,529               0                *
Infinity Technical Sales, Inc.                   59,560                  *               77,687               0                *
International Communications, Inc.               70,185                  *               91,546               0                *
Lanier Worldwide Inc.                           164,270                  *              214,265               0                *
Lasex                                             3,174                  *                4,140               0                *
Ramina Kachi                                      2,875                  *                3,750               0                *
Mack Technologies, Inc.                         580,008                1.1              756,532               0                *
Magnetek, Inc.                                  223,878                  *              292,015               0                *
Manufacturers Services Limited                1,721,137                3.2            2,244,961               0                *

                                        48


                                                                                                             Shares Beneficially
                                                                                                                  Owned After
                                                                                                                  Offering (1)
                                      Shares Beneficially Owned                   Number of Shares         ------------------------
Name of Beneficial Owner                Prior to Offering (1)        Percent        Being Offered          Number           Percent
------------------------              -------------------------      -------      ----------------         ------           -------

Marlow Industries, Inc.                          72,576                  *               94,664               0                *
McCutchen, Doyle, Brown & Enerson               288,703                  *              376,569               0                *
Merisel                                         872,930                1.6            1,138,604               0                *
Metrowerks Corporation                            1,853                  *                2,417               0                *
Microage Computer                               885,783                1.6            1,155,369               0                *
Mitsubishi International Corporation            300,797                  *              392,344               0                *
Morgan Stanley & Co., Inc.                      475,414                  *              620,105               0                *
Oracle Corporation                              147,202                  *              192,003               0                *
Pacific Rim Data Sciences                        57,109                  *               74,490               0                *
Pan International (USA)                           9,021                  *               11,766               0                *
Robert A. Pollock                                13,452                  *               17,546               0                *
Proto Engineering                                46,982                  *               61,281               0                *
PTA Corporation                                   8,671                  *               11,310               0                *
Quantum                                       1,266,048                2.3            1,651,367               0                *
Rand Technology, Inc.                             4,921                  *                6,419               0                *
RSVP                                             59,346                  *               77,408               0                *
Sampo Corporation of America                     88,704                  *              115,701               0                *
San Jose Blueprint                                3,303                  *                4,308               0                *
Sherpa Corporation                              268,196                  *              349,721               0                *
Synopsys, Inc.                                   90,997                  *              118,692               0                *
Tech Data Corporation                         1,296,908                2.4            1,691,619               0                *
Tektronix, Inc.                                  67,982                  *               88,672               0                *
Telo Electronics, Inc.                            7,517                  *                9,805               0                *
Toshiba America Electronics Components Inc.     227,787                  *              297,114               0                *
Total Corporate Services, Inc.                      919                  *                1,199               0                *
Valmark Industries, Inc.                          5,550                  *                7,239               0                *
Jean Vollum & Steven Vollum Trustee           1,449,339                2.7            1,890,519               0                *
UTADTD3486
Wajilei Foundation (16)                         158,000                  *              182,348               0                *
Mark Wiprud                                     233,198                  *              304,171               0                *
Yamamoto Mfg. (USA) Inc.                         46,031                  *               60,041               0                *
Ziff-Davis Publishing Company Inc.              140,697                  *              183,518               0                *
Radius Creditors' Trust                         444,253                  *              579,460               0                *


------------
*  Less than one percent.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Based on 54,497,796 shares of Common Stock outstanding prior to the offering. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of Warrants or options or conversion of convertible securities. Calculations of percentages of beneficial ownership assume the exercise of Warrants or options or conversion of convertible securities by only the respective named securityholder of all Warrants, options or convertible securities convertible into Common Stock held by such securityholder which are convertible or exercisable within 60 days of December 31, 1996. Because the shares of Common Stock issuable pursuant to the Rights are issuable only in the event that the Series A Convertible Preferred Stock is converted into Common Stock, the shares of Common Stock beneficially owned by Selling Securityholders do not include an aggregate of 11,046,060 shares issuable pursuant to Rights issued to Selling Securityholders other than IBM Credit (which Selling Securityholder does not own any Rights).

(2) Includes 5,625 shares subject to options exercisable within 60 days of December 31, 1996.

(3) Represents 150 shares held by Mr. Berger as beneficial owner for his children, and 281,100 shares subject to options exercisable within 60 days of December 31, 1996.

(4) Represents shares subject to options held by Mr. Millar that are exercisable within 60 days of December 31, 1996.

(5) Includes 26,956 shares subject to options held by Ms. Godwin that are exercisable within 60 days of December 31, 1996.

(6) Represents shares held by Mitsubishi Electronics America, Inc., of which Mr. Carlson is an executive officer. Mr. Carlson disclaims beneficial ownership of all such shares.

(7)  Mr. Bloom resigned in May 1996.

(8)  Mr. MacGillivray resigned in February 1996.

(9) Includes the shares described in all footnotes above relating to current directors and Named Executive Officers, and a total of 15,139 shares subject to options held by one executive officer exercisable within 60 days of December 31, 1996.

(10) Represents shares issuable upon conversion of Series A Convertible Preferred Stock and upon exercise of Warrants. Also assumes that 5,523,030 shares of Common Stock is issuable upon conversion of the Series A Convertible Preferred Stock. In the event the trading price of the Company's Common Stock exceeds certain levels, an aggregate of 6,075,333 shares of Common Stock could be issued upon conversion of the Series A Convertible Preferred Stock. IBM Credit is the Company's secured lender. See "Certain Transactions." IBM Credit's address is 1133 Westchester Avenue, White Plains, NY 10604.

(11) IBM Credit is offering up to 6,675,333 shares of Common Stock, 750,000 shares of Series A Convertible Preferred Stock and 600,000 Warrants.

(12) Does not include 1,242,459 shares of Common Stock pursuant to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. Includes 200,000 shares issuable upon exercise of Warrants. Mitsubishi Electronics America, Inc.'s address is 5665 Plaza Drive, Cypress, CA 90630.

(13) Does not include 3,019,003 shares of Common Stock issuable pursuant to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. SCI Technology Inc.'s address is 2101 Clinton Avenue, Huntsville, AL 35805.

(14) Does not include 990,565 shares of Common Stock issuable pursuant to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. Hamilton Hallmark/Avnet Co.'s address is P.O. Box 100340, Pasadena, CA 91189.

(15) The Company believes that this shareholder has sold substantially all of its shares of Common Stock.

(16) Such Selling Securityholder acquired 78,000 of the shares of Common Stock offered hereby in connection with a private placement transaction occurring in June 1995.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of December 31, 1996, there were outstanding approximately 54,497,496 shares of Common Stock held of record by approximately 3,606 shareholders, 750,000 shares of Preferred Stock outstanding, all of which are designated as Series A Convertible Preferred Stock and held of record by IBM Credit, and options to purchase approximately 1,099,504 shares of Common Stock.


COMMON STOCK

     Each shareholder is entitled to one vote for each share of Common Stock held on all matters. The holders of Common Stock have no preemptive or other rights to subscribe for additional shares. All outstanding shares of Common Stock are, and those offered hereby will be, validly issued, fully paid and non assessable. Subject to preferences that may be applicable to holders of any Preferred Stock then outstanding, holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock at that time outstanding, subject to prior distribution rights of creditors of the Company and to the preferential rights of any shares of Preferred Stock then outstanding.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no Preferred Stock other than the Series A Convertible Preferred Stock and has no current plan to issue any additional shares of Preferred Stock.

     SERIES A CONVERTIBLE PREFERRED STOCK

     The dividend, liquidation and certain redemption features of the Series A Convertible Preferred Stock, each of which is discussed in greater detail below, are determined by reference to the Liquidation Price of the Series A Convertible Preferred Stock, which is defined in the aggregate as $3.0 million plus any accrued but unpaid dividends.

     Dividends on the Series A Convertible Preferred Stock accrue cumulatively at a rate of 10% per annum of the Liquidation Price and are payable on a quarterly basis in cash or in shares of Common Stock, at the Company's discretion. The Series A Convertible Preferred Stock ranks senior to any other Preferred Stock and the Common Stock with respect to the declaration and payment of dividends.

     Upon dissolution, liquidation or winding up of the Company, holders of the Series A Convertible Preferred Stock will be entitled to receive from the assets of the Company available for distribution to shareholders an amount in cash or property or a combination thereof per share equal to the Liquidation Price. The Series A Convertible Preferred Stock ranks senior to the Common Stock and any other Preferred Stock which may subsequently be issued with respect to the receipt of liquidation proceeds.


      The Series A Convertible Preferred Stock is redeemable at the Liquidation Price the option of holders of a majority of the outstanding shares of Series A Convertible Preferred Stock upon the sale by the Company of any part of the Company's interest in Splash Technology Holdings, Inc. or its other portfolio interests, upon the occurrence of certain extraordinary events such as the sale or disposition of some or all of the Company's operating assets or businesses, the sale of the Company's inventory outside of the ordinary course of business, or the merger or consolidation of the Company with another entity (such events are referred to as "Triggering Events") which Triggering Event (or combination of Triggering Events for the prior 12 months) yields available net proceeds to the Company of $100,000 (only to the extent of the available net proceeds from such Triggering Event and subject to legal availability of funds therefor). Available net proceeds are defined as the net proceeds to the Company from a Triggering Event after any required payments to holders of the Company's indebtedness. The holders may elect to have their shares redeemed within 10 days after sending of the notice of the Triggering Event (the "Election Period"). In the event that such holders do not elect such redemption within the Election Period, Radius can redeem the Series A Convertible Preferred Stock (to the extent of the available net proceeds to the Company resulting from such Triggering Event and subject to the legal availability of funds therefor) at a redemption price equal to 110% of the Liquidation Price by notifying the holders of its intention to so redeem the Series A Convertible Preferred Stock within 30 days after the expiration of the Election Period (the "Second Notice"). The holders may then elect, within fifteen days of receiving the Second Notice, to convert into Common Stock. The number of shares subject to such conversion shall be equal to the amount of the available net proceeds to the Company from such Triggering Event divided by the Liquidation Price.

     The Series A Convertible Preferred Stock will vote on all matters submitted to a vote of the Company's shareholders together as a single class with all other classes of the Company's capital stock with each share of Series A Convertible Preferred Stock having the number of votes which would be cast if such shares were converted at the option of the holders into Common Stock on the day prior to the date of the vote except as otherwise required by applicable law.

     Except as described below, the Series A Convertible Preferred Stock will be subject to conversion from time to time, in whole or in part, at the option of the holder, into an aggregate of 5,523,030 shares of Common Stock with each share being convertible into 7.364 shares of Common Stock, subject to adjustment in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.

     A portion of the Series A Convertible Preferred Stock is automatically subject to conversion at any time 90 days after the effective date of the Registration Statement of which this Prospectus is a part (and if such Registration Statement is in effect or the use of this Prospectus has not been suspended) in the event that the trading price of the Company's Common Stock exceeds, for a period of 15 consecutive trading days, a price per share equal to $0.815 and a registration statement with respect to the Common Stock issuable upon conversion of such securities is in effect. Upon such an event, 93,750 shares of the Series A Convertible Preferred Stock would be convertible into an aggregate of 759,413 shares of Common Stock (or 8.1004 shares of Common Stock for each share of Series A Convertible Preferred Stock). No more than 93,750 shares of Series A Convertible Preferred Stock may be so converted in any fiscal quarter. The trading price of the Common Stock must then exceed $0.815 per share in a subsequent quarter before the Series A Convertible Preferred can be again subject to such a conversion.

RIGHTS

     The Company issued Rights to receive an aggregate of 11,046,060 shares of Common Stock to unsecured creditors who received shares of Common Stock in satisfaction of their claims, (including 240,824 Rights to the Radius Creditors Trust). Each Right entitles the holder thereof to receive one share of Common Stock if and when all of the shares of Series A Convertible Preferred Stock is converted into Common Stock. The Rights are not transferable.

     The Rights contain standard antidilution provisions in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.

WARRANTS

     The Company issued Warrants to purchase an aggregate of 600,000 shares of Common Stock to IBM Credit and an aggregate of 200,000 shares of Common Stock to Mitsubishi Electronics.

     The Warrants are exercisable at any time, for a four-year period at an exercise price of $1.00 per share, and may also be exercised on a "net exercise" or "cashless" basis or in settlement of debt. The term of Mitsubishi's Warrants will terminate thirty days after the complete withdrawal of credit for any reason other than a default by the Company.

     The Warrants contain standard antidilution provisions in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.


      The Company expects to grant Warrants to other suppliers which extend open credit terms to the Company for up to an additional 400,000 shares of Common Stock, although such Warrants will not be included in the Registration Statement of which this Prospectus is a part.

REGISTRATION RIGHTS


     Upon the expiration of this offering, holders of shares of Common Stock and Rights issued to the Company's unsecured creditors as well as the Series A Convertible Preferred Stock and Warrants will have demand registration rights with respect to the shares of Common Stock held by them and the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock or upon exercise of the Rights and Warrants. IBM Credit will also have demand registration rights with respect to any shares of Common Stock which are paid in lieu of cash dividends on the Series A Convertible Preferred Stock. These registration rights will permit such holders to cause the Company to register such shares of Common Stock as soon as practicable after the Closing. The Company will maintain the effectiveness of any such registration statement until such shares may be sold pursuant to Rule 144 in a three-month period without registration or until it is eligible to file a registration statement on Form S-3, at which time the original registration statement will be terminated and the Company will file a registration statement on Form S-3 as soon thereafter as practicable in order to minimize any period of non-effectiveness. Notwithstanding the foregoing, upon the occurrence of certain events, the Company will be entitled to suspend the use of the Registration Statement. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company. See "Risk Factors -- Shares Eligible For Future Sale."


Transfer Agent and Registrar


     The Transfer Agent and Registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                               PLAN OF DISTRIBUTION

SHARES TO BE OFFERED BY THE COMPANY

     The Registration Statement of which this Prospectus forms a part includes shares of Common Stock with a fair market value of up to $600,000 in the event that the Company elects to make its first eight quarterly dividend payments on the Series A Convertible Preferred Stock in shares of Common Stock in lieu of cash.

     The Company has not entered into, and does not intend to enter into, any agreement, arrangement or understanding with any underwriter or any broker or market maker with respect to the securities offered by the Company hereby.

     IBM Credit received 750,000 shares of Series A Convertible Preferred Stock in connection with the Plan. Because dividends on the Series A Convertible Preferred Stock may be paid in cash or in shares of the Company's Common Stock, the Company may elect to pay such dividends in shares of Common Stock with a fair market value of $75,000 on each of the first eight quarterly dividend payment dates for the Series A Convertible Preferred Stock. The Company will not receive any cash proceeds from the issuance of Common Stock in lieu of such cash dividends. See "Recent Developments -- Debt for Equity Exchange," "Use of Proceeds" and "Description of Capital Stock."

SECURITIES TO BE OFFERED BY THE SELLING SECURITYHOLDERS

     In connection with the Plan, the Company and the Selling Securityholders entered into a Registration Rights Agreement (the "Agreement") with the Company. The Registration Statement of which this Prospectus forms a part has also been filed pursuant to the Agreement.

     To the Company's knowledge, the Selling Securityholders have not entered into any agreement, arrangement or understanding with any underwriter or any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

     The shares of Common Stock to be offered by the Selling Securityholders hereby may be offered and sold from time to time by the Selling Securityholders. The Selling Securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the SmallCap Market or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer engaged by the Selling Securityholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Company has been advised by the Selling Securityholder that it has not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Securityholder in amounts to be negotiated immediately prior to the sale.

     In offering the shares, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     The Selling Securityholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, the Selling Shareholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Securityholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

     Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The Agreement provides that the Registration Statement of which this Prospectus forms a part will remain in effect for 24 months. Notwithstanding the foregoing, upon the occurrence of certain events, the Company may suspend the use of this Prospectus.

     Upon the occurrence of any of the following events, this Prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made: (a) to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the Prospectus, (b) if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the Prospectus, (c) if the Selling Securityholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the Prospectus and (d) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus.


     THE CALIFORNIA DEPARTMENT OF CORPORATIONS REQUIRES THAT ANY CALIFORNIA RESIDENT WHO PURCHASES THESE SECURITIES MEET CERTAIN MINIMUM FINANCIAL STANDARDS (THE "INVESTOR SUITABILITY REQUIREMENTS"): NAMELY, THE PURCHASER MUST (i) HAVE AN ANNUAL GROSS INCOME OF $65,000 AND A NET WORTH OF $250,000, OR A NET WORTH OF $500,000 (IN EACH CASE EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES), (ii) BE A BANK, SAVINGS AND LOAN ASSOCIATION, TRUST COMPANY, INSURANCE COMPANY, INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUST, OR CORPORATION OR OTHER ENTITY WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES HAS A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO ITS MOST RECENTLY PREPARED FINANCIAL STATEMENTS (WHICH HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14.0 MILLION, AND SUBSIDIARIES OF THE FOREGOING (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING SUCH SECURITIES), OR (iii) BE AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF REGULATION D UNDER THE ACT.



     NO CALIFORNIA RESIDENT WILL BE ALLOWED TO PURCHASE THE SECURITIES OFFERED HEREBY UNLESS IT MEETS THESE INVESTOR SUITABILITY REQUIREMENTS. UPON RECEIPT OF THIS PROSPECTUS AND THE ATTACHED SUPPLEMENT, SUCH PURCHASER MUST REPRESENT THAT IT MEETS THESE SUITABILITY STANDARDS BY SIGNING AND RETURNING A COPY OF THE SUPPLEMENT TO THE SELLING SHAREHOLDER OR, IF APPLICABLE, THE COMPANY.



     THE COMPANY WILL BEAR ESTIMATED EXPENSES OF APPROXIMATELY $250,000 IN CONNECTION WITH THE OFFERING OF THE SECURITIES OFFERED HEREBY.


                                    LEGAL MATTERS

     The validity of the issuance of the shares of Series A Convertible Preferred Stock, Common Stock and the Warrants offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306.

                                        EXPERTS


     The consolidated financial statements of Radius Inc. at September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                                                         Page
                                                                         ----

   Report of Ernst & Young LLP, Independent Auditors                     F-2

   Consolidated Balance Sheets at September 30, 1996 and 1995            F-3

   Consolidated Statements of Operations for the Years Ended
      September 30, 1996, 1995 and 1994                                  F-4

   Consolidated Statements of Shareholders' Equity for the Years Ended
      September 30, 1996, 1995, and 1994                                 F-5

   Consolidated Statements of Convertible Preferred Stock and
      Shareholders' Equity                                               F-6

   Consolidated Statements of Cash Flows for the Years Ended
      September 30, 1996, 1995, and 1994                                 F-7

   Notes to Consolidated Financial Statements                            F-8


   September 30, 1996, 1995 and 1994                                     F-25
   Schedule II:  Valuation and Qualifying Accounts


UNAUDITED PROFORMA FINANCIAL INFORMATION                                 P-1

                  REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
RADIUS INC.


     We have audited the accompanying consolidated balance sheets of Radius Inc. as of September 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended September 30, 1996. Our audits also included the financial statement schedule listed in the Index at Item 16 (b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the consolidated financial position of Radius Inc. at September 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.






                                                     /s/ Ernst & Young LLP



San Jose, California
November 7, 1996

CONSOLIDATED BALANCE SHEETS

September 30  (in thousands)
                                                               1996      1995
                                                               ----      ----

ASSETS
Current assets:
Cash and cash equivalents                                  $  2,974   $ 4,760
Accounts receivable, net of allowance for doubtful accounts
     of $2,132 in 1996 and $8,502 in 1995                     8,123    61,644
Inventories                                                  12,852    15,071
Prepaid expenses and other current assets                       366     2,336
Income tax receivable                                           514       519
                                                            -------    ------

Total current assets                                         24,829    84,330

Investment in Splash Technology Holdings, Inc.               19,152        --
Property and equipment, net                                   1,495     3,031
Deposits and other assets                                        50       517
                                                           --------  --------

                                                           $ 45,526  $ 87,878
                                                           --------  --------
                                                           --------  --------

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

Current liabilities:
   Accounts payable                                        $  5,004  $ 73,098
   Accrued payroll and related expenses                       2,678     5,815
   Accrued warranty costs                                       478     3,170
   Other accrued liabilities                                  2,545    11,920
   Accrued income taxes                                       2,227     1,665
   Accrued restructuring and other charges                      425    17,013
   Short-term borrowings                                      1,922    29,489
   Obligations under capital leases - current portion         1,074     1,494
                                                            -------  --------

        Total current liabilities                            16,353   143,664



Long-term borrowings                                         21,940        --
Obligations under capital leases-noncurrent portion             273     1,331


Commitments and contingencies

Convertible preferred stock, no par value, 750 shares
   authorized and issued and outstanding in 1996; none
   authorized or issued and outstanding in 1995               3,000        --
Shareholders' Equity: (Net capital deficiency):
   Preferred stock, no par value, 2,000 authorized; none
   issued and outstanding in 1996 and 1995                       --        --
Common stock, no par value; 100,000 shares authorized;
   issued and outstanding 54,408 shares in 1996 and
   17,143 shares in 1995                                    168,746   113,791
Common stock to be issued                                        --    12,022
Accumulated deficit                                        (183,968) (182,993)
Unrealized gain on available-for-sale securities             19,152        --
Accumulated translation adjustment                               30        63
                                                           --------  --------

   Total shareholders' equity
     (Net capital deficiency)                                 3,960  (57,117)
                                                            -------  --------
                                                          $  45,526  $ 87,878
                                                           --------  --------
                                                           --------  --------



See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

For years ended September 30
(in thousands, except per share data)

                                                     1996     1995     1994
                                                     ----     ----     ----



Net sales                                         $ 90,290  $308,133  $324,805

Cost of sales                                       77,382   302,937   276,948
                                                  --------  --------  --------

       Gross profit                                 12,908     5,196    47,857
                                                   --------  --------  -------

Operating expenses:
   Research and development                          7,478    19,310    33,956

   Selling, general and administrative              25,886    90,068    94,731
                                                   --------  --------  -------
      Total operating expenses                      33,364   109,378   128,687
                                                   --------  --------  -------
Loss from operations                              ( 20,456) (104,182)  (80,830)

Other income (expense), net                         24,032    (3,045)     (376)

Interest expense                                    (3,736)   (3,023)     (869)

Litigation settlement                                   --   (12,422)       --
                                                 ---------   --------  --------

Loss before income taxes                               160  (122,672)  (82,075)

Provision (benefit) for income taxes                   815     9,070    (4,600)
                                                 ---------   --------  --------


Net loss                                            $ (975)$(131,742) $(77,475)
                                                   --------  --------  -------
                                                   --------  --------  -------
Net loss per share                                  $(0.05)    (8.75) $  (5.70)
                                                   --------  --------  -------
                                                   --------  --------  -------
Common shares used in computing
  net loss per share                                21,251    15,049    13,598
                                                   --------  --------  -------
                                                   --------  --------  -------


See accompanying notes.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS'
EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994
(IN THOUSANDS)


                                                                                  Unrealized       Total
                                                                      Retained      Gain on      Shareholders'
                                          Convertible                 Earnings      Available-     Equity (Net
                                           Preferred     Common     (Net Capital    for-sale        Capital
                                             Stock        Stock      Deficiency)    Securities     Deficiency)
                                          ----------------------------------------------------------------------
Balance at September 30, 1993            $      --      $  81,949    $  16,206    $         --        $ 98,155
Issuance of 350 shares of common stock
   under Stock Option Plans                     --          1,800           --              --           1,800
Issuance of 170 shares of common stock
   under Employee Stock Purchase Plans          --            989           --              --             989
Issuance of 206 shares of common stock
   pursuant to the acquisition of VideoFusion   --          1,854           --              --           1,854
Tax benefit from stock options exercised        --            425           --              --             425
Amortization of deferred compensation           --             --           22              --              22
Currency translation adjustment                 --             --            7              --               7
Net loss                                        --                     (77,475)             --         (77,475)
Elimination of SuperMac net loss
   for the three months ended December 31, 1993 --             --        9,914              --           9,914
                                         ----------------------------------------------------------------------

Balance at September 30, 1994                   --         87,017      (51,326)             --          35,691
Issuance of 214 shares of common stock
   under Stock Option Plans                     --          1,254           --              --           1,254
Issuance of 162 shares of common stock
   under Employee Stock Purchase Plan           --          1,298           --              --           1,258
Issuance of 212 shares of common stock
   pursuant to the acquisition of
   VideoFusion                                  --          2,857           --              --           2,857
Settlement of Litigation-
                  common stock to be issued     --         12,022           --              --          12,022
Issuance of 2,509 shares of common stock
   through private placement                    --         21,365           --              --          21,365
Currency translation adjustment                 --             --          138              --             138
Net loss                                        --             --     (131,742)             --        (131,742)
                                         ----------------------------------------------------------------------


Balance at September 30, 1995                   --        125,813     (182,930)             --         (57,117)
Issuance of 120 shares of common stock
   under Stock Option Plans                     --            406           --              --             406
Issuance of 14 shares of common stock under
   Employee Stock Purchase Plan                 --             24           --              --              24
Issuance of 36,294 shares of common
   stock to Creditors                           --         42,503           --              --          42,503
Issuance of 750 shares of preferred
                             stock to IBM    3,000             --           --              --           3,000
Issuance of 837 shares of common stock
   in partial settlement of litigation          --             --           --              --              --
Unrealized gain on available-for-sale securities--             --           --          19,152          19,152
Translation gain/(loss)                         --             --          (33)             --             (33)
Net loss                                        --             --         (975)             --            (975)
                                         ----------------------------------------------------------------------

Balance at September 30, 1996              $ 3,000      $ 168,746    $(183,938)       $ 19,152         $ 3,960
                                         ----------------------------------------------------------------------
                                         ----------------------------------------------------------------------


See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



For years ended September 30
(in thousands)                                                               1996               1995            1994
                                                                             ----               ----            ----
Cash flows from operating activities:
   Net loss                                                                 $(975)          $(131,742)        $(77,475)
Adjustments to reconcile net loss to net cash
used in operating activities:
   Depreciation and amortization                                            1,453               4,689            4,542
   Gain on the sale of the Color Server Group                             (20,638)                 --               --
   Acquired in-process research and development expenses                       --                  --            2,550
   Elimination of SuperMac net loss for the three months
       ended December 31, 1993                                                 --                  --            9,914
   Non-cash restructuring and other charges                                    --              57,865           40,775
   Common stock to be issued                                                   --              12,022               --
   Loss on disposal of fixed assets                                           258                  --               --
(Increase) decrease in assets:
   Accounts receivable                                                     56,698              (5,471)          (20,171)
   Allowance for doubtful accounts                                         (6,269)              5,954               426
   Inventories                                                                811             (27,140)           (1,058)
   Prepaid expenses and other current assets                                1,970                (862)            1,739
   Income tax receivable                                                        5               8,564               468
   Deferred income taxes                                                       --               8,400            11,248
   Increase (decrease) in liabilities:
   Accounts payable                                                       (19,874)             33,843             3,470
   Accrued payroll and related expenses                                    (3,007)             (1,871)           (1,441)
   Accrued warranty costs                                                  (2,582)                915            (1,584)
   Other accrued liabilities                                               (8,235)              5,270            (4,039)
   Accrued restructuring and other charges                                (16,588)            (13,601)           (6,117)
   Accrued income taxes                                                       562                 428            (1,534)
                                                                         --------            --------          ----------
   Total adjustments                                                      (15,436)             89,005            39,188
                                                                         --------            --------          ----------
   Net cash used in operating activities                                  (16,411)            (42,737)          (38,287)
                                                                         --------            --------          ----------
Cash flows from investing activities:
Capital expenditures                                                         (175)             (1,894)           (3,460)
Deposits and other assets                                                     467                (238)               71
Net proceeds from the sale of the Color Server Group                       20,163                  --                --
Purchase of short-term investments                                             --                  --            (2,002)
   Proceeds from sale of short-term investments                                --                  --            18,395
                                                                         --------            --------          ----------
   Net cash provided by (used in) investing activities                     20,455              (2,132)           13,004
                                                                         --------            --------          ----------
Cash flows from financing activities:
   Principal payments of short-term borrowings, net                        (4,782)             11,394            15,275
   Principal payments of long-term borrowings, net                             --                  --               (43)
Issuance of common stock                                                      430              23,917             3,214
   Principal payments under capital leases                                 (1,478)             (1,679)           (1,179)
                                                                         --------            --------          ----------
    Net cash provided by (used in)
      financing activities                                                 (5,830)             33,632            17,267
                                                                         --------            --------          ----------
Net decrease in cash and cash equivalents                                  (1,786)            (11,237)           (8,016)
Cash and cash equivalents, beginning of period                              4,760              15,997            24,013
                                                                         --------            --------          ----------
Cash and cash equivalents, end of period                                  $ 2,974             $ 4,760          $ 15,997
                                                                         --------            --------          ----------
                                                                         --------            --------          ----------


See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Radius Inc. ("Radius") and its wholly-owned subsidiaries after elimination of significant intercompany transactions and balances.


     Radius and SuperMac Technologies, Inc. ("SuperMac") merged into the combined company (the "Company") effective August 31, 1994 (the "Merger"), which was accounted for as a pooling of interests.



FINANCIAL STATEMENTS ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Such estimates include the level of allowance for potentially uncollectible receivables and sales returns; inventory reserves for obsolete, slow-moving, or non-salable inventory; and estimated cost for installation, warranty and other customer support obligations. Actual results could differ from these estimates.

MANAGEMENT'S BUSINESS RECOVERY PLANS


     As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses. In addition, as of September 30, 1996, the Company was not in compliance with all of the financial covenants under its credit agreement.



     The Company's relatively limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to procure and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources.



     During fiscal 1996, management implemented a number of actions to address its cash flow and operating issues including: restructuring its outstanding indebtedness to trade creditors and its secured creditor, refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting a number of businesses and product lines; significantly reducing expenses and headcount; and subleasing all or a portion of its current facility lease given its reduced occupancy requirements.



     During fiscal 1997, additional funds may be needed to finance ongoing operations and to implement the Company's development plans and for other purposes. The Company plans to generate cash by divesting certain liquid assets and is investigating possible financing and strategic partnering opportunities. Regarding the Company's Splash Technology Holdings, Inc. securities, these securities are "restricted securities" under Rule 144 promulgated under the Securities Act and will become available for sale in January, 1998, subject to certain volume, manner of sale, notice and availability of public information requirements of such rule. However, the Company has certain registration rights with respect to those securities commencing in April, 1997. The closing price of Splash common stock on December 31, 1996 was $21 per share resulting in an estimated total value of approximately $36 million. There can be no assurance the Company will be able to realize this value in the Splash securities or that such financing or strategic partnering opportunities will materialize. There can also be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

FISCAL YEAR


     The Company's fiscal year ends on the Saturday closest to September 30 and includes 52 weeks in all fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods in this Form 10-K are reported as ending on a calendar month end.


FOREIGN CURRENCY TRANSLATION


     The Company translates the assets and liabilities of its foreign subsidiaries into dollars at the rates of exchange in effect at the end of the period and translates revenues and expenses using rates in effect during the period. Gains and losses from these balance sheet translations are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains or losses, which are included in the results of operations, are not material.


INVENTORIES


     Inventories are stated at the lower of cost or market. The Company reviews the levels of its inventory in light of current and forecasted demand to identify and provide write down reserves for obsolete, slow-moving, or non-salable inventory. Cost is determined using standard costs that approximate cost on a first-in, first-out basis. Inventories consist of the following (in thousands):



   September 30                                      1996          1995
                                                     ----          ----

   Raw materials                                   $  124      $  1,559
   Work in process                                  4,488         2,258
   Finished goods                                   8,240        11,254
                                                  -------      --------
                                                 $ 12,852      $ 15,071
                                                  -------      --------
                                                  -------      --------


Property and equipment

Property and equipment is stated at cost and consists of the following (in thousands):


   September 30                                      1996          1995
                                                     ----          ----

   Computer equipment                            $ 18,091      $ 17,429
   Machinery and equipment                         10,660        12,335
   Furniture and fixtures                           5,793         6,023
   Leasehold improvements                             770         1,084
                                                  -------      --------
                                                   35,314        36,871
   Less accumulated depreciation
     and amortization                             (33,819)      (33,840)
                                                  -------      --------
                                                  $ 1,495       $ 3,031
                                                  -------      --------
                                                  -------      --------


     Depreciation has been provided for using the straight-line method over estimated useful lives of three to five years. Equipment under capital leases and leasehold improvements are being amortized on the straight-line method over six years or the remaining lease term, whichever is shorter.

LONG-LIVED ASSETS

     In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

REVENUE RECOGNITION


     Revenue is recognized when products are shipped. Sales to certain resellers are subject to agreements allowing certain rights of return and price protection on unsold merchandise held by these resellers. The Company provides for estimated returns at the time of shipment and for price protection following price declines. Revenues earned under royalty or commission agreements is recognized in the period in which it is earned.\


WARRANTY EXPENSE

     The Company provides at the time of sale for the estimated cost to repair or replace products under warranty. The warranty period commences on the end user date of purchase and is normally one year for displays and digital video products and for the life of the product for graphics cards.


ADVERTISING EXPENSES



     The Company expenses advertising expenses as incurred.


INCOME TAXES


     The Company accounts for income taxes using FASB Statement 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.






NET LOSS PER SHARE


     Net loss per share is computed using the weighted average number of common shares outstanding.


     Assuming the conversion of accounts payable and other creditor debt into common stock in the fourth quarter of fiscal 1996 had occurred at the beginning of fiscal 1996, the supplemental loss per share would have been $0.02 per share.


CASH AND CASH EQUIVALENTS


     The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments. Cash equivalents are carried at cost which approximates market. There were no short-term investments as of September 30, 1996 or 1995. Approximately $0.6 million of the $3.0 million of cash available at September 30, 1996 was restricted under various letters of credit.


OFF BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK

     The Company sells its products to direct computer resellers in the United States and to distributors in various foreign countries. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.


     The Company also hedges substantially all of its trade accounts receivable denominated in foreign currency through the use of foreign currency forward exchange contracts based on firm third party commitments. Gains and losses associated with currency rate changes on forward contracts are recognized in the consolidated statements of operations upon contract settlement and were not material. At September 30, 1996, the Company had no forward contracts.



RELATED PARTIES



     IBM Credit is a related party as a result of its ownership interests in the Company. See Notes 2, 11 and 12. Also, during the calendar year 1995, IBM Credits parent corporation, International Business Machines Corporation, manufactured systems products (specifically Mac clones) for the Company for which it was paid approximately $20 million through the IBM credit facility.



     In addition, SCI Technology, Inc. ("SCI") and Mitsubishi Electronics America, Inc. ("Mitsubishi") are related parties due to board membership and/or stock ownership with respect to the Company. SCI and

Mitsubishi are suppliers to the Company. During fiscal 1996, 1995 and 1994 purchases from SCI were approximately $25.2 million, $10.0 million and $0, respectively, and purchases from Mitsubishi were approximately $14.1 million, $30.0 million and $10.0 million, respectively. As of September 30, 1996 and 1995, the Company had accounts payable amounting to approximately $0.1 million and $5.3 million to SCI, respectively, and approximately $0.0 million and $6.6 million to Mitsubishi, respectively.



     In fiscal 1994, the Company acquired shares of preferred stock of Portrait Display Labs ("PDL") and a warrant to purchase additional shares of PDL preferred stock in exchange for the cancellation of certain rights held by the Company to purchase all of the outstanding equity securities or assets of the predecessor entity to PDL. The warrant permitted the purchase of approximately an additional 10% interest in PDL. The Company also was granted one seat on PDL's Board of Directors. In addition, the Company licensed PDL certain pivot display technology in exchange for the payment of royalties. Product revenues were approximately $5.0 million in fiscal 1994. In fiscal 1995, the Company exercised the warrant for an additional 10% interest in PDL in exchange for cancellation of approximately $945,000 in accounts receivable. There were no product revenues for the fiscal 1995 to this related party. The receivable from PDL at September 30, 1995 was approximately $980,000. In fiscal 1996, the Company signed a series of additional agreements with Portrait Display Labs, see Note 11 to the Consolidated Financial Statements.



     FAIR VALUE DISCLOSURES. The carrying values and fair values of various financial instruments are summarized as follows as of September 30, 1996 (inthousands):



                                 Carrying Value                      Fair Value
                                 --------------                      ----------
Cash and cash equivalents              $  2,974                        $  2,974
Investment in Splash Technology
   Holdings, Inc. (See Note 11)          19,152                          19,152
Short-term Borrowings                    (1,922)                         (1,922)
Long-term Borrowings                    (21,940)                        (21,940)
IBM Credit Option on
   Splash Shares (See Note 11)                0                          (1,915)



     The fair value of short-term and long-term borrowings are estimated to approximate their carrying value as the borrowings are subject to variable interest rates.



     Estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.


NOTE TWO.  BORROWINGS

LINE OF CREDIT ARRANGEMENT


     In February 1995, the Company and IBM Credit Corp. ("IBM Credit") entered into a $30.0 million Inventory and Working Capital Financing Agreement (the "Loan Agreement"). The Loan Agreement permits advances for inventory and working capital up to the lesser of $30.0 million or 85% of eligible receivables ("Inventory and Working Capital Advances"). In September 1995, IBM Credit advanced an additional $20.0 million under the Loan Agreement to finance the manufacturing of the Company's MacOS compatible products (the "MacOS Advances").






     Immediately prior to the consummation of the restructuring of its unsecured and secured debt in September 1996 (the "Plan"), amounts outstanding to IBM Credit were approximately $26.4 million. In connection with the Plan, IBM Credit received 750,000 shares of the Company's Series A Convertible Preferred Stock and warrants to purchase 600,000 shares of Common Stock in consideration of the cancellation of $3.0 million of indebtedness to IBM Credit and for an additional advance of approximately $470,000. In addition, IBM Credit has restructured the terms of the remaining approximately $23.4 million indebtedness into a working line of credit and a term loan. Amounts outstanding under the term loan bear interest at a rate of prime rate plus 3.25% and amounts outstanding under the working line of credit bear interest at a rate of prime rate plus 2.25%. The Company has an up to $5.0 million working line of credit and IBM Credit will extend advances under this line of credit in an amount not to exceed the borrowing base (which is defined as (i) the lesser of 10% of the gross value of eligible inventory or $500,000; plus (ii) 80% of the Company's eligible domestic accounts receivable; plus (iii) the lesser of 50% of the gross value of certain eligible Japanese and European accounts receivable or $500,000). The $470,000 advanced by IBM Credit pursuant to the Plan is included in this working line of credit but will not be included in the calculation of the borrowing base. The initial amount of current indebtedness to be outstanding under this line of credit is $1.5 million, the amount of the borrowing base on the date of the closing of the restructured loan. The remaining $21.9 million balance of the Company's indebtedness to IBM Credit has been converted to a four-year term loan. Principal on such term loan will be repaid on a mandatory prepayment schedule. The restructured loan with IBM Credit is subject to mandatory prepayment as follows: (i) upon the disposition of any assets of the Company outside of the ordinary course of business, all net proceeds to the Company must be applied towards the Company's obligations under the loan; (ii) upon the closing of any financing, 10% of the proceeds must be applied towards the Company's obligations under the loan; (iii) upon the thirtieth day following the end of each fiscal quarter, an amount of no less than 50% of operating cash flow for such prior fiscal quarter must be applied towards the Company's obligations under the loan; and (iv) upon the receipt of any other amounts other than sales of inventory or used or obsolete equipment in the ordinary course of business, and not otherwise described in the preceding clause (i) -
(iii), all of such amounts must be applied towards the Company's obligations under the loan. If the Company's obligations under the term loan, as well as finance charges and amounts outstanding in excess of the "borrowing base" (described above) under the working line of credit, are repaid, IBM Credit can require such proceeds to be applied towards a redemption of the Series A Convertible Preferred Stock. In addition, the Company is required to deposit its revenues in accounts controlled by IBM Credit. At any time, regardless of whether the Company is in default of its obligations to IBM Credit, IBM Credit is permitted to apply these amounts towards the repayment of any of the Company's obligations to IBM Credit. As a result of IBM Credit's control over the Company's cash flow, including payment of dividends, and these prepayment and redemption provisions, together with the other terms and covenants of the restructured loan agreement, the Company's ability to generate working capital or to undertake a variety of other merger, disposition or financing activities will be substantially restricted.



     As of September 30, 1996, approximately $23.8 million was outstanding under the Loan Agreement consisting of $21.9 million in term loan and approximately $1.9 million in working line of credit. The $21.9 million in term loan is included in long-term borrowings in the Consolidated Financial Statements and the $1.9 million working line of credit is included in short-term borrowings in the Consolidated Financial Statements.



     The Company has granted to IBM Credit a security interest in substantially all of its assets to secure the Company's various obligations to IBM Credit. The Company has also granted to Mitsubishi Electronics a security interest (securing an amount up to $4.4 million) in all of the Company's technology and intellectual property rights related to and incorporated into the Company's PressView products.



     As of September 30, 1996, the Company was not in compliance with all of the financial covenants under the Loan Agreement (specifically, revenues to working capital ratio, net profits to revenues ratio, and working capital); however, IBM Credit has waived such defaults. See Notes 11 and 12 to the Consolidated Financial Statements.



     In addition, the Company entered into a Business Loan Agreement on March 20, 1995 with Silicon Valley Bank. The agreement, which expired on March 19, 1996, allowed the Company to issue letters of credit as a sub-facility under a $5.0 million foreign accounts receivable revolving line of credit subject to an interest rate of up to the prime rate plus 1.25%. The amounts outstanding under this agreement were repaid in January 1996. The weighted average interest rates in fiscal 1996 and 1995 were 2.1% and 13.0%, respectively.





     One of the Company's subsidiaries had a revolving line of credit with a bank in Japan, the outstanding balance having been paid in full during the third quarter of fiscal 1996. The weighted average interest rates in fiscal 1996 and 1995 were 9.93% and 4.9%, respectively.

NOTE THREE.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases facilities under operating leases and certain computer equipment and office furniture under capital leases. Depreciation expense for assets under capital leases is included in depreciation and amortization expense. The cost and net book value of these capitalized lease assets included in property and equipment are (in thousands):


At September 30,                              Cost          Net Book Value
                                              ----          --------------
1996                                       $ 7,437               $ 250
1995                                         7,437               2,642


     Future minimum lease payments at September 30, 1996, under capital leases and noncancelable operating leases are as follows (in thousands):




                                                                   Gross                                     Net
                                          Capital                Operating              Sublease          Operating
                                          Leases                   Leases               Income              Leases
                                          ------                   ------               ------              ------
1997                                      $1,138                   $1,735               $1,154                $581
1998                                         280                    1,104                  842                 262
1999                                                                  157                  155                   2
                                          ------                   ------               ------              ------
Total Minimum Lease Payments               1,418                    2,996                                     $845
Total sublease income                                                                   $2,151
Amount representing interest                 (71)

Present value of minimum lease payments    1,347
Amount due within one year                (1,074)
                                          -------
Amount due after one year                   $273
                                          =======




     Rent expense charged to operations amounted to approximately $1.5 million, $3.5 million and $3.0 million for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. The rent expense amounts for fiscal 1996, 1995 and 1994 exclude a provision for remaining lease obligations on excess facilities. See Note 8 of Notes to the Consolidated Financial Statements.



     Sublease income for fiscal 1996, 1995 and 1994 was approximately $1.2 million, $0.6 million and $0.1 million, respectively.


CONTINGENCIES





     (a) On November 16, 1995, Electronics for Imaging, Inc. (EFI(2)) filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which of the Company's products allegedly infringe the patent, subsequent pleading indicates that EFI alleges that the Company's Color Server products allegedly infringe. In January
1996, the Company completed the divestiture of the Color Server Group.



     The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. EFI's motion to dismiss or sever the Company's amended counterclaims was granted in part and the ruling permitted the Company to file an amended counterclaim for antitrust violations. The Company has filed an amended antitrust claim. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, although the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company, the costs of defense, regardless of outcome, may have a material adverse effect on the results of operations or financial position of the Company. In addition, in connection with the divestiture of its Color

Server business, the Company has certain indemnification obligations for which approximately $2.3 million remains held in escrow to secure such obligations in the event that the purchaser suffers any losses resulting from such litigation.






     (b) The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertised that the viewing areas of their computer monitors are larger than in fact they are.



     The Company was served with the Shapiro complaint on August 22, 1995 and was served with the Maizes complaint on January 5, 1996. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. An amended consolidated complaint was filed on March 26, 1996. Discovery proceedings are scheduled to begin. The Company believes it has meritorious defenses to the plaintiffs' claims and is defending them vigorously. Extended settlement discussions began in connection with a successful demurrer in the California case. Such discussions have been complicated by the refusal of a small number of the defendants to participate in the proposed settlement. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases may have a material adverse effect on the results of operations or financial position of the Company in the financial period in which they are resolved. In addition, whether or not the eventual outcomes of these cases have a material adverse effect on the results of operations or financial condition of the Company, the costs of defense, regardless of outcome, may have a material adverse effect on the results of operations and financial condition of the Company.



     (c) On April 17, 1996, the Company was served with a complaint filed by Colorox Corporation ("Colorox"), in the Circuit Court of the State of Oregon, County of Multnomah, case no. 9604-02481, which alleges that the Company breached an alleged oral contract to sell its dye sublimation printer business to Colorox for $200,000, and seeks both specific performance of the alleged contract and alleged damages of $2.5 million. The Company believes it has meritorious defenses to the plaintiff's claims and intends to defend them vigorously. Nevertheless, the costs of defense, regardless of outcome, could have an adverse effect on the results of operations and financial condition of the Company.



     (d) The Company is involved in a number of other judicial and administrative proceedings incidental to its business. The Company intends to defend such lawsuits vigorously and although adverse decisions (or settlements) may occur in one or more of such cases, the final resolution of these lawsuits, individually or in the aggregate, is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing of an unfavorable resolution of these lawsuits, it is possible that the Company's future results of operations or cash flows could be materially adversely affected in a particular period. In addition, the costs of defense -- regardless of the outcome -- could have a material adverse effect on the results of operations and financial condition of the Company.



     (e) In September 1992, the Company and certain of its officers and directors were named as defendants in a securities class action litigation brought in the United States District Court for the Northern District of California that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, expert witness fees and costs, and equitable relief. In July 1994, SuperMac and certain of its officers and directors, several venture capital firms and several of the underwriters of SuperMac's May 1992 initial public offering and its February 1993 secondary offering were named as defendants in a class action litigation brought in the same court that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, experts' fees and costs, and equitable relief (including the imposition of a constructive trust on the proceeds of defendants' trading activities).



     In June 1995, the Court approved the settlement of both litigations and entered a Final Judgment and Order of Dismissal. Under the settlement of the litigation brought in 1992 against the Company, the Company's insurance carrier paid $3.7 million in cash and the Company is required to issue 128,695 shares of its Common

Stock to a class action settlement fund. In the settlement of the litigation brought in 1994 against SuperMac, the Company paid $250,000 in cash and is required to issue into a class action settlement fund 707,609 shares of its Common Stock. The number of shares required to be issued by the Company increased by 100,000 since the price of the Common Stock was below $12 per share during the 60-day period following the initial issuance of shares. In connection with these settlements, the Company recorded a charge of $12.4 million in the Consolidated Financial Statements reflecting settlement costs not covered by insurance as well as related legal fees.






     As of September 30, 1996, the Company had issued 836,674 of its Common Stock due to the settlement and 99,630 shares remained to be issued.



NOTE FOUR.  CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY



SERIES A CONVERTIBLE PREFERRED STOCK



     The dividend, liquidation and certain redemption features of the Series A Convertible Preferred Stock, each of which is discussed in greater detail below, are determined by reference to the Liquidation Price of the Series A Convertible Preferred Stock, which is defined in the aggregate as $3.0 million plus any accrued but unpaid dividends.



     Dividends on the Series A Convertible Preferred Stock accrue cumulatively at a rate of 10% per annum of the Liquidation Price and are payable on a quarterly basis in cash or in shares of Common Stock, at the Company's discretion. The Series A Convertible Preferred Stock ranks senior to any other Preferred Stock and the Common Stock with respect to the declaration and payment of dividends.



     Upon dissolution, liquidation or winding up of the Company, holders of the Series A Convertible Preferred Stock will be entitled to receive from the assets of the Company available for distribution to shareholders an amount in cash or property or a combination thereof per share equal to the Liquidation Price. The Series A Convertible Preferred Stock ranks senior to the Common Stock and any other Preferred Stock which may subsequently be issued with respect to the receipt of liquidation proceeds.



     The Series A Convertible Preferred Stock is redeemable at the option of holders of a majority of the shares of Series A Convertible Preferred Stock at the Liquidation Price as of the date of redemption upon the sale by the Company of any part of the Company's interest in Splash Technology Holdings, Inc. or its other portfolio interests, upon the occurrence of certain extraordinary events such as the sale or disposition of the Company's other portfolio interests or the sale of some or all of its operating assets, the sale of the Company's inventory outside of the ordinary course of business or the merger or consolidation of the Company with another entity.



     The Series A Convertible Preferred Stock will vote on all matters submitted to a vote of the Company's shareholders together as a single class with all other classes of the Company's capital stock with each share of Series A Convertible Preferred Stock having the number of votes which would be cast if such shares were converted at the option of the holders into Common Stock on the day prior to the date of the vote except as otherwise required by applicable law.



     The Series A Convertible Preferred Stock will be convertible from time to time, in whole or in part, at the option of the holder, into an aggregate of 5,523,030 shares of Common Stock with each share being convertible into
7.364 shares of Common Stock, subject to adjustment in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.



     The Series A Convertible Preferred Stock is automatically convertible at any time 90 days after the effective date of a Registration Statement declared effective in November 1996 in the event that the trading price of the Company's Common Stock exceeds, for a period of 15 consecutive trading days, a price per share equal to $0.5432. Upon such a conversion, the Series A Convertible Preferred Stock would be convertible into an aggregate of 6,075,353 shares of Common Stock (or 8.1004 shares of Common Stock for each share of

Series A Convertible Preferred Stock). No more than 93,750 shares of Series A Convertible Preferred Stock may be so converted in any fiscal quarter.


COMMON STOCK

     In June 1995, the Company sold approximately 2.5 million shares of its Common Stock in a series of private placements to a small number of investors unaffiliated with the Company. Proceeds from the offering, net of commission and other related expenses were $21.4 million. The net proceeds were used for working capital.

STOCK OPTIONS


     The Company's 1986 Stock Option Plan, as amended (the "1986 Plan"), authorized the issuance of up to 2,975,000 shares of common stock upon the exercise of incentive stock options or nonqualified stock options that may be granted to officers, employees (including directors who are also employees), consultants and independent contractors. Under the plan, options are exercisable for a term of up to ten years after issuance. Options may be granted at prices ranging from 50% to 100% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Vesting of shares is also determined by the Board of Directors at the date of grant. The 1986 Plan expired in October 1996. Outstanding grants of options to purchase 779,274 shares of Common Stock continue to be exercisable according to the terms of the grant, however, and all unused shares under the 1986 Plan are reserved for issuance under the 1995 Stock Option Plan.



     The Company's 1995 Stock Option Plan (the "1995 Plan") authorizes the issuance of up to 1,780,305 shares of common stock upon the exercise of incentive stock options or nonqualified stock options that may be granted to officers, employees (including directors who are also employees), consultants and independent contractors. Shares available for grant under the 1995 Stock Option Plan include 930,305 shares which were not issued under the 1986 Stock Option Plan. Under the 1995 Plan, options are exercisable for a term of up to ten years after issuance. Options may be granted at prices ranging from 85% to 100% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Vesting of shares is also determined by the Board of Directors at the date of grant. As of September 30, 1996, 87,522 options were outstanding under the 1995 Plan. The 1995 Plan will expire in December 2005.



     On August 31, 1994, pursuant to the Merger, Radius assumed 975,239 outstanding options originally issued under the SuperMac 1988 Stock Option Plan (the "SuperMac Plan"). These options will be administered in accordance with the SuperMac Plan until all options are exercised or expired. As of September 30, 1996, 18,701 Options remain outstanding under this Plan. Under the SuperMac Plan, options are exercisable for a term of up to ten years after issuance.



     The following table summarizes the consolidated activity under the 1986 Plan, the 1995 Plan and the SuperMac Plan:



                                                   September 30,
                                    ------------------------------------------
                                         1996            1995          1994
                                         ----            ----          ----
Outstanding at beginning of year       1,697,535       2,042,481    2,208,783
Granted                                1,178,095         707,590      892,131
Exercised                               (111,522)       (213,791)    (294,042)
Canceled                              (1,878,611)       (838,745)    (764,391)
                                     ------------     -----------   ----------
Outstanding at September 30              885,497       1,697,535    2,042,481
                                     ============   =============  ==========
Price range at September 30          $1.28-10.56    $0.42-$28.96  $0.42-$32.18
                                     ============   =============  ==========
Price range of options exercised     $1.36-$2.37    $0.42-$13.13  $0.42-$13.13
                                     ============   =============  ==========
Exercisable at September 30              322,492       1,325,222      706,474
                                     ============   =============  ==========
Available for grant at September 30    1,695,331         415,586      281,726
                                     ============   =============  ==========

     The fiscal 1994 period includes the Radius activity for fiscal year ended September 30, 1994 and SuperMac activity for the nine months ended September 30, 1994.



     The Company has also reserved 173,126 shares of common stock for issuance to non-employee directors pursuant to options granted under the 1994 Directors' Stock Option Plan (the "1994 Plan"), including 73,126 shares which were not issued under the Company's 1990 Directors Stock Option Plan. Such options may only be nonqualified stock options, must be exercised within ten years from the date of grant, and must be granted in accordance with a non-discretionary formula. Under this formula, each new director receives an option to purchase 10,000 shares when that director is first appointed to the Board and an option to purchase 2,500 shares on each anniversary of such director's appointment. As of September 30, 1996, 5,938 options were outstanding under this plan at exercise prices ranging from $7.4375 to $12.00 per share. None of the options granted under the 1994 Plan are exercisable at September 30, 1996.



     Prior to the approval of the 1994 Plan, the 1990 Directors' Stock Option Plan (the "Prior Plan") was in effect. As of September 30, 1996, the Prior Plan had 26,874 options outstanding at prices ranging from $8.00 to $17.25. Such options are nonqualified stock options, must be exercised within five years from the date of grant, and were granted in accordance with a non-discretionary formula. Options unissued under the Prior Plan become available for grant under the 1994 Plan.



     In March 1993, the Company granted a nonqualified stock option to one officer to purchase a total of 250,000 shares of common stock outside the Company's 1986 Stock Option Plan at an exercise price of $7.75 per share. This option is exercisable for a term of ten years and vests over a fifty month period commencing on the date of grant. During fiscal 1994, 150 of these shares were exercised by the officer, and as of September 30, 1996 an additional 209,850 shares were exercisable.



     In June 1995, the Company repriced approximately 232,000 of then outstanding options to an exercise price of $12.00 per share, the fair market value of the Company's common stock on the date of the repricing.



     In December 1995, the Company repriced approximately 930,000 of then outstanding options for an exercise price of $2.375 per share, the fair market value of the Company's common stock on the date of repricing.


EMPLOYEE STOCK PURCHASE PLAN


     The Company has an employee stock purchase plan under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of its fair market value as of certain specified dates. Stock purchases under this plan are limited to 10% of an employee's compensation, and in no event may exceed $21,250 per year. Under this plan a total of 650,000 shares of common stock have been reserved for issuance to employees. At September 30, 1996, 146,824 shares remain available for issuance under the plan.


EMPLOYEE STOCK PLANS

     The Company accounts for its stock option plans and the Employee Stock Purchase Plan in accordance with provisions of the accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provision of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

NOTE FIVE.  FEDERAL AND STATE INCOME TAXES


The provision (benefit) for income taxes consists of the following:


                                    1996          1995          1994
                                    ----          ----          ----
For years ended September 30
(in thousands)

Federal:

   Current                         $  -         $    -      $  (12,583)
   Deferred                           -          7,170          12,311
                                   ----         ------      ----------
                                      -          7,170            (272)
Foreign:

   Current                          765            650             376
                                   ----         ------      ----------

State:

   Current                           50             20          (3,641)
   Deferred                           -          1,230          (1,063)
                                   ----         ------      ----------
                                     50          1,250          (4,704)
                                   ----         ------      ----------
                                  $ 815        $ 9,070       $  (4,600)
                                   ----         ------      ----------
                                   ----         ------      ----------


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                              1996          1995
                                              ----          ----
For years ended September 30
(in thousands)

Deferred tax assets:

   Net operating loss carryovers            $ 25,232     $  26,079
   Inventory valuation differences             6,364         3,926
   Restructuring reserves                      3,536        22,995
   Reserves and accruals not currently
     tax deductible                            3,424        20,891
   Depreciation                                2,390         3,787
   Capitalized research & development
     expenditures                              2,144         2,113
   Credit carryovers                               -         5,807
   Other                                       2,703             -
                                            --------     ---------
   Total deferred tax assets                  45,793        85,598
                                            --------     ---------
   Valuation allowance for deferred
     tax assets                              (38,295)      (85,086)
                                            --------     ---------
   Deferred tax assets                      $  7,498     $     512
                                            --------     ---------
                                            --------     ---------

Deferred tax liabilities:

   Valuation of investment portfolio        $  7,498             -
                                            --------     ---------
   Other                                           -           512
   Total deferred tax liabilities              7,498           512
                                            --------     ---------
   Net deferred tax assets                  $      -     $       -
                                            --------     ---------
                                            --------     ---------




     FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in prior years and as a result of the material changes in operations, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:


                                    1996          1995          1994
                                    ----          ----          ----
For years ended September 30
(in thousands)

Expected tax at statutory rate     $  (56)     $ (42,935)    $ (28,726)
Change in valuation allowance         241         49,820        26,724
State income tax, net of federal
  tax benefit                          50          1,250        (3,105)
Non-deductible merger costs             -              -         1,054
Non-deductible charge for purchased
  research and development              -              -           763
Other                                 580            935        (1,310)
                                   ------      ---------     ---------
                                   $  815      $   9,070     $  (4,600)
                                   ------      ---------     ---------
                                   ------      ---------     ---------



     As of September 30, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $60,000,000 and $56,000,000, respectively. The federal loss carryforwards will expire beginning in 2011, if not utilized and the state loss carryforwards will expire beginning in 2007, if not utilized.



     As a result of the issuance of Common Stock and Series A Convertible Preferred Stock in exchange for certain liabilities of the Company in September 1996, the Company experienced a "change in ownership" as defined under Section 382 of the Internal Revenue Code. Accordingly, utilization of net operating loss and tax credit carryforwards will be subject to an annual limitation of approximately $2.0 million due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions, except under limted circumstances. This limitation will result in the expiration of all of the tax credit carryforwards and a substantial portion of the net operating loss carryforwards.


NOTE SIX.  STATEMENTS OF CASH FLOWS


                                             1996         1995          1994
                                             ----         ----          ----
For years ended September 30,
   (in thousands)

   Supplemental disclosure of cash
     flow information:

   Cash paid (received) during the year for:

   Interest                               $  3,792      $  1,620     $    812
                                          --------      --------     --------
                                          --------      --------     --------
   Income taxes                           $    253      $ (8,370)    $ (8,295)
                                          --------      --------     --------
                                          --------      --------     --------
   Supplemental schedule of noncash
     investing and financing activities:
   Common and preferred stock issued
     to creditors                         $ 45,503      $      -     $      -
                                          --------      --------     --------
                                          --------      --------     --------
   Conversion of short-term borrowings
     to long-term borrowings              $ 21,940      $      -     $      -
                                          --------      --------     --------
                                          --------      --------     --------
   Retirement of fully and partially
     depreciated assets                   $      -      $  4,459     $  6,025
                                          --------      --------     --------
                                          --------      --------     --------

Tax benefit from stock options exercised  $      -      $      -     $    425
                                          --------      --------     --------
                                          --------      --------     --------

Equipment acquired pursuant to
 capital leases                           $      -      $      -     $  2,000
                                          --------      --------     --------
                                          --------      --------     --------

Common stock issued pursuant to
 VideoFusion agreement                    $      -      $  2,857     $      -
                                          --------      --------     --------
                                          --------      --------     --------

NOTE SEVEN.  EXPORT SALES AND MAJOR CUSTOMERS


     The Company currently operates in one principal industry segment: the design, assembling and marketing of color publishing and digital video computer products. The Company is highly dependent on the success of Apple products as the Company's products are designed to provide additional functionality to Apple products. The Company's export sales were approximately $45.8 million, $124.5 million and $112.1 million in the fiscal years ended September 30, 1996, 1995 and 1994, respectively, and included export sales to Europe of approximately $21.2 million, $57.3 million and $60.6 million, respectively. The Pacific, Asia, and Latin America region sales were approximately $24.6 million, $67.2 million and $51.4 million for fiscal years ended September 30, 1996, 1995 and 1994, respectively. During fiscal 1996, the Company entered into exclusive distributor arrangements with respect to Japan and Europe. In the future, the Company will earn royalties and commissions under such arrangements.



     One customer accounted for approximately 34.3%, 34.0% and 13.5% of the Company's net sales during the years ended September 30, 1996, 1995 and 1994, respectively.


NOTE EIGHT.  RESTRUCTURING AND OTHER CHARGES




RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES


     In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the merger of Radius and SuperMac (the "Merger"). These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of September 30, 1996 are as follows (in thousands):



                                                Representing
                                         --------------------------
                                                                Cash Outlays
                                                        --------------------
                                                  Asset
                                Provision   Write-Downs   Completed   Future
Adjust inventory levels         $  22,296      $ 19,200    $  3,096    $   -
Excess facilities                   2,790           400       2,346       44
Revision of the operations
  business model                    9,061         7,078       1,983        -
Employee severance                  6,311             -       6,311        -
Merger related costs                2,949             -       2,949        -
                                ---------      --------    --------    -----
Total charges                   $  43,407      $ 26,678    $ 16,685    $  44



     The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarter and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger
transaction, such as legal, investment banking and accounting fees.   The
Company had spent approximately $16.7 of cash for restructuring through
September 1996.   The Company has substantially completed this restructuring.
During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES


     In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to refocus its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, it included expenses related to the cancellation of open purchase orders, excess facilities and severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of September 30, 1996 are as follows (in thousands):



                                                Representing
                                         --------------------------
                                                                Cash Outlays
                                                        --------------------
                                                  Asset
                                Provision   Write-Downs   Completed   Future
Adjust inventory levels         $  33,138     $  32,300     $   838   $    -
Excess facilities                   2,004           404       1,600        -
Cancellation fees and asset
  write-offs                       19,061         5,196      13,800       65
Employee severance                  3,662             -       2,599    1,063
                                ---------     ---------     -------   ------
Total charges                   $  57,865     $  37,900     $18,837   $1,128



     The adjustment of inventory levels reflects the discontinuance of several product lines. Revenues and product margins for significant product lines discontinued were as follows: MacOS-compatible systems were $21.8 million and $(19.2 million), respectively; and low-margin displays $82.9 million and $19.6 million, respectively. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets.
Employee severance costs are related to employees or temporary employees who have been or will be released due to the revised business model. As of December 16, 1996, approximately 230 positions of the 240 total planned had been eliminated in connection with the new business model. The Company has satisfied $18.8 million of the originally anticipated cash outlays for this restructuring as of September 30, 1996 of which approximately $5.0 million represented cash expenditures and approximately $13.8 million represented cancellation of indebtedness or claims in consideration of the issuance of equity in the Company. As of September 30, 1996, the Company had cash of $3.0
million.   See "Management's Business Recovery Plans" at Note 1 to the
Consolidated Financial Statements. During the quarter ended June 30, 1996, approximately $913,000 of restructuring charges were reversed and recorded as an expense reduction due to changes in estimated requirements. The restructuring is substantially completed and remaining cash outlays relate primarily to the restructuring of the Company's international operations.


NOTE NINE.  VIDEOFUSION ACQUISITION

     The Company acquired VideoFusion, Inc. ("VideoFusion") on September 9, 1994. VideoFusion is a developer of advanced digital video special effects software for Apple Macintosh and compatible computers. The Company acquired VideoFusion in exchange for approximately 890,000 shares of the Company's Common Stock, 205,900 shares of which were issued at the closing of the acquisition. The balance of the shares were to be issued in installments over a period of time contingent on the achievement of certain performance milestones and other factors. In addition, the Company was required to pay up to $1.0 million in cash based upon net revenues derived from future sales of products incorporating VideoFusion's technology. The purchase price for VideoFusion, including closing costs and the issuance of shares of Common Stock valued at $500,000 in connection with the achievement of the first milestone was approximately $2.4 million. This amount was allocated to the assets and liabilities of VideoFusion and resulted in identifiable intangibles of approximately $440,000 and an in-process research and development expense of approximately $2.2 million. The intangible asset was to be amortized over two years. The Company recognized the charge of approximately $2.7 million for in-process research and development and other costs associated with the acquisition of VideoFusion during the fourth quarter of fiscal 1994.

     In May 1995, the Company entered into an agreement with the former holders of VideoFusion stock to settle the contingent stock and earnout payments that were originally contemplated. Pursuant to this agreement, the Company issued approximately 212,000 shares, and paid approximately $200,000, to the former holders of VideoFusion stock. These transactions resulted in additional compensation expense of approximately $3.0 million which was recorded in fiscal 1995.

NOTE TEN.  MERGER WITH SUPERMAC TECHNOLOGIES, INC.

     On August 31, 1994, Radius merged with SuperMac in exchange for 6,632,561 shares of Radius' common stock. SuperMac was a designer, manufacturer, and marketer of products that enhanced the power and graphics performance of personal computers. The Merger was accounted for as a pooling of interests, and, accordingly, the Company's Consolidated Financial Statements and Notes to Consolidated Financial Statements have been restated to include the results of SuperMac for all periods presented.

     Separate results of operations for the periods prior to the Merger are as follows (in thousands):


                                                           Merger-
                                                           Related
                                Radius        SuperMac     Expenses    Adjustment    Combined
                                ------        --------     --------    ----------    --------
Year ended September 30, 1994
    Net revenues               $162,922       $164,978     $ (3,095)     $  -        $324,805
    Net loss                    (18,293)       (15,775)     (43,407)        -         (77,475)


The merger related expenses reflect the recording of the merger related restructuring and other charges.


     The results for both the fiscal years ended September 30, 1994 and 1993 include the results of SuperMac's operations for the three months ended December 31, 1993.


     The Company incurred substantial costs in connection with the Merger and consolidation of operations. Included in the accompanying consolidated statement of operations for the year ended September 30, 1994 are merger related expenses totaling $43.4 million consisting primarily of charges for the discontinuance of duplicative product lines and related assets, elimination of duplicative facilities, property and equipment and other assets, and personnel severance costs as well as transaction fees and costs incident to the Merger. See Note 8 of Notes to the Consolidated Financial Statements.


NOTE ELEVEN. BUSINESS DIVESTITURES






     COLOR SERVER GROUP. In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. In fiscal 1996, the Company received approximately $21.0 million in cash and an additional $2.4 million is being maintained in escrow to secure certain indemnification obligations. The Company also received 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock were converted into shares of the Parent's common stock outstanding in connection with the initial public offering of Parent. In June 1996, the Company granted IBM Credit, its secured lender, an option to purchase 428 shares of Series B Preferred (now Parent Common Stock) in connection with the restructuring of the terms of its loan agreement with IBM Credit (Also, see
Note 12, regarding the conversion of accounts payable and other creditor debt to equity in the fourth quarter of fiscal 1996.). These shares of Parent Common Stock have been pledged to IBM Credit. IBM Credit has not exercised its option.



     On October 8, 1996, the Parent completed its initial public offering of common stock which reduced the Company's ownership position to approximately
14.6 percent. Consequently, the investment which will be available for sale, subject to certain market trading restrictions, approximating 1.7 million shares, is accounted for in accordance with FASB
115. The unrealized gain of $19.1 million based upon the initial public offering price of $11.00 per share is recorded, net of deferred taxes (none), as a component of shareholders' equity at September 30, 1996.



     PORTRAIT DISPLAY LABS. In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. The Company did not receive any material amount of payments under such license agreement. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock.



     The cash proceeds were paid to IBM Credit. The shares of PDL Common Stock are pledged to IBM Credit.



     UMAX DATA SYSTEMS, INC. In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief, and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of Common Stock. The cash proceeds were paid to IBM Credit and the shares of UCC Common Stock are pledged to IBM Credit.



     DISPLAY TECHNOLOGIES ELECTROHOME INC. In December 1995, the Company completed the sale of its monochrome display monitor business to Display Technologies Electrohome Inc. ("DTE"). DTE purchased Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius canceled outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.


NOTE TWELVE.  STOCK ISSUED TO CREDITORS


     In September 1996, the Company, IBM Credit and its unsecured creditors consummated a restructuring of the Company's outstanding indebtedness pursuant to which the Company's creditors received equity in satisfaction of their claims (the "Plan"). The Company issued 36,294,198 shares of Common Stock in satisfaction of approximately $45.9 million in unsecured claims (including a $1.0 million reserve for unknown or unresolved claims) and repaid approximately $1.9 million of unsecured claims, most of which were less than $50,000, at an average discount of approximately 75% of the amount of the claim. Of these shares of Common Stock issued pursuant to the Plan, 791,280 were issued to the Radius Creditors Trust for the purpose of satisfying unresolved or unknown claims. As of September 30, 1996, 444,253 shares of Common Stock were held by the Radius Creditors Trust. The Company also issued 750,000 shares of its Series A Convertible Preferred Stock (convertible into an aggregate of 5,523,030 shares of Common Stock, or 6,075,333 shares in certain circumstances) and warrants to purchase 600,000 shares of Common Stock to IBM Credit in satisfaction of $3.0 million indebtedness and in consideration of restructuring its remaining approximately $23.4 million indebtedness to IBM Credit. The Company also issued warrants to purchase 200,000 shares of Common Stock to Mitsubishi in consideration of the extension of open credit terms to the Company. The Company also issued to its unsecured creditors, who received Common Stock, Rights ("Rights") to receive up to an additional 11,046,060 shares of Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock (including 240,824 Rights issued to the Radius Creditors Trust).



     Considering the value of the Common and Preferred Stock issued or issuable to the creditors, the percentage of the Company's ownership issued to the creditors, the large blocks of stock issued to a certain few creditors, Common Stock warrants issued and other costs, such as cash settlements, legal and accounting expenses and the option to IBM Credit to purchase 10% of the Company's investment in Parent, and considering appropriate discounts on the stock issued, the Company concluded that the
value of consideration given up was equal to the indebtedness forgiven.   As
a result, the accompanying financial statements do not include any extraordinary gain or loss resulting from the execution of the Plan.

SCHEDULE II --- VALUATION AND QUALIFYING ACCOUNTS
(In thousands)


                                  Balance at   Charged to   Charged                        Balance
                                  beginning    costs and    to other                       at end of
        Description               of period    expenses     accounts     Deductions(1)     period
        -----------               ---------    ----------   --------     -------------     ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

   Year ended September 30, 1994    $2,018      $1,283         $0           $   753         $2,548

   Year ended September 30, 1995    $2,548      $6,837         $0           $   883         $8,502

   Year ended September 30, 1996    $8,502      $   91         $0           $ 6,461         $2,132

_____________________________

(1)  Uncollectable accounts written off.

               PRO FORMA UNAUDITED FINANCIAL INFORMATION

     In January 1996, the Company completed the sale (the "Disposition") of its Color Server Group ("CSG") to Splash Technology Holdings, Inc. ("Splash"), a corporation formed by various investment entities associated with Summit Partners. The Company received approximately $21.0 million in cash ($2.4 million remains in escrow to secure certain indemnification obligations), and also received 4,282 shares of Splash 6% Series B Redeemable and Convertible Preferred Stock. The net proceeds of the CSG transaction were used to repay certain indebtedness of the Company. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements included elsewhere in this Prospectus for a further description of the CSG transaction.

     The Unaudited Pro Forma Statements of Operations for the nine months ended June 30, 1996 and the twelve months ended September 30, 1995 reflect the elimination of net revenue, cost of sales and operating expenses related to CSG. The Unaudited Pro Forma Statements of Operations assumes that the Disposition and the other referenced events were completed at the beginning of the relevant reporting period.


     No Pro Forma Unaudited Balance Sheet is presented as the Disposition has been reflected in the consolidated balance sheet as of September 30, 1996 included elsewhere herein.


     The pro forma financial information does not purport to be indicative of the results of operations that would actually have been reported had the transaction underlying the pro forma adjustments actually been consummated on such dates or of the results of operations that may be reported by the Company in the future.

     The accompanying pro forma financial information should be read in conjunction with the historical financial statements of the Company and the related notes thereto.

                             RADIUS INC.
      UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                    LESS:
                                  RADIUS INC.    COLOR SERVER         LESS:           TOTAL
                                  CONSOLIDATED      GROUP            INTEREST      AS ADJUSTED
                                  ------------   ------------        --------      -----------
Net revenue                         $90,290         $6,967                           $83,323

Cost of sales                        77,382          4,722                            72,660
                                  -----------    ------------        --------      -----------
Gross margin                         12,908          2,245                            10,663

Operating expenses                   33,364          1,302                            32,062
                                  -----------    ------------        --------      -----------

Operating income (loss)             (20,456)           943                           (21,399)

Other income (expense), net          20,296             --             593 (A)        20,899
                                  -----------    ------------        --------      -----------

Income (loss) before income taxes      (160)           943             593              (510)

Provision for income taxes              815             --              --               815
                                  -----------    ------------        --------      -----------
Net income (loss)                   $  (975)          $943             593            $1,325
                                  -----------    ------------        --------      -----------
                                  -----------    ------------        --------      -----------
Net income per share:

Net income per share                $ (0.05)                                          $(0.06)
                                  -----------    ------------        --------      -----------
                                  -----------    ------------        --------      -----------

Common and common equivalent
shares used in computing net loss
per share                            21,251                                           21,251
                                  -----------    ------------        --------      -----------
                                  -----------    ------------        --------      -----------


              NOTE TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


(A) Reduction of approximately $593,000 interest expense recorded by the Company during the twelve months ended September 30, 1996 to reflect the use of the proceeds to reduce outstanding obligations under the Company's line of credit agreements.

---------------------------------------------------------------------
---------------------------------------------------------------------


     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Available Information................................................      3
Prospectus Summary...................................................      4
The Company..........................................................      5
Risk Factors.........................................................      8
Use of Proceeds......................................................     16
Price Range of Common Stock..........................................     17
Dividend Policy......................................................     17
Selected Consolidated Financial Data.................................     19
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations.........................................     21
Business.............................................................     32
Management...........................................................     39
Certain Transactions.................................................     45
Principal and Selling Securityholders................................     47
Description of Capital Stock.........................................     51`
Plan of Distribution.................................................     54
Legal Matters........................................................     55
Experts..............................................................     55
Financial Statements.................................................    F-1



---------------------------------------------------------------------
---------------------------------------------------------------------



---------------------------------------------------------------------
---------------------------------------------------------------------


                                  RADIUS INC.

                                ---------------

                           SHARES OF COMMON STOCK HAVING
                            AN AGGREGATE MARKET PRICE
                                  OF $600,000

                                ---------------

                     750,000 SHARES OF SERIES A CONVERTIBLE
                                PREFERRED STOCK

                          WARRANTS TO PURCHASE 800,000
                             SHARES OF COMMON STOCK

                        54,293,591 SHARES OF COMMON STOCK




                                ---------------
                                  PROSPECTUS
                                ---------------











                                JANUARY 16, 1997



---------------------------------------------------------------------
---------------------------------------------------------------------